As Filed with the Securities and Exchange Commission on July 31, 2012

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

VR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	8111 (Primary Standard Industrial Classification Code Number)	52-2130901 (I.R.S. Employer Identification No.)

1615 Chester Road, Chester, Maryland 21619 (443) 519-0129 (Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)	Mr. John E. Baker Chief Executive Officer VR Holdings, Inc. 1615 Chester Road, Chester, Maryland 21619 (443) 519-0129 (Name, Address and Telephone Number of Agent for Service)

With a Copy to:
Norman T. Reynolds, Esq.

Norman T. Reynolds Law Firm

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone No.: (713) 503-9411

Telecopier No.: (713) 456-2509

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

i

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

On May 11, 2011, our registration statement filed with the Securities and Exchange Commission and bearing No. 333-166884 on Form S-1 became effective.  This Post-Effective Amendment to our Form S-1 No. 333-166884 is being filed to amend the expiration date of our offering from March 31, 2012, to a date 180 days from the date of the effective date of our amended registration statement, unless we extend the offering for an additional 180 days at our sole discretion.

In addition, we are updating this registration statement to reflect the merger of Litigation Dynamics, Inc., a Texas corporation, and our wholly-owned subsidiary which closed on January 20, 2012.

Except as described above, no other changes have been made to our Form S-1 Registration Statement No. 333-166884.  For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment to Form S-1 sets forth the complete text of Form S-1 rather than just the amended portions thereof.  We have updated the disclosures in this Post-Effective Amendment to speak as of July 31, 2012, to reflect events which occurred at a date later than May 11, 2011.  The filing of this Post-Effective Amendment is not an admission that our Registration Statement No. 333-166884 on Form S-1, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 31, 2012

VR HOLDINGS, INC.

77,897,598 Shares of Common Stock

This prospectus relates to the offering of up to 77,897,598 shares of the common stock of VR Holdings, Inc., a Delaware corporation, $0.000001 par value per share, as follows:

•

The registration for resale of 72,253,252 shares by the selling stockholders identified in this prospectus.  The shares were issued in private placements of our common stock.  Please refer to “Selling Stockholders.”

•

The registration of the issuance of up to 5,644,346 shares of our common stock to various claimants identified in this prospectus.  Please refer to “Prospectus Summary – The Offering” beginning on page 1 of this prospectus and “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders or the claimants.  We will bear all expenses in connection with the registration of all of the shares of our common stock covered by this prospectus.  We are offering the shares to the claimants without the use of any placement agent.

The shares of our common stock offered to the claimants by means of this prospectus will be sold on a “best efforts” basis by John E. Baker, our president, who is not a licensed broker-dealer.  Since Mr. Baker will be selling our shares directly to the claimants, we will not be paying any underwriting discounts or selling commissions.  Likewise, there will be no commissions paid by us in connection with any sales by our selling stockholders as described in this prospectus.  There is no minimum number of shares that we have to sell to the claimants.  There will be no refunds.  Since there will be no funds received by us in connection with the shares offered by this prospectus, there will be no escrow.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings” and “Plan of Distribution.”

This offering will terminate in 180 days from the date of this prospectus, unless we extend the offering for an additional 180 days at our sole discretion.

The selling stockholders will be offering shares of our common stock.  The selling stockholders may sell all or a portion of these shares through registration under the Securities Act of 1933, as amended, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act, from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise for the duration of the offering pursuant to this prospectus.  For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.”

John E. Baker, all of the other selling stockholders, and all of the claimants, and intermediaries through whom the shares of the selling stockholders may be sold are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.  We have agreed to indemnify the selling stockholders and the claimants against certain liabilities, including liabilities under the Securities Act.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “VRHD.OB.”  On July 12, 2012, the closing price of our common stock was $0.51 per share.  As of July 12, 2012, we had 461,789,037 shares of common stock outstanding.

THE SECURITIES OFFERED HERBY INVOLVE A HIGH DEGREE OF RISK.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER “RISK FACTORS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 31, 2012

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary

1

Risk Factors

12

Special Note Regarding Forward-Looking Statements

20

Use Of Proceeds

21

Market Price Of And Dividends On Our Common Equity And Related Stockholder Matters

21

Capitalization

22

Selected Consolidated Financial Data

22

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

23

Business

29

Management

44

Certain Transactions

51

Principal Stockholders

52

Description Of Securities

53

Certain Provisions Of Our Certificate Of Incorporation And Bylaws

54

Shares Eligible For Future Sale

56

Selling Stockholders

57

Plan Of Distribution

59

Legal Matters

61

Experts

61

Reports To Stockholders

61

Where You Can Find More Information

61

Schedule A, The Creditors of Valley Rivet Company, Inc.

62

Schedule B, The Creditors of Transcolor Corp. Described in The Cancer Foundation, Inc. v.
Cerberus Capital Management, LP

69

Schedule C, Other Creditors of Transcolor Corp.

72

Schedule D, Release and Settlement Agreement

73

PROSPECTUS SUMMARY

You should read the entire prospectus carefully, including the more detailed information regarding VR Holdings, Inc., the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and the accompanying notes.  Throughout this prospectus references to “VR Holdings,” “we,” “us” and “our” refer to VR Holdings, Inc., a Delaware corporation, unless otherwise specified or the context otherwise requires.

The Company

VR Holdings, Inc., a Delaware corporation, was incorporated in 1998 to be the parent company of MML, Inc., a Maryland corporation, the parent company of Alleco, Inc., a Maryland corporation, and Allegheny Pepsi Cola Bottling Company, a Maryland corporation, Transcolor Corp., a Maryland corporation, and its subsidiary Valley Rivet Company, Inc., an Illinois corporation, entities owned by MML, Inc. which were in turn controlled by Morton M. Lapides, Sr. and his family.  In November of 1998, Valley Rivet Company was transferred from being a subsidiary of MML, Inc. to being a direct subsidiary of VR Holdings.  VR Holdings itself has never had any operations or employees but has acted as a holding company only.  As of the date of this prospectus, Alleco, Inc., Allegheny Pepsi Cola Bottling Company, Transcolor Corp., Valley Rivet Company, Inc., and MML, Inc. (collectively, the “VR Holdings Subsidiaries”) are no longer active.  Mr. Lapides, along with his wife are the controlling stockholders of Deohge Corp., a Maryland corporation, which is the controlling stockholder of VR Holdings.  See “Principal Stockholders.”

Due to a series of events involving alleged illegal practices by various lenders and other parties, VR Holdings lost control of the VR Holdings Subsidiaries and the loss of an estimated $1.6 billion associated with their operations.  As a result, it was decided by the stockholders of VR Holdings to reorganize VR Holdings, change our business plan, and file a law suit against various lenders and related parties to recover the damages allegedly caused by the alleged illegal activities.  See The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”  If we are successful in our litigation effort in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP going forward our business is expected to consist of a strategy to provide our stockholders with an attractive level of capital growth through investing directly and indirectly in litigation and arbitration cases, claims and disputes.  See “Business - Financing Litigation.”

Currently, the primary function of VR Holdings is to pursue the litigation of The Cancer Foundation v. Cerberus Capital Management, LP and secondarily will be to invest directly and indirectly in litigation and arbitration cases, claims and disputes.  We hope to provide the capital for our intended business plan through the proceeds which we may receive in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation described in this prospectus.  However, if we are not successful in that litigation, we still intend to pursue our business plan, and if necessary raise whatever funds we may need by means of a debt or equity offering.  It should be clearly understood that we will not be able to commence our proposed business, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.

Additionally, the primary purpose of the offering is to have claimants of certain debt, as described in this prospectus, exchange their claims for shares in VR Holdings, allow a market to be established for the shares of VR Holdings, and create liquidity for these claimants.  One of the effects of the exchange of claims with the claimants is to extinguish any claim against Mr. Lapides for which he has been held personally liable in Cause No. 98-6-5483-JS, In re Transcolor Corporation, Debtor, National City Bank of Minneapolis, Plaintiff vs. Morton M. Lapides, Sr., et al., Defendants, in the United States Bankruptcy Court for the District of Maryland.  In the Maryland litigation, Mr. Lapides was found to be personably liable for $7,000,000, plus interest.  The secondary purpose of this prospectus is to register shares of VR Holdings which have been issued to certain individuals and other parties as gifts and for services rendered or to be rendered.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and “Selling Stockholders.”

If we are not successful in our litigation in The Cancer Foundation, Inc. v. Cerberus Capital Management, LPI, the amount owed by Mr. Lapides will not be paid by VR Holdings.  As stated below, VR Holdings does not have any legal obligation to offer any of its shares to any of the below described claimants, but we wish to do so to resolve potential claims against us so that we can move forward with the expectation that our past liabilities, both asserted and unasserted, have been extinguished.  However, management does not believe that VR Holdings has any liability for the sums owed by Mr. Lapides.

As we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as underwriters and legal personnel, to assess risks of investing in lawsuits and to assist VR Holdings in the execution of our business model, inasmuch as John E. Baker, our chief executive officer, does not possess the requisite level of expertise to perform such functions.  Further, Mr. Baker will not devote his entire working efforts to our business, since he is currently employed as chief financial officer and treasurer of Inware Technologies, Inc.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

There are a number of risks associated with an investment in VR Holdings going forward, many of which are discussed in the sections “Risk Factors” and “Business,” and elsewhere in this prospectus.  Any potential investor should be particularly mindful that we have a limited operating history on which to evaluate our business and that a comparison of our results of operations from period to period is not necessarily meaningful.  Further, our results of operations for any period are not necessarily indicative of our future performance.

For the fiscal year ended September 30, 2011, we generated no revenues and incurred a net loss of $103,335.  As a result, our auditors in their report on our financials for the fiscal year ended September 30, 2011, have expressed substantial doubt about our ability to continue as a going concern.  If we are unable to successfully execute our marketing plans with limited resources, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

Our principal executive offices are located at 1615 Chester Road, Chester, Maryland 21619, telephone and telecopier number (443) 519-0129, and email cfausa100@aol.com.  Our website is located at www.VRHoldings.net.  The information contained in our website shall not constitute part of this prospectus.

The Offering

In the fall of 1998, MML, Inc. was the parent of all of the other VR Holdings Subsidiaries, other than Valley Rivet Company, Inc. which was contemplating an acquisition and financing related thereto.  Our bank requested restructuring whereby a new parent would own Valley Rivet and MML, Inc., directly, which in turn would own Transcolor and its subsidiaries and Alleco.  As a result, VR Holdings became the parent of the VR Holdings Subsidiaries in November 1998, with the same owners that owned MML, Inc. prior to the restructuring.

The $1.6 billion in claims stated above are claims of MML, Inc., its subsidiaries, and Valley Rivet Company as they existed before the restructuring.  Included, as subsidiaries of MML, Inc., are Transcolor Corp., Alleco, Inc., and Allegheny Pepsi Cola Bottling Company.  There are approximately 2,500 claimants in the total claim of $1.6 billion, approximately 2,000 of which are Senior Note holders of Alleco, Inc./Transcolor Corp., who are represented by Marshall & Ilsley Trust Co., the Indenture Trustee in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings,” and approximately 500 who are general creditors and investors of Valley Rivet Company and Transcolor Corp.  VR Holdings is not legally responsible for any of the claims of MML, Inc., its subsidiaries, or Valley Rivet Company, but the board of directors of VR Holdings, in an effort to recoup its damages and those of all prior subsidiaries, has reorganized VR Holdings, and in order to ensure that some, if not all, potential claims are resolved is offering to exchange the claims of the claimants of MML, Inc., its subsidiaries, and Valley Rivet Company for shares in VR Holdings on the basis that one share of our common stock will be exchanged for each $4.47 of claim.

The following organization chart is provided to assist the reader:

VR Holdings, Inc.

Organizational Chart

VR Holdings, Inc.
MML, Inc.
Valley Rivet Company, Inc.
Transcolor Corp.
Alleco, Inc.
Winterland Concessions Company
Allegheny Pepsi Cola Bottling Company

Valley Rivet Company, Inc.  In 1998, this company, a manufacturer of rivets, was transferred from the ownership of Transcolor Corp, which was a subsidiary of MML, Inc., to the newly formed VR Holdings, Inc.  A bank that was considering financing an acquisition for Valley Rivet had requested this change as a condition of the financing agreement.  In 2002, this company entered into a voluntary bankruptcy proceeding, a trustee was appointed by the bankruptcy court, and all operating assets were liquidated by the trustee to pay outstanding liabilities.  Any remaining liabilities were discharged by the court.  Valley Rivet retained a claim relating to the Winterland Concession Company financing transaction which resulted in The Cancer Foundation, Inc. v Cerberus Capital Management, LP litigation.  The Valley Rivet corporate charter was allowed to lapse after it assigned the above claim to its parent, VR Holdings, Inc.  This entity is no longer active.

Allegheny Pepsi Cola Bottling Company.  This corporation was sold to PepsiCo for cash by its parent, Allegheny Beverage Corporation, in 1985.  Allegheny Beverage Corporation subsequently changed its name to Alleco, Inc.

Transcolor Corp.  In 1996, Transcolor Corp. sold its inventory to Winterland Concessions Company for cash, and leased all other assets to Winterland for $14 million, payable annually at the rate of $1.4 million per year.  Winterland filed for bankruptcy and ceased making lease payments to Transcolor causing Transcolor to be forced into bankruptcy.  The bankruptcy process was abandoned by the trustee, and Transcolor was left with no assets and substantial liabilities.  These liabilities have been incorporated as part of the claims against Cerberus Capital Management, LP including the publicly held Senior Notes.  These Senior Notes are no longer an outstanding obligation and not collectible, due to the statute of limitations.  All claims were assigned to Transcolor’s parent, VR Holdings, Inc., and Transcolor’s charter was allowed to lapse.

Alleco, Inc.  Formerly Allegheny Beverage Corporation was owned by its parent, MML, Inc. and the assets and liabilities of Alleco, Inc., as well as other assets and liabilities of MML, Inc. were transferred from MML, Inc. to its new parent, VR Holdings, Inc., but MML, Inc. did not merge with VR Holdings, Inc.  The Alleco, Inc. charter was allowed to lapse after all related claims associated with what would become the Cerberus Capital Management, LP ligation were assigned to VR Holdings, Inc.

MML, Inc.  This corporation was the holding company for Valley Rivet Company, Inc., Allegheny Pepsi Cola Bottling Company, Inc., Transcolor Corp., Winterland Concessions Company, and Alleco, Inc., and MML, Inc. was owned by the family of Morton M. Lapides, Sr.  When VR Holdings, Inc. was formed in 1998, all assets, liabilities, and claims of MML, Inc. were assigned to VR Holdings, Inc., the major claim being associated with The Cancer Foundation, Inc. v Cerberus Capital Management, LP litigation.  MML, Inc.’s charter is still viable, and its main activity is the above litigation.

Winterland Concessions Company.  Purchased by MML, Inc. in 1996, and this acquisition was financed by Cerberus, et al.  The company was taken over by the Cerberus group when Winterland did not repay the acquisition loan as specified in the loan agreements.  A second agreement was reached between the lending group and the company which gave the lending group an 80 percent ownership with a one year buy-back option for MML, Inc. provided the remaining balance of the acquisition loan was paid to the Cerberus lending group.  During this year, the Cerberus lending group caused Winterland to file for bankruptcy.  At this point, MML, Inc. lost all control and all ownership in Winterland Concessions Company, and ultimately, The Cancer Foundation, Inc. v. Cerberus Capital Management, LP ligation was filed against the Cerberus lending group for the damages caused by their taking control of Winterland.

VR Holdings, Inc.  This holding company was formed in 1998 at the request of a potential lending bank, to have a structure where Valley Rivet would be owned directly by the holding company and all other entities would be owned by MML, Inc., allowing MML, Inc. to assign all assets and liabilities to VR Holdings, Inc.  VR Holdings, Inc. has not been involved in any bankruptcy proceedings.  VR Holdings, Inc. has been assigned the claims of all plaintiffs in the Illinois State court law suit as described below and will likely be named as a plaintiff.

MML, Inc. is a plaintiff in an Illinois State court suit, see The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings,” MML has assigned its claims to VR Holdings Inc.  The claimants accepting this exchange will have their claims transferred to VR Holdings.  A similar suit was originally filed in Federal Court in Illinois, but was dismissed.  The dismissal was affirmed by the U.S. Court of Appeals for the Seventh Circuit.  On April 17, 2009, a suit was filed in the Illinois Circuit Court for Cook County by The Cancer Foundation, Inc. against Cerberus Capital Management, L.P.  Only MML, Inc. and Morton Lapides remained plaintiffs in that action.  That suit was initially dismissed and a motion for reconsideration was denied.  This suit was successfully appealed to the Illinois Court of appeals.  The appeals court reversed the dismissal and the mandate was entered in August 2011.  A motion to reinstate the action on the calendar of the trial court is scheduled for oral argument on July 25, 2012.  If that motion is not successful, Illinois rules permit refiling of the action as a new matter.

If The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation is unsuccessful, we will have to raise funds in some manner to be determined at a later time, in order to continue our business plan, or revise the proposed business model as it now stands.

If a claimant does not accept the exchange of our shares for his or her claim and we are subsequently successful in receiving funds from our claim in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, any such claimant will receive a pro rata portion of any such funds received by VR Holdings regardless of his or her refusal to accept our shares.  In which event, any such funds paid to a claimant would not be available for use in our proposed business going forward.

Valley Rivet Company filed a voluntary bankruptcy proceeding in 2002, with the result being that VR Holdings did not retain any of the assets of Valley Rivet Company.  However, VR Holdings did retain the assets of MML, Inc. which had a substantial claim resulting from the Winterland transaction.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

The registration of the issuance of 5,644,346 shares of our common stock to various claimants by means of this prospectus is meant to be in exchange for the claims against VR Holdings or the VR Holdings Subsidiaries by their various creditors, all of whom are referred to as the “claimants” in this prospectus.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings” and the discussion in this section and the below referenced Schedules attached to this prospectus.

The calculation of shares proposed to be issued to the claimants is based upon the original amount owed or due certain parties plus interest accrued at a cumulative annual rate of six percent through December 31, 2007.  The resulting total due was then divided by $4.47 to determine the actual number of shares to be issued.  The value of $4.47 per share was based upon the total estimated claim of VR Holdings which is composed of lost income of VR Holdings and the VR Holdings Subsidiaries, liabilities of VR Holdings at the date of bankruptcy or ceasing of operations, as the case may be, and other related costs such as legal expenses plus an interest assumption.  Before any shares of our common stock are issued to a claimant by means of this prospectus, as described below, the claimant must accept the shares in complete settlement and release of all claims against VR Holdings and Morton M. Lapides, Sr.

The offer to the claimants will be made directly by our president, John E. Baker to the general creditors and investors of Valley Rivet Company and Transcolor Corp. and Marshall & Ilsley Trust Co., the Indenture Trustee, for the Senior Note Holders of Transcolor Corp./Alleco, Inc.  In the course of the litigation, there had been an indication that some of the claimants might be interested in accepting shares of our common stock in exchange for their claims.  However, before the date of this prospectus, no offer has been made to any claimant and none of our shares were issued to any claimant.  As of the date of this prospectus, we are unable to determine how many of the claimants are likely to accept our offer, inasmuch as we cannot make a formal offer until after the effective date of this prospectus.  We will issue shares to the claimants who accept our settlement offer, even if all of the claimants do not accept.  There will be no compensation paid to Mr. Baker in connection with the offering of our shares.

As stated above, VR Holdings does not have any legal obligation to offer any of its shares to any of the below described claimants.  However, we wish to do so to resolve potential claims against us so that we can move forward with the expectation that our past liabilities, both asserted and unasserted, have been extinguished.

The projected distribution of the 5,644,346 shares to the accepting claimants would be as follows:

•

Up to 2,471,440 shares to be offered and issued to the Senior Note holders of Alleco/Transcolor through their Indenture Trustee at the exchange rate of one share of the common stock of VR Holdings for each $4.47 of claim.  The claims of Mr. and Mrs. Lapides, Sr. were assigned to VR Holdings on July 25, 2006, in exchange for 4,608,409 shares of our common stock.  Subsequently, Mr. Morton M. Lapides, Sr. assigned all of his interest in the shares to Mrs. Lapides.  See The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

•

Up to 1,659,395 shares to be offered and issued to the creditors of Valley Rivet Company, Inc. at the exchange rate of one share of common stock of VR Holdings, Inc. for each $4.47 of claim, as shown on Schedule A to this prospectus.  Valley Rivet Company was previously a subsidiary of VR Holdings.

•

Up to 777,725 shares to be offered and issued to the creditors of Transcolor Corp. at the exchange rate of one share of common stock of VR Holdings, Inc. for each $4.47 of claim as described in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP pending in the Circuit Court of Cook County, Illinois under Cause No. 09 L 004607 more fully described in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”  The creditors are shown on Schedule B to this prospectus.

•

Up to 735,786 shares to be offered and issued to investors, lenders, and other claimants for funds advanced to Transcolor Corp. at the exchange rate of one share of common stock of VR Holdings, Inc. for each $4.47 of claim as shown on Schedule C to this prospectus.

Schedules A and B show how the original creditor claim was adjusted for an interest adjustment as were all claims in determining the total claim at December 31, 2007, and that the exchange rate of $4.47 was used to determine the number of shares that would be issued to each claimant should the claimant desire to exchange its claim for shares in VR Holdings, Inc.  The $4.47 exchange rate was the same rate used to convert all claims to shares in VR Holdings.

The shares of our common stock offered to the claimants by means of this prospectus will be sold on a “best efforts” basis by John E. Baker, our president, who is not a licensed broker-dealer.  Mr. Baker will not be paid any commission with respect to the sale of any shares sold by means of this offering to the claimants.  Likewise, there will be no commissions paid by us in connection with any sales by our selling stockholder as described in this prospectus.  There will be no refunds.  See “Plan of Distribution.”

The offering to the claimants will terminate in 180 days from the date of this prospectus, unless we extend the offering for an additional 180 days at our sole discretion.  There will be no escrow account.  Upon the acceptance of shares of our common stock in exchange for a claim, each claimant will be required to execute and deliver to us a Settlement and Release Agreement which provides, in part as follows:

•

Each claimant agrees to accept shares of our common stock in full and final payment of all sums owing to the clamant by VR Holdings and Morton M. Lapides, Sr.

•

Upon delivery of the shares of our common stock, the claimant without any further action shall be deemed to have released and forever discharged VR Holdings and Mr. Lapides, their assigns, predecessors, successors, joint venturers, personal representatives, stockholders, officers, directors, employees, underwriters, attorneys, and trustees, and any other person at interest therewith, from and against any and all claims of any nature whatsoever occurring before the execution of the agreement, except for claims involving claims under federal or state securities laws.

•

Each claimant acknowledges and agrees that upon the delivery of the shares of our common stock, the release and discharge set forth above is a general release.  The claimant further acknowledges that it is giving up a legal claim or judgment against VR Holdings and Mr. Lapides in exchange for shares in a company with a very limited trading market and that the claimant will become a common stockholder of VR Holdings with only residual rights in VR Holdings.

The following chart is provided to assist the reader:

		VR Holdings, Inc.
		Claim Chart

	Total shares	Asset exchanged	Legal rights of	Mr. M. Lapidis's
Description of Claimant	offered in exchange	for shares	claimants	liability	Consideration
(1)	(2)

Senior Note Holders	2,471,440	(3)	(6)	(7)	(9)

Creditors of Valley
Rivet Company	1,659,395	(4)	(6)	(8)	(10)

Creditor of Transcolor
corp.	777,725	(4)	(6)	(8)	(10)

Investors, lenders, and
other claimants of
Transcolor Corp.	735,786	(5)	(6)	(8)	(10)

Total shares offered	5,644,346

(1) See Schedules A, B and C for a detail listing of clamant and the related calculation of shares to be offered.
(2) The number of common shares that are to be offered to each class of claimant.
(3) Senior Note(s) outstanding at the date operations were terminated plus an interest accrual through December 31, 2007.
(4) Outstanding credit balance at the date operations were terminated plus an interest accrual through December 31, 2007.
(5) Outstanding balance of investment(s) or loans at the date operations were terminated plus an interest accrual through December 31, 2007.
(6) Either through bankruptcy or the stature of limitations, claimants do not have any legal rights or claims against VR Holdings, Inc.
but the Board of VR Holdings, Inc. has decided to offer shares of common stock of the company in exchange for these prior claims.
(7) There is a judgment against Mr. Morton Lapides, SR. for $7,000,000 for these Senior Notes. Since Mr. Lapides has no attachable assets, this judgment can not be enforced.
(8) Mr. Morton Lapides, SR. in not responsible for these debts, and no other party is responsible for these debts.
(9) In the case of the Senior Notes, the claimant will forfeit any claim that they might have against VR Holding, Inc. and/or MR. Morton Lapides, SR.
(10) The claimant will forfeit any claim that they might have against VR Holdings, Inc.

A copy of the Settlement and Release Agreement is attached as Schedule D to this prospectus and as an exhibit to the registration statement with respect to this prospectus.

The securities sold in this offering to the claimants can only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

We will bear all expenses in connection with the registration of all of the shares of our common stock covered by this prospectus.

In addition, we are registering for resale, 72,253,252 shares of our common stock held by 35 selling stockholders.  See “Selling Stockholders.”

The selling stockholders will be offering shares of our common stock.  The selling stockholders may sell all or a portion of these shares through registration under the Securities Act of 1933, as amended, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act, from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise for the duration of the offering pursuant to this prospectus.  For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.”

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “VRHD.OB.”  On July 12, 2012, the closing price of our common stock was $0.51 per share.  As of July 12, 2012, we had 461,789,037 shares of common stock outstanding.

Acquisition of Litigation Dynamics, Inc.

The Plan of Merger

On November 21, 2011, VR Holdings, Inc. (“VR Holdings” or the “registrant”), VRH Merger Sub, a Texas corporation (the “Subsidiary”), and Litigation Dynamics, Inc., a Texas corporation (“Litigation Dynamics”) executed a Plan and Agreement of Triangular Merger (the “Plan of Merger”), whereby Litigation Dynamics was to be merged into the Subsidiary, a wholly-owned subsidiary of the registrant (the “Merger”).  As a result of the Merger, the Litigation Dynamics Shareholder received shares of the common stock of the registrant, par value $0.000001 per share (the “VR Holdings Common Stock”) in exchange for all of his shares of the common stock of Litigation Dynamics, par value $0.01 per share (the “Litigation Dynamics Common Stock”).  The Merger closed on January 20, 2012 (the “Effective Date”).

The Merger and its related transactions were approved by the holders of a requisite number of shares of:

•

Litigation Dynamics Common Stock by written consent of shareholders in lieu of a meeting on January 20, 2012; and

•

The Subsidiary Common Stock by written consent of shareholders in lieu of a meeting on January 20, 2012.

Under Texas corporate law, the Litigation Dynamics Shareholder who did not consent to the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Litigation Dynamics pay them the fair value of their shares.  Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.  There was no dissenting Litigation Dynamics Shareholder to the Merger.

The Merger was adopted pursuant to the provisions of Article 5.01, et seq., of the Texas Business Corporation Act (the “TBCA”), and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, with the following provisions:

•

Litigation Dynamics was merged with and into the Subsidiary, to exist and be governed by the laws of the State of Texas.

•

The Subsidiary is the surviving corporation (the “Surviving Corporation”) and will continue to be a wholly-owned subsidiary of VR Holdings.  The Surviving Corporation has changed its name to Litigation Dynamics, Inc.

•

On the Effective Date, the separate existence of Litigation Dynamics ceased and the Surviving Corporation succeeded, without other transfer, to all the rights and properties of Litigation Dynamics and is subject to all the debts and liabilities of such corporation in the same manner as if the Surviving Corporation had itself incurred them.  All rights of creditors and all liens upon the property of each constituent entity were preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

•

The Surviving Corporation is responsible for the payment of all fees and franchise taxes of the constituent entities payable to the State of Texas, if any.

•

The Surviving Corporation will carry on business with the assets of Litigation Dynamics, as well as the assets of the Subsidiary.

•

The Surviving Corporation will be responsible for the payment of the fair value of shares, if any, required under Article 5.01, et seq., of the TBCA.  There is no requirement to pay the fair value of shares, inasmuch as the Merger was approved by all of the Litigation Dynamics Shareholder and the VRH Merger Sub, Inc. Shareholders.

•

The Litigation Dynamics Shareholder surrendered all of his shares of the Litigation Dynamics Common Stock in the manner hereinafter set forth.

•

In exchange for the shares of the Litigation Dynamics Common Stock surrendered by the Litigation Dynamics Shareholder, VR Holdings agreed to issue and transfer to him 17,500,000 shares of the VR Holdings Common Stock, on the basis hereinafter set forth,

•

The authorized capital stock of the Subsidiary is 1,000 shares of common stock, par value $0.01 per share (the “Subsidiary Common Stock”), of which one share is issued and outstanding.

•

The authorized capital stock of Litigation Dynamics is 100,000 shares of common stock, $0.01 par value per share, of which 100,000 shares were issued and outstanding before the Merger.

Effective Date.  The effective date of the Merger (the “Effective Date”) was January 20, 2012, the date of the filing of Articles of Merger for the Subsidiary and Litigation Dynamics in the State of Texas.

Manner of Exchange.  On the Effective Date, the Litigation Dynamics Shareholder surrendered his stock certificates representing all of the issued and outstanding shares of the Litigation Dynamics Common Stock to the Subsidiary in exchange for certificates representing the shares of the VR Holdings Common Stock to which he was entitled.  Following the receipt of the shares of the Litigation Dynamics Common Stock by the Subsidiary, the shares of the Litigation Dynamics Common Stock were cancelled.  The one share of the Subsidiary Common Stock remains issued and outstanding.

Basis of Exchange.  The Litigation Dynamics Shareholder, before the Effective Date, owned 100,000 shares of the Litigation Dynamics Common Stock, which shares constituted all of the issued and outstanding shares of the capital stock of Litigation Dynamics.  As a result of the Merger, the Litigation Dynamics Shareholder is to receive, in exchange for all of his Litigation Dynamics Common Stock, 17,500,000 shares of the VR Holdings Common Stock.

Restricted Shares.  All shares of the VR Holdings Common Stock received by the Litigation Dynamics Shareholder were restricted in their resale as provided in the Securities Act of 1933, as amended (the “Securities Act”), and contain a legend as required by the Securities Act, which reads as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Directors and Officers of the Surviving Corporation.

•

Following the Effective Date of the Merger, the present Board of Directors of Litigation Dynamics, Zane Russell and J. Michael Moore, shall continue to serve as the Board of Directors of the Surviving Corporation, along with John E. Baker, until the next annual meeting or until such time as their successors have been elected and qualified.

•

If a vacancy shall exist on the Board of Directors of the Surviving Corporation following the Effective Date, such vacancy may be filled by the Board of Directors of the Surviving Corporation as provided in the Bylaws of the Surviving Corporation.

•

All persons who, on the Effective Date, were executive or administrative officers of Litigation Dynamics, Zane Russell and J. Michael Moore, shall continue to be the officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine.  The Board of Directors of the Surviving Corporation may elect or appoint such additional officers as it may deem necessary or appropriate.

Articles of Incorporation.  The Articles of Incorporation of the Subsidiary existing on the Effective Date, which have been amended to reflect the change of its name to Litigation Dynamics, Inc., a copy of which is attached to the Plan of Merger as Attachment A, shall continue in full force as the Articles of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Bylaws.  The Bylaws of the Subsidiary existing on the Effective Date, which have been amended to reflect the change of its name to Litigation Dynamics, Inc., a copy of which is attached to the Plan of Merger as Attachment B, shall continue in full force as the Bylaws of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Employment Agreements and Benefit Plans.  On the Effective Date, Zane Russell, as President and Chief Executive Officer, and J. Michael Moore, as Chief Operating Officer, executed employment agreements with the Surviving Corporation as described in Attachment C and Attachment D attached to the Plan of Merger.

Directors and Officers of VR Holdings.  On the Effective Date, Zane Russell and J. Michael Moore were elected to the Board of Directors of VR Holdings to serve with the current three members of the Board of Directors of VR Holdings.  As a result the Board of Directors of VR Holdings has been enlarged to five members.

Copies of the Plan of Merger.  A copy of the Plan of Merger is on file at 925 South Mason, Suite 375, Katy, Texas 77450, the principal offices of Litigation Dynamics, and at 1615 Chester Road, Chester, Maryland 21619, the principal offices of VR Holdings and the Subsidiary.  A copy of the Plan of Merger will be furnished to any shareholder of Litigation Dynamics, VR Holdings, or the Subsidiary, on written request and without cost.

Additional Consideration for the Merger.  As additional consideration for the Merger:

•

On the Effective Date, Litigation Dynamics executed a Master Services Agreement with VR Holdings in the form attached to the Plan of Merger as Attachment E.

•

The Litigation Dynamics Shareholder shall be entitled to two shares of the VR Holdings Common Stock, up to a maximum of 20,000,000 shares, for every dollar of revenue, up to a maximum of $10,000,000, which Litigation Dynamics’ operations generate within the two years from and after the Effective Date.

•

Litigation Dynamics, through CapNet Securities Corporation (“CapNet”) pursuant to a Letter Agreement between CapNet and VR Holdings dated October 24, 2011, as described in Attachment F attached to the Plan of Merger, will attempt to raise the necessary financing for the legal and accounting advisory and fees for the completion of the Merger and the subsequent reporting requirements for VR Holdings as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the funding of VR Holdings’ litigation expenses and ongoing expenses, as needed.  As part of its compensation for services rendered pursuant to the Letter Agreement described in Attachment E attached to the Plan of Merger, CapNet is to receive 3,000,000 shares of the VR Holdings Common Stock.

A copy of the Plan of Merger (including all of its attachments) is attached as an exhibit to the registration statement, of which this prospectus is a part.

Accounting Treatment; No Change of Control

The Merger was accounted for as an acquisition and not as a “reverse merger,” since the Litigation Dynamics Shareholder will not own a majority of the outstanding shares of the VR Holdings Common Stock immediately following the Merger.  The assets and liabilities and the historical operations of Litigation Dynamics prior to the Merger will be reflected in the financial statements and will be recorded at the historical cost basis of Litigation Dynamics.  Our consolidated financial statements after completion of the Merger will include the assets and liabilities of both VR Holdings and Litigation Dynamics, and the historical operations of Litigation Dynamics and VR Holdings operations from the Effective Date of the Merger.

As a result of the Merger, the Litigation Dynamics Shareholder owns approximately 3.79 percent of the issued and outstanding shares of the VR Holdings Common Stock following the Merger, with the remaining approximately 96.21 percent of the shares of the VR Holdings Common Stock being owned by the VR Holdings Stockholders before the Merger, and CapNet.  Therefore, there was no change of control in VR Holdings.

Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangement exists that might result in a future change of control of VR Holdings.

“Shell Company” Status

VR Holdings, for the foreseeable future, will continue to be a “smaller reporting company,” as defined under the Exchange Act, following the Merger.  Prior to the Merger, VR Holdings was classified as a “shell company” as defined by Rule 12b-2, pursuant to the Exchange Act.  However, as a result of the Merger, VR Holdings is no longer a “shell company,” inasmuch as VR Holdings, through Litigation Dynamics, has operations and assets which are not “nominal,” and which do not consist solely of cash and cash equivalents, as more fully described in the discussion and financial statements described in this prospectus with the determination of our assets (including cash and cash equivalents) being based solely on the amount of assets that would be reflected on our balance sheet prepared in accordance with generally accepted accounting principles on the date of that determination.  In addition, we have filed with the SEC our Form 10-Q for the three month periods ended December 31, 2011, and March 31, 2012, which are incorporated herein by reference and which show additional support for the status of VR Holdings as a non-shell company.  The pro-forma Combined Balance Sheet and consolidated Results of Operations based upon the consolidation of VR Holdings and Litigation Dynamics demonstrates that the consolidated operations of VR Holdings now clearly show operations and assets which are not “nominal” and which do not consist solely of cash and cash equivalents.

In connection with the Merger and before the Effective Date, VR Holdings sold 480,694 shares of the VR Holdings Common Stock to two accredited investors, as defined by the Securities Act, for the sum of $48,069, which augmented our assets.  The funds were raised to pay some of our current liabilities and to provide operating capital going forward.

Since VR Holdings was previously classified as a “shell company,” its securities issued to new stockholders or those securities sold by any selling stockholder could only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

A “shell company” means a registrant, other than an asset-backed issuer, that has:

•

No or nominal operations; and

•

Either, (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The provisions of Rule 144(i) providing for the six month holding period are not available for the resale of securities initially issued by a “shell company.”

Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC.

The term “Form 10 information” means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144.  The Form 10 information is deemed filed when the initial filing is made with the SEC.  The Form 10 information was deemed filed when we filed our Form 8-K on January 20, 2012, in connection with the Effective Date of the Merger.

In order for Rule 144 to be available, VR Holdings must have certain information publicly available.  Since our prospectus became effective on May 11, 2011, we have been publishing information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act.

On the Effective Date of the Merger, there were approximately 43,147,000 shares of the VR Holdings Common Stock outstanding owned by the VR Holdings Stockholders who were not “affiliates” as defined in the Securities Act.  These approximate 43,147,000 shares constituted the “public float” of VR Holdings prior to the Merger.

Prior to the Merger, there were no material relationships between VR Holdings and Litigation Dynamics, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

VR Holdings intends to carry on the business of Litigation Dynamics under the name of Litigation Dynamics, Inc., following the change of the name of VRH Merger Sub, Inc., as discussed below as one of its lines of business.  Litigation Dynamics is located in Houston, Texas.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “VRHD.OB.”  On July 12, 2012, the closing price of our common stock was $0.51 per share.  As of July 12, 2012, we had 461,789,037 shares of common stock outstanding.

Summary of the Offering

There is no minimum number of shares which must be issued to the claimants.  Therefore, the claimants will not know how many of our shares will ultimately be issued.  If only a few of the claimants accept our shares, they may end up holding shares in a company that does not have enough funding to ensure that its operations may continue or with no market value for its shares.  Although VR Holdings has no legal obligation to the claimants, our ability to continue operations depends to a large degree on the success of our litigation efforts, since we are not planning on raising any funds by means of this offering or any other fund raising activities.  If we are not successful in our litigation efforts, we will be required to raise additional capital or our proposed business will most likely fail.  At the present time, we have no plans to raise any capital through debt or equity offerings.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

Common stock offered	Up to 77,897,598 shares.
Common stock to be outstanding after this offering	467,383,383 shares.
Use of proceeds	We will not receive any proceeds from the issuance of our common stock to the claimants or the sale of shares of the selling stockholders. See “Use of Proceeds” of this prospectus.
Trading symbol	VRHD.OB.
Risk factors	An investment in our common stock involves a high degree of risk. See “Risk Factors.”

RISK FACTORS

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Relating to Our Business

Following the Merger, the business of VR Holdings, Inc. has continued as before the Merger, augmented by the business of Litigation Dynamics, Inc., as a wholly-owned subsidiary of VR Holdings, Inc.  The following discussion of Risk Factors relates to both companies going forward.

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” the “company” or “VR Holdings” or “Litigation Dynamics” are to the business of VR Holdings and Litigation Dynamics.

An investment in the shares of our common stock has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Relating to VR Holdings, Inc.

We are a holding company of several affiliated companies, with no operating businesses (other than Litigation Dynamics, Inc., discussed below).

VR Holdings has no recent operating history upon which you can evaluate our business and prospects.  You must consider the risks and uncertainties frequently encountered by companies whose business deals with litigation.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Our auditors have stated we may not be able to stay in business.

Our auditors have issued a going concern opinion, which means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  Unless we can raise additional capital, we may not be able to achieve our objectives and may have to suspend or cease operations.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  In the future, we may raise additional capital though equity or debt offerings.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

Although VR Holdings was incorporated in 1998, we have no recent operating history, and have no recent revenue to date.  We cannot forecast with any degree of certainty whether any of our proposed litigation services will ever generate revenue or the amount of revenue to be generated.  In addition, we cannot predict the consistency of our quarterly operating results.  We are currently involved in one lawsuit more fully described in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Legal Proceedings of VR Holdings.”  If we are successful in the litigation, we plan on utilizing the proceeds to be received to fund our operations.  If we are not successful in the litigation, or if we receive only a minimal amount, we will not have sufficient money to fund our proposed operations.  In such event, we will have to raise capital either through equity or debt offerings.

At present, we do not have sufficient capital on hand to fund our proposed operations for the next 12 months.  We estimate that we will need at least $400,000 to fund our operations over the next 12 months in addition to repaying or refinancing $406,310 of Litigation Dynamics, which are payable within 12 months.  The outstanding liabilities include $300,000 of notes payable, which are currently in default.  As of the date of this prospectus, management is working with the holders of the $300,000 in notes payable, including those currently in default, to convert the notes into shares of the common stock of VR Holdings that we agreed to issue to Michael Moore as part of the purchase price of Litigation Dynamics, Inc.  As of the date of this prospectus, management has not reached any agreements with the note holders.  In the future, we may raise additional capital though equity or debt offerings.  Although the shares due to Mr. Moore have not yet been actually delivered to him as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.

Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

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Our ability to be successful in litigation in which we might invest; and

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Unanticipated delays or cost increases.

We need to hire specialized personnel.

Although we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as underwriters and legal personnel, to assess risks of investing in lawsuits and to assist VR Holdings in the execution of our business model, inasmuch as John E. Baker, our chief executive officer, does not possess the requisite level of expertise to perform such functions.  Further, Mr. Baker will not devote his entire working efforts to our business, since he is currently employed as chief financial officer and treasurer of Inware Technologies, Inc.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

Our shares of common stock are publicly traded on the Over-the–Counter Bulletin Board (the “OTCBB”) discussed below.  The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do not carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

Compliance with changing regulation of financial reporting, corporate governance and public disclosure may result in additional expenses and diversion of management time and attention from operational activities.

Compliance with changing laws, regulations and standards relating to financial reporting, corporate governance and public disclosure, including new accounting standards, SEC regulations, and FINRA (Financial Industry Regulatory Authority) rules, are time consuming and expensive.  We have spent substantial amounts of management time and have incurred substantial legal and accounting expense in the past complying with these federal securities laws.  Complying with these laws and regulations also creates uncertainty for companies such as ours.  These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity.  As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Risks Relating to Our Proposed Business of Financing Litigation

Reliance on lawyers.

VR Holdings is reliant on the ability of the lawyers representing the plaintiffs in investment cases to prosecute claims with due skill and care.  If they fail to do this, it is likely to have a material adverse effect on the value of VR Holdings’ investment.  While we will analyze and evaluate the experience and track record of the lawyers involved, the outcome of a case may not be in line with the plaintiffs’ lawyers’ assessment of the case.

In the case of direct investments, VR Holdings will often have limited or no rights to control or influence the management, prosecution or settlement of a case.  In the case of indirect investments through loans to law firms, we will not have any rights to control the prosecution, disposition or settlement of the particular case.  This is because such control could be seen to interfere with the attorney-client relationship between the plaintiff and the litigating attorney and may result in a court voiding VR Holdings’ investment for reasons of public policy, or may result in a determination that VR Holdings’ investment is unenforceable against the plaintiff.

Concentration of risk.

Although we cannot make an investment in a single claim in excess of $1,000,000 without our full board’s prior approval, certain investments may represent a significant proportion of VR Holdings’ total assets.  As a result, the impact on VR Holdings’ performance and the potential returns to investors will be more adversely affected if any one of those investments were to perform badly than would be the case if VR Holdings’ portfolio of investments were more diversified.

Professional negligence of law firms.

The law firms with which VR Holdings enters into a loan relationship will be required to maintain professional negligence insurance of a minimum standard.  However, such insurance will not cover liability for acts or omissions that do not constitute professional negligence under the terms of the applicable policy.  Moreover, if the advice given by a law firm in connection with a co-counsel investment is found to be negligent, the insurance coverage might not be sufficient to cover the relevant firm’s loss.  This may adversely affect the law firm’s ability to continue its operations, including its active participation in existing investments or co-counsel arrangements.  As a result, certain investments by VR Holdings may need to be liquidated, and perhaps at a loss.

Legal professional conflicts.

Lawyers have a primary duty to the courts and a secondary duty to their clients.  In the case of loans to law firms, these duties – including the attendant responsibilities such as independent judgment, client confidentiality, and the rules relating to legal professional privilege – are paramount given the nature of the business of law firms as a legal practice.  Any law firm to whom VR Holdings makes a loan, with respect to all legal professional representations, owes overriding duties of independent judgment to its clients.  There could be circumstances in which the lawyers of a law firm are required to act in accordance with these duties, which may be contrary to other responsibilities to VR Holdings or inconsistent with VR Holdings’ investment strategy.

Key personnel.

Our future financial success depends to a large degree upon the personal efforts of our key personnel.  In our formative period, John E. Baker, our chief executive officer, president, and chief financial officer, has played and will continue to play the major role in securing the services of those persons who can develop our business strategy and technology upon receipt of sufficient funds to pay for such services either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock.  While we intend to employ additional management and marketing personnel in order to minimize the critical dependency upon any one person, there can be no assurance that we will be successful in attracting and retaining the persons needed.  We do not have an employment contract with Mr. Baker, who will devote only a limited amount of time to our affairs, since he has a full-time job as chief financial officer and treasurer of Inware Technologies, Inc.

Adequacy of working capital.

We hope to generate sufficient capital to fund our business plan through a successful resolution of the litigation in which we are currently involved.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financing Activities,” and “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Legal Proceedings.”  However, if our litigation efforts are unsuccessful or do not generate sufficient cash to fund our anticipated operations, we still intend to proceed with our proposed business plan and we will try to raise what we feel is sufficient working capital for our current business plan, by means of a private placement or registered public offering of our shares.  If we are not able to raise additional capital through the sale of our shares or if we are unsuccessful in our litigation efforts, we would not be able to continue and our business would fail.  In the future, we may raise additional capital though equity or debt offerings.

Our financial results may be affected by factors outside of our control.

Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control.  Our anticipated expense levels are based, in part, on our estimates of future revenues and may vary from projections.  We may be unable to adjust spending rapidly enough to compensate for any unexpected revenues shortfall.  Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

We cannot predict with certainty our success in litigation.  Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.

Paucity of U.S. case law.

The paucity of U.S. case law addressing the legality of investing in and assigning federally- registered intellectual property claims leaves considerable uncertainty as to the propriety of such investments in United States jurisdictions.  Certain U.S. courts have voided investments in cases involving federally-registered intellectual property claims as champertous.  Accordingly, there is a risk that a U.S. court could find VR Holdings’ investment in any federally-registered intellectual property claims (or any other claims) champertous and render void the investment.

Inability to locate investments.

If we are successful in our litigation effort in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings,” the success of VR Holdings will be dependent upon, inter alia, our identification, making, and management of, and realization on, suitable investments in litigation and arbitration cases.  As at the date of this prospectus, we have not identified a sufficient number of claims in which to invest any of our proposed capital which we may receive from our litigation efforts, and we may not be able to identify, in a timely fashion or at all, a sufficient number of suitable investments in claims that meet the diversification and underwriting requirements of VR Holdings and that are in jurisdictions where such investments are permitted.

Initial and/or future investments may be delayed or made at a relatively slow rate because among other things:

•

We intend to conduct due diligence prior to making an investment;

•

We may conduct extensive negotiations in order to facilitate an investment;

•

Attractive investments may not be identified or available at the rate currently anticipated by us due to competition from other investors or other factors; and

•

Only investments in jurisdictions where VR Holdings receives a reasoned legal opinion to the effect that such an investment will not breach laws or professional ethics rules, will be considered.

It may, therefore, take a significant amount of time to invest VR Holdings’ capital fully and a significant proportion of our capital may not be invested in investments for an indefinite period.  There is no obligation on VR Holdings to invest any of our capital within a certain time period.

Our business model depends upon referral relationships.

Our investment strategy means that we will rely to a very significant extent on maintaining active communication with legal professionals in order to provide us with opportunities for investment.  If VR Holdings fails to maintain relationships with key legal professionals or such professionals perceive VR Holdings’ proposed investment may make the particular claim susceptible to challenge or VR Holdings fails to establish strong referral relationships with other sources of investment opportunities, we will not be able to grow our portfolio and achieve our investment objective.  In addition, persons with whom we may form relationships will not be obliged to provide VR Holdings with investment opportunities and, therefore, it is possible we will not be able to locate investments.

The cases in which VR Holdings may invest may not be successful.

The cases in which VR Holdings may invest, either directly or through loans to law firms, may not be successful or pay the returns targeted by us.  If any of the cases, claims, or disputes in which we might invest, either directly or through loans to law firms, are unsuccessful or produce investment returns below those expected by us, the market price of our shares could be materially adversely affected.

VR Holdings could be liable for the defendant’s costs and fees in a “loser pays system.”

In the event an investment is made by VR Holdings in a claim pending in a jurisdiction with a ‘‘loser pays system,’’ VR Holdings could be liable for the defendant’s costs and fees in the relevant case.  Even though VR Holdings is likely to seek to purchase insurance against this event, we may not be able to locate such insurance on a commercially acceptable basis, or at all, or if purchased, in an amount adequate to cover costs assessed, which could result in a loss to VR Holdings.  In the United States, costs are sometimes awarded against a loser in litigation; therefore, similar losses based on adverse costs awards could also result from investments here.  There are also laws in the U.S. which create liability for plaintiffs who are determined by a court to have brought litigation that is frivolous or groundless.  Although VR Holdings plans to avoid investments in frivolous or groundless cases, VR Holdings could be subject to losses if such a case (involving a direct investment or a loan by VR Holdings) were determined by a court of competent jurisdiction to have been brought or supported by VR Holdings.

Underwriting errors.

We may fail to correctly apply underwriting criteria applied to an investment, or may fail to account for a material risk factor to which an investment is subject.  The cases in which VR Holdings may directly invest or finance through loans may be unsuccessful, take considerable time (whether because of appeals or otherwise) or result in a distribution of cash, new security or other assets, the value of which may be less than the investment to be made by VR Holdings.  It may not be possible to dispose of any such security or other asset received for legal or professional ethics reasons.  VR Holdings may incur additional costs in effecting a disposal of any such security or other assets.  Each of these matters could have a material adverse impact on the anticipated value of such investment.

Risks Relating to Our Current Business of Pursuing Litigation

Legal proceedings.

We, through our subsidiaries, are involved in one lawsuit, styled The Cancer Foundation, Inc. v. Cerberus Capital Management, LP.  All claims held by Mr. and Mrs. Morton M. Lapides, Sr. discussed below have been assigned to VR Holdings.  It is our plan to use the proceeds received by us as a result of the below described litigation to fund our business plan going forward.  If we are unsuccessful in the litigation or do not receive sufficient funds, we will be forced to sell additional equity to raise the capital we need to fund our anticipated operations.  If we are not successful in raising any needed capital, our business plan will fail.  At the present time, we have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.

As stated elsewhere in this prospectus, we have offered shares of our common stock to various claimants in exchange for their claims against VR Holdings and Morton M. Lapides, Sr.  However, if a claimant does not accept the exchange of our shares for his claim and we are subsequently successful in receiving funds from our claim in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, any such claimant will receive a pro rata portion of any such funds received by VR Holdings regardless of his refusal to accept our shares.  Any such funds paid to a claimant would not be available for use in our proposed business going forward

We may not be successful in our current litigation.

On July 23, 2007, The Cancer Foundation, Inc. filed a suit in the United States District Court for the Northern District of Illinois against Cerberus Capital Management, L.P. Cerberus Capital Management, L.P., the lending group of VR Holdings, Inc.  This suit was dismissed and the dismissal was affirmed by the U.S. Court of Appeals for the Seventh Circuit.  On April 17, 2009, a suit was filed in the State of Illinois by The Cancer Foundation, Inc. against Cerberus Capital Management, L.P., and this suit was dismissed and a motion for reconsideration was denied.  This suit was subsequently appealed in the Illinois Court of appeals.  MML, Inc., Morton M. Lapides, Sr., and Transcolor Corp. were also plaintiffs in the federal and state lawsuits.  We voluntarily agreed to dismiss The Cancer Foundation and Transcolor as plaintiffs because they lacked standing.  For additional information see Legal Proceedings.”  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

The defendants filed a motion to dismiss the state court action on August 3, 2009.  The plaintiffs filed an opposition brief on November 13, 2009.  The defendants filed their reply on December 4, 2009.  Oral argument was held on January 22, 2010.  At the conclusion of argument, Judge Allen S. Goldberg dismissed the complaint on the grounds of res judicata.  The plaintiffs filed a motion for reconsideration in which they argued that Judge Goldberg misapplied the doctrine of res judicata that the complaint should be reinstated and the case allowed to proceed.  The defendants’ opposition brief was filed on April 12, 2010 and the plaintiff’s reply was filed on May 10, 2010.  Oral argument on the motion for reconsideration was held on June 1, 2010, at which time Judge Goldberg denied the motion.

MML and Lapides filed a notice of appeal on June 25, 2010 and their opening brief on November 5, 2010 with the Appellate Court of Illinois, First Judicial District.  The defendants filed an opposition on December 5, 2010, as well as a cross appeal seeking a reversal of the trial judge’s order denying the defendants’ motion for attorneys’ fees.  The plaintiffs filed a reply on January 14, 2011, and the defendants filed a reply on the attorneys’ fees issue on January 28, 2011.

On March 16, 2011, the Appellate Court, on its own initiative, ordered the parties to brief the issue of whether the case should be transferred to California, New York or Maryland on the grounds of forum non conveniens because the case has more connections with those jurisdictions than it does with Illinois.  After the parties briefed this issue, the Court issued an opinion on May 25, 2011 reversing the trial court’s decision dismissing the case and remanding the case back to the trial court.  In its opinion, the Court declined to transfer the case to another state because the defendants refused to waive their statute of limitations defense.  The Court reversed the trial court’s dismissal of the case on res judicata grounds, and rejected the defendants’ arguments on the statute of limitation and failure to state a claim.  The Court also denied the defendants’ cross appeal for attorneys’ fees.

The Court of Appeals’ rulings constitute a complete reversal of Judge Goldberg’s dismissal of the complaint.  On August 5, 2011, the Illinois Court of Appeals wrote to the Clerk of the Cook County Circuit Court stating that the mandate of the Appellate Court has been filed with the Cook County Circuit Court.  In doing so, the case was returned to the trial court for further proceedings.  The plaintiffs filed a motion to reinstate the action for scheduling of discovery and trial.  A hearing on that motion was held on July 25, 2012, in which the court took the matter under advisement and will rule later.

Now that the Illinois Court of Appeals has reversed Judge Goldberg’s dismissal, the case may move forward into the discovery phase where a number of issues will need to be explored.  These issues include whether the defendants breached the Shareholders Agreement, whether the defendants’ actions damaged MML and Mr. Lapides, and the quantum of their damages.  Expert testimony may be needed during the litigation.  Either party may move for summary judgment at the conclusion of discovery.  If there are any important remaining factual issues after summary judgment rulings, the case may then proceed to trial.

It is not possible to predict the ultimate resolution of the case or the amount that might be recovered in the event of victory.

If The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation is unsuccessful, we will have to raise funds in some manner to be determined at a later time, in order to continue our VR Holdings business plan, or revise the proposed business model as it now stands.

It should be clearly understood that we will not be able to commence our proposed VR Holdings business, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.  If we are not successful in our litigation efforts or cannot raise needed funds, our proposed business will most likely fail.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

Legal rights or benefits of claimants.

The claimants who exchange their claims for shares in VR Holdings would be giving up a legal claim against VR Holdings and Mr. Lapides, Sr. for shares in a company with a possibly limited trading market, and the claimants would become common stockholders of VR Holdings with only residual rights in VR Holdings.

Risks Related to Litigation Dynamics, Inc.

Litigation Dynamics’ auditors have stated Litigation Dynamics may not be able to stay in business.

Litigation Dynamics’ auditors have issued a going concern opinion, which means that there is substantial doubt that Litigation Dynamics can continue as an ongoing business for the next 12 months.  Unless we can raise additional capital, Litigation Dynamics may not be able to achieve its objectives and may have to suspend or cease operations.

The quarterly results of Litigation Dynamics have fluctuated in the past and may fluctuate in the future.  If they do, our operating results may not meet the expectations of securities analysts or investors.  This could cause fluctuations in the market price of our common stock.

Our quarterly results have fluctuated in the past and may fluctuate in the future.  Our quarterly revenues and operating results can be difficult to forecast.  Our business will continue to be affected by a number of factors, any one of which could substantially affect our results of operations for a particular fiscal quarter.  Specifically, our quarterly results from operations can vary due to:

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The initiation or termination of a large engagement;

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The timing, size, cancellation or rescheduling of customer orders;

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Fluctuations in short-term interest rates or bankruptcy trustees’ deposit balances;

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Unanticipated expenses related to software maintenance or customer service; and

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Unexpected legal or regulatory expenses.

It is possible that our future quarterly results from operations from time to time will not meet the expectations of securities analysts or investors.  This could cause a material decrease in the market price of our common stock.

We need to hire specialized personnel.

Although we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as underwriters and legal personnel, to assess risks of investing in lawsuits and to assist VR Holdings in the execution of our business model, inasmuch as John E. Baker, our chief executive officer, does not possess the requisite level of expertise to perform such functions.  Further, Mr. Baker will not devote his entire working efforts to our business, since he is currently employed as chief financial officer and treasurer of Inware Technologies, Inc.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

The markets for our products and services are competitive, continually evolving and subject to technological change.  We believe that key competitive factors in the markets we serve include the breadth and quality of system and software solution offerings, the stability of the information systems provider, the features and capabilities of the product and service offerings, the pricing of our products and services, and the potential for future product and service enhancements.

Our success depends upon our ability to keep pace with technological change and to introduce, on a timely and cost-effective basis, new and enhanced software solutions and services that satisfy changing client requirements.  If we do not keep pace with technological changes, we could lose existing customers and fail to attract new business.  Likewise, technology products and services can become more price sensitive over time, and if we are not able to maintain price competitive products and services we could lose existing customers and fail to attract new customers.  The impact of not keeping pace with technological changes or maintaining competitive pricing could adversely affect our results of operations.

Security problems with our software products, systems or services could cause increased service costs and damage to our reputation.

We have included security features in our products and processes that are intended to protect the privacy and integrity of data, including confidential client or consumer data.  Security for our products and processes is critical given the confidential nature of the information contained in our systems.  Our software products, the systems on which the products are used, and our processes may not be impervious to intentional break-ins (“hacking”) or other disruptive disclosures or problems, whether as a result of inadvertent third party action, employee action, malfeasance, or other.  Hacking or other disruptive problems could result in the diversion of our development resources, damage to our reputation, increased service costs and impaired market acceptance of our products, any of which could result in higher expenses or lower revenues.

Improper disclosure of personal data could harm our reputation and result in liability and increased expense for litigation and diversion of management time.

We store and process large amounts of personally identifiable information.  Our software products also enable our customers to store and process personal data.  It is possible that our security controls over personal data, our selection and training of employees, and other practices we follow may not prevent the improper disclosure of personally identifiable information.  Such disclosure could harm our reputation and subject us to liability in regulatory proceedings and private litigation under laws that protect personal data, resulting in increased costs or loss of revenue.  Perceptions that our products and services do not adequately protect the privacy of personal information could inhibit sales of our products and services.  Additionally, improper disclosure of personal data could result in lawsuits or regulatory proceedings alleging damages.  Defending these types of claims could result in increased expenses for litigation and claims settlement and a significant diversion of our management’s attention.

Any claims or threats of litigation could distract us from business operations and strategic planning, and costs of litigation or settlement could adversely affect our financial condition or results of operations.

Any claims made or litigation commenced against us, or our officers or directors, may distract our board of directors, management, or other key employees from business operations and strategic planning.  There may also be an increase versus prior periods in potential claims or litigation relative to our operational growth.  Claims resolution frequently entails a cost/benefit analysis, which would include consideration of the potential risks, expenses and impact to business operations.  We may determine to litigate or settle such claims (including threatened claims) even if we believe those claims have little or no merit.  The cost of litigation or settlements could adversely affect our financial condition or our results of operations.

Interruptions or delays in service at the data center we utilize could impair the delivery of our service and harm our business.

We provide certain of our services through computer hardware that is located in SAS 70 compliant data center in Texas and operated by unrelated third parties.  We do not control the operation of this facility, which increases our vulnerability to problems with the services they provide, and it is subject to damage or interruption from earthquakes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events.  It is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct.  The occurrence of any of these events, a decision to close a facility without adequate notice, or other unanticipated problems at a facility could result in interruptions in certain of our services.  In addition, the failure by our vendor to provide our required data communications capacity could result in interruptions in our service.  Any damage to, or failure of, our systems or services could reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their agreements with us and adversely affect our ability to secure business in the future.  Our business will be harmed if our customers and potential customers believe our services are unreliable.

Releases of new software products or upgrades to our existing software products may have undetected errors, which could cause litigation claims against us or damage to our reputation.

Certain of our services utilize software solutions developed by us for our customers.  We issue new releases of our software products to our customers periodically.  Complex software products, such as those we offer, can contain undetected errors when first introduced or as new versions are released.  Any introduction of new software products or upgrade to existing software products has a risk of undetected errors.  These undetected errors may be discovered only after a product has been installed and used either in our internal processing or by our customers.  Likewise, the software products we acquire in business acquisitions have a risk of undetected errors.

Any undetected errors, as well as any difficulties in installing and maintaining our software products or upgrade releases or difficulties training customers and their staffs on the utilization of new software products or upgrade releases, may result in a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service costs, increased expense for litigation or claims settlement, or impaired market acceptance of our products.

Our software solutions may not achieve our customer’s desired objectives, which could cause loss of business and potential litigation claims against us or damage to our reputation.

The software products and solutions we provide our customers are increasingly complex in response to the needs of our customers.  While our products and services are designed to meet the needs of our customers, our software products may fail to achieve the customer’s desired objectives, which could result in the loss of that customer, loss of future business, potential litigation claims against us and damage to our reputation.

We rely on third-party hardware and software, which could cause errors or failures of our software or services.

We rely on hardware purchased or leased and software licensed from third parties for our service offerings.  The hardware is typically standardized hardware from national vendors.  The software licenses are generally standardized, commercial software licenses from national software vendors.  We are generally able to select from a number of competing hardware and software applications, and, from time to time, we have changed the hardware and software technologies incorporated into our software products and solutions.  Any errors or defects in third party hardware or software incorporated into our products could result in a failure of our service or errors in our software, which in turn could adversely affect our customer relationships and result in the loss of customers, the loss of future business, potential litigation claims against us, and damage to our reputation.

The integration of acquired businesses is time consuming, may distract our management from our other operations, and can be expensive, all of which could reduce or eliminate our expected earnings.

We may consider opportunities in the future to acquire other companies, assets or product lines that complement or expand our business.  If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations.  A difficult or unsuccessful integration of an acquired business could have an adverse effect on our results of operations.

Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies or businesses we acquire include those associated with:

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Unexpected losses of key employees or customers of the acquired business;

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Conforming standards, processes, procedures and controls of the acquired business with our operations;

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Increasing the scope, geographic diversity and complexity of our operations;

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Difficulties in transferring processes and know-how;

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Difficulties in the assimilation of acquired operations, technologies or products;

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Diversion of management’s attention from other business concerns to the acquired business; and

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Adverse effects on existing business relationships with customers.

Future government legislation or changes in court rules could adversely affect one or more of our business segments.

Our products and services are not directly regulated by the government.  Each of our three reporting segments and the customers served by those businesses are, however, directly or indirectly affected by federal and state laws and regulations and court rules.  For example, bankruptcy reform legislation, class action and tort reform legislation and amendments to the Federal Rules of Civil Procedure regarding discovery of “electronically stored information” have all affected our customers, and indirectly, our business segments.  Future federal or state legislation or court rules, or court interpretations of those laws and rules, could adversely affect the businesses we serve and thus could have an adverse impact on our revenues and results of operations.

The continuing uncertainty in national and global economic conditions could negatively affect our business, results of operations and financial condition.

The recent financial crisis affecting the banking system and financial markets and the continuing uncertainty in national and global economic conditions resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in credit, equity and fixed income markets.  It is difficult to estimate the exact impact of the economic crisis on our business, but we believe that it adversely affected our electronic discovery segment in 2011, while generally benefitting our bankruptcy segment.  There could still be a number of unforeseen or unidentified follow-on effects from these economic developments on our business and our customers.  National economic risks that we have considered in our planning processes in the past 12 months include risks associated with the inability or unwillingness of our credit banks to fund draws on our revolving credit facility, failure of our customers to pay us on a timely basis or at all, and delays in business and litigation-related expenditures by our customers.  If the global economy or the U.S. economy remains uncertain or weakens further, the consequences could have an adverse effect on our business, operating results and financial condition.

Risks Relating to Our Stock

Deohge Corp. owns approximately 68.0 percent of our common stock.  This concentration of ownership could discourage or prevent a potential takeover of VR Holdings that might otherwise result in your receiving a premium over the market price for your common stock.

Deohge Corp., owned and controlled by the family of Mr. Morton M. Lapides, Sr., owns 314,681,091 shares of our common stock, which represent approximately 68.0 percent of our issued and outstanding common stock as of the date of this prospectus.  The result of the ownership of our common stock by Deohge Corp. is that it has voting control on all matters submitted to our stockholders for approval and is able to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.  Additionally, this concentration of voting power could discourage or prevent a potential takeover of VR Holdings that might otherwise result in your receiving a premium over the market price for your common stock.

Even though our shares are publicly traded, your shares may not be “free-trading.”

Investors should understand that their shares of our common stock will not become “free-trading” merely because VR Holdings is a publicly-traded company.  In order for the shares to become “free-trading,” the shares must be registered, or entitled to an exemption from registration under applicable law.  See “Shares Eligible for Future Sale.”

The market price for our common stock will most likely be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we will most likely be a speculative or “risky” investment due to our dependence on success of our litigation and the litigation in which we invest, as well as the anticipated operations of our wholly-owned subsidiary, Litigation Dynamics.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain the current market price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

We need to secure adequate funding.  We hope to be able to fund our operations in part through the revenues from our wholly-owned subsidiary, Litigation Dynamics, and our current ligation, if it is successful.  If our litigation is not successful, we will need to raise the necessary capital through equity or debt offerings, which may reduce the value of our outstanding securities.  We may be unable to secure additional financing on favorable terms or at all.  In the future, we may raise additional capital though equity or debt offerings.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail our litigation and our business would fail.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by VR Holdings and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to VR Holdings and our stockholders.  Our bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in VR Holdings incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage VR Holdings from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit VR Holdings and our stockholders.

Absence of dividends.

We have never paid or declared any dividends on our common stock.  Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common stock or our common stock to be sold in this offering.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our directors have the right to authorize the issuance of additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our certificate of incorporation and without further action by our stockholders, have the authority to issue shares of common stock from time to time.  Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current in our reporting requirements, we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock will be limited, which would make transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

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That a broker or dealer approve a person’s account for transactions in penny stocks; and

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That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

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Sets forth the basis on which the broker or dealer made the suitability determination; and

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That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

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Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

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The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

VR Holdings was previously classified as a “shell company” under the Exchange Act.

Until the Merger which closed on January 20, 2012, VR Holdings was classified as a “shell company” as defined by Rule 12b-2 promulgated under the Exchange Act.  Accordingly, the securities sold in this offering to the claimants or those securities sold by any selling stockholder can only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

A “shell company” means a registrant, other than an asset-backed issuer, that has:

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No or nominal operations; and

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Either, (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The provisions of Rule 144(i) providing for the six month holding period are not available for the resale of securities initially issued by a “shell company.”

Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC.

The term “Form 10 information” means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144.  The Form 10 information is deemed filed when the initial filing is made with the SEC.  The Form 10 information was deemed filed when we filed our Form 8-K on January 20, 2012, in connection with the Effective Date of the Merger.

In order for Rule 144 to be available, VR Holdings must have certain information publicly available.  Since our prospectus became effective on May 11, 2011, we have been publishing information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to VR Holdings and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions.  When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of VR Holdings, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

•

Whether or not markets for our services develop and, if they do develop, the pace at which they develop;

•

Our ability to attract and retain the qualified personnel to implement our growth strategies;

•

Our ability to fund our short-term and long-term financing needs;

•

General economic conditions;

•

Changes in our business plan and corporate strategies; and

•

Other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Business.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning VR Holdings and our business made elsewhere in this prospectus.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus to the claimants or from the sale of our common stock  by the selling stockholders.  See “Selling Stockholders” and “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, the shares of our common stock are quoted for sale on the OTCBB under the symbol “VRHD.OB.”  We currently have 461,789,037 shares of our common stock issued and outstanding, which are held of record and beneficially owned by approximately 124 stockholders.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.”  Although the 17,500,000 shares and the 3,000,000 shares have not yet been actually delivered to Mr. Moore and to CapNet Securities Corporation, pursuant to the Plan of Merger as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.

Even though the shares of our common stock are quoted for sale on the OTCBB, there is essentially no trading activity.  The following table sets forth the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers, since our shares became eligible for quotation on May 11, 2011.  However, trading only began in August 2011.  The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	High	Low
Quarter Ended:
September 30, 2011 December 31, 2011 March 31, 2012 June 30, 2012	$0.15 $0.15 $0.51 $0.51	$0.15 $0.15 $0.51 $0.51

Dividends

We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans as of the date of this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2012
	Actual	As Adjusted (1)
Common stock, $0.000001 par value per share; 550,000,000 shares authorized, 458,739,037 and 464,383,383 shares issued and outstanding, as adjusted	$ 459	$ 465
Additional paid-in capital	11,314,950	14,093,560
Accumulated deficit	(15,492,955)	(15,492,955)
Earnings during development stage	3,465,049	586,433
Total stockholders’ equity (deficit)	(712,497)	(812,497)
Total capitalization (deficiency)	$ (712,497)	$ (812,497)

___________

(1)

Reflects the sale of up to 5,644,346 shares to the claimants with offering costs of $100,000.  See “Prospectus Summary – The Offering.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated selected financial data are derived from our consolidated financial statements for the years ended September 30, 2011 and 2010, which have been audited by GBH CPAs, PC, independent registered public accounting firm, and unaudited consolidated financial statements for the six months ended March 31, 2012 and 2011 are included elsewhere in this prospectus.  The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Year Ended September 30,		Six Months Ended March 31,
	2010	2011	2011	2012

Revenue	$ –	$ –	$ –	$ –
General and administrative expenses	322,046	103,335	52,093	170,159
Impairment of goodwill	–	–	–	2,944,539
Net loss	(322,046)	(103,335)	(52,093)	(3,114,698)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion reflects our plan of operation.  This discussion should be read in conjunction with the financial statements which are attached to this prospectus.  This discussion contains forward-looking statements, including statements regarding our expected financial position, business and financing plans.  These statements involve risks and uncertainties.  Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Since the business previously operated by VR Holdings before the filing of our registration statement with the SEC on May 17, 2010, no longer has any relevance, the discussion which immediately follows relates to our proposed business of investing in litigation and arbitration cases, claims and disputes.  Unless the context otherwise suggests, “we,” “our,” “us,” and similar terms, as well as references to “VR Holdings,” all refer to VR Holdings as of the date of this prospectus.

If we are successful in our litigation effort in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed below and in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings,” our business going forward is expected to consist of a strategy to build a diversified portfolio of investments in various legal claims and to provide our stockholders with an attractive level of capital growth through investing directly and indirectly in litigation and arbitration cases, claims and disputes.  See “Business –Financing Litigation.”

The primary function of VR Holdings will be to invest directly and indirectly in litigation and arbitration cases, claims and disputes.  We hope to provide the capital for our intended business plan through the proceeds which we may receive in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation described in this prospectus.  However, if we are not successful in that litigation, we still intend to pursue our business plan, and if necessary raise whatever funds we may need by means of a debt or equity offering.

It should be clearly understood that we will not be able to commence our proposed business, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.

Additionally, one of the effects of the exchange of claims with the claimants as described in this prospectus is to extinguish any claim against Mr. Lapides for which he has been held personally liable in Cause No. 98-6-5483-JS, In re Transcolor Corporation, Debtor, National City Bank of Minneapolis, Plaintiff vs. Morton M. Lapides, Sr., et al., Defendants, in the United States Bankruptcy Court for the District of Maryland.  See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”  In the Maryland litigation, Mr. Lapides was found to be personally liable for $7,000,000, plus interest.

If we are not successful in our litigation in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, the amount owed by Mr. Lapides will not be paid by VR Holdings.  As stated below, VR Holdings does not have any legal obligation to offer any of its shares to any of the below described claimants, but we wish to do so to resolve potential claims against us so that we can move forward with the expectation that our past liabilities, both asserted and unasserted, have been extinguished.

The Cancer Foundation, Inc. v. Cerberus Capital Management, LP

MML, Inc. is a plaintiff in an Illinois State court suit, see The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings,” MML has assigned its claims to VR Holdings Inc.  The claimants accepting this exchange will have their claims transferred to VR Holdings.  A similar suit was originally filed in Federal Court in Illinois, but was dismissed.  The dismissal was affirmed by the U.S. Court of Appeals for the Seventh Circuit.  On April 17, 2009, a suit was filed in the Illinois Circuit Court for Cook County by The Cancer Foundation, Inc. against Cerberus Capital Management, L.P.  Only MML, Inc. and Morton Lapides remained plaintiffs in that action.  That suit was initially dismissed and a motion for reconsideration was denied.  This suit was successfully appealed to the Illinois Court of appeals.  The appeals court reversed the dismissal and the mandate was entered in August 2011.  A motion to reinstate the action on the calendar of the trial court is scheduled for oral argument on July 25, 2012.  If that motion is not successful, Illinois rules permit refiling of the action as a new matter.

It is not possible to predict the ultimate resolution of the case.

If The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation is unsuccessful, we will have to raise funds in some manner to be determined at a later time, in order to continue our VR Holdings business plan, or revise the proposed business model as it now stands.  In the future, we may raise additional capital though equity or debt offerings.

It should be clearly understood that we will not be able to commence our proposed VR Holdings business, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  In the future, we may raise additional capital though equity or debt offerings.  If we are not successful in our litigation efforts or cannot raise needed funds, our proposed business will most likely fail.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

The Cancer Foundation has paid our expenses for the periods indicated were as follows:

Period	Amount
Year ended September 30, 2008	$15,000
Year ended September 30, 2009	$19,567
Year ended September 30, 2010	$116,961
Year ended September 30, 2011	$15,216
Six months ended March 31, 2012	$986

Funds were provided to The Cancer Foundation for the periods indicated by investors who purchased shares of our common stock owned by The Cancer Foundation, as follows:

Stockholder	Shares Purchased	Date Purchased	Amount Paid
Edwin C. Fulton	300,000	10/23/2009	$30,000
Vivek Sood	50,000	10/23/2009	5,000
Chris Urban	100,000	3/15/2010	10,000
Total	450,000		$45,000

Results of Operations

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010.

Revenues.  We had no revenues for the years ended September 30, 2011 and 2010.

General and Administrative Expenses.  Our general and administrative expenses decreased from $322,046 in 2010 to $103,335 in 2011.  This decrease was primarily the result of professional fees incurred in connection with the litigation and the registration of our common shares.

Net Loss.  Our net loss decreased to $103,335 for 2011 from $322,046 for 2010.

The directors of The Cancer Foundation have agreed that The Cancer Foundation would advance money to VR Holdings to be used to pay legal and audit expenses associated with the legal action taken by VR Holdings against our lender group.  As a charitable foundation, The Cancer Foundation determined that it was in the best interests of the foundation to attempt to recover gifts that were made to it but not received.  The Cancer Foundation believes that this is the best way for it to recover the $80,000,000 donation that it would have received from VR Holdings had the lender group of VR Holdings not taken actions that caused VR Holdings to lose its value.  However, it should be understood that even though VR Holdings desired to make the proposed $80,000,000 gift to The Cancer Foundation, the foundation had no legal claim to the money and we were not contractually obligated to make the gift.  In addition, The Cancer Foundation determined that it was in the best interests of the foundation to exchange its claim against the lender group for shares of VR Holdings and to pay legal bills and audit expenses of VR Holdings.  There is no formal agreement between VR Holdings and The Cancer Foundation concerning the payment of legal and audit expenses of VR Holdings, Inc. by The Cancer Foundation.  However, The Cancer Foundation may continue to pay bills associated with the current litigation, as funds become available to The Cancer Foundation, but there is no obligation to do so.

The Cancer Foundation has paid our expenses for the periods indicated were as follows:

Period	Amount
Year ended September 30, 2008	$15,000
Year ended September 30, 2009	$19,567
Year ended September 30, 2010	$116,961
Year ended September 30, 2011	$15,216
Six months ended March 31, 2012	$986

Funds were provided to The Cancer Foundation for the periods indicated by investors who purchased shares of our common stock owned by The Cancer Foundation, as follows:

Stockholder	Shares Purchased	Date Purchased	Amount Paid
Edwin C. Fulton	300,000	10/23/2009	$30,000
Vivek Sood	50,000	10/23/2009	5,000
Chris Urban	100,000	3/15/2010	10,000
Total	450,000		$45,000

It should be clearly understood that The Cancer Foundation has no claim against VR Holdings and is no longer a party to the Illinois litigation.  However, in view of the fact that The Cancer Foundation owns 26,273,643 shares of our common stock (more than six percent of our outstanding shares), the management of The Cancer Foundation has decided that if we are successful in our efforts as described in this prospectus, then the foundation might be able to realize its goal of making grants to Johns Hopkins for cancer research.  At present, The Cancer Foundation does not have any other viable source of funding to help it carry out its mission in the fight against cancer.  VR Holdings is the current best hope for funding for The Cancer Foundation.

VR Holdings agreed to dismiss The Cancer Foundation from The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation because the foundation lacked standing, but VR Holdings still issued 27.3 million shares of its common stock to The Cancer Foundation based upon the amount pledged to The Cancer Foundation, plus accrued interest.  The interest was calculated based upon an annual interest rate of six percent during the period 1998 through December 31, 2007.  The total dollar amount of the claim, including interest that was attributed to The Cancer Foundation in determining the number of VR Holdings shares to be issued was $124,358,274.

Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011.

Revenues.  We had no revenues for the six months ended March 31,, 2012.

General and Administrative Expenses.  Our general and administrative expenses increased from $52,093 in 2011 to $170,159 in 2012.  This increase was primarily the result of professional fees incurred in connection with the acquisition of Litigation Dynamics, Inc.  The impairment of goodwill expense increased by $2,944,539 in 2012 as a result of the acquisition of Litigation Dynamics, Inc. which created goodwill and the impairment of this goodwill.

Net Loss.  Our net loss increased to $3,123,871 for 2012 from $52,093 for 2011.

Liquidity and Capital Resources

Our primary source of liquidity has been expenses paid by The Cancer Foundation, which were primarily legal and accounting fees.  During the years ended September 30, 2011 and 2010, The Cancer Foundation has paid expenses of $15,216 and $116,961, respectively.  As of March 31, 2012, we had $2,444 in cash and cash equivalents.  We have no obligation to repay The Cancer Foundation for any funds advanced on our behalf and there are no agreements reflecting that we have any such obligation.

As of March 31, 2012, we had outstanding liabilities of $809,660, which is payable within 12 months.  We are attempting to obtain funds from the successful conclusion of our lawsuit.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”  In the event that we are unsuccessful in our litigation, we would be required to raise additional equity capital.  In the future, we may raise additional capital though equity or debt offerings.  There are no interest, penalties or fines accruing on the past due amounts.

The debt of all subsidiaries of VR Holdings has been discharged through prior bankruptcies filed for these subsidiaries.

On June 13, 2003, Mr. Lapides was held responsible for this debt.  See Cause No. 98-6-5483-JS, In re Transcolor Corporation, Debtor, National City Bank of Minneapolis, Plaintiff vs. Morton M. Lapides, Sr., et al., Defendants, in the United States Bankruptcy Court for the District of Maryland.  The Court made veil piercing and independent tort liability findings against Mr. Lapides arising of the acquisition of Winterland, Inc.  See In Re Transcolor; National City Bank v. Morton M. Lapides, Sr., et al., 296 B.R. 343 (Bankr. D. Md. 2003).  Judge Schneider based his findings on three transactions relating to the acquisition of Winterland Corp. by Mr. Lapides and his company, MML, Inc. which took place on August 14 and 16, 1996, and April 11, 1997.  In the first transaction, MML purchased 100% of the shares of Winterland.  As part of the transaction, Transcolor Corp. transferred its business assets to Winterland and leased its machinery, real property, proprietary rights, etc. to Winterland.  Winterland was also given an option to purchase the leased assets for $5 million.  In return, Transcolor would receive $5.4 million from Winterland and a $14 million 10-year lease agreement with Winterland.  Winterland paid $1.3 million of that amount, leaving an amount due of $4.1 million.  In the second transaction, Winterland tendered a promissory note to Transcolor for $4.1 million, the price of Transcolor’s purchase option was reduced to $3.5 million, and the price for its leased assets was reduced to $1.  In the third transaction, MML transferred to the lenders who financed its acquisition of Winterland an 80% ownership interest in Winterland and gave up 90% of the 10-year $14 million lease Winterland had with Transcolor.

Judge Schneider held that these three Winterland-related transactions were in breach of the terms of a trust indenture, dated October 1, 1993, between Alleco, Inc., as issuer, and National City Bank, trustee, that obligated Alleco to issue secured notes to certain creditors, and a supplemental indenture, dated July 31, 1995, that added Transcolor Corp., as an obligor on the secured notes.  The trustee indenture was issued as part of Alleco’s Chapter 11 plan of reorganization.  Transcolor was a subsidiary of Alleco, which, in turn, was owned by MML, Inc.  Mr. Lapides was the principal shareholder of MML.

Judge Schneider held that these transactions were fraudulent transfers because they were made at a time when Transcolor was insolvent and without fair consideration and because Mr. Lapides owned Transcolor, Alleco and Winterland.  He held they were not arms-length transactions and that Transcolor, Alleco and MML were instrumentalities of Lapides and that he was their alter ego.  Judge Schneider pierced the corporate veil based on his conclusion that National City Bank, the Indentured Trustee, had made a sufficient showing of fraud by Mr. Lapides and the other defendants.

Judge Schneider also held that Mr. Lapides was individually liable based on his conclusion that he had directed the perpetration of a corporate fraud, the fraudulent transfer of assets, reaped personal benefits by being released from a personal guarantee, and by allegedly instructing subordinates to falsify corporate compliance certificates required by the trust indentures in order to keep the knowledge of the transfers from the indentured trustee, despite contrary legal opinions from major law firms.

As a result of these findings, Judge Schneider entered a judgment against Mr. Lapides personally for $7,000,000, plus interest.  The judgment provided for interest at the rate of 1.4 percent per annum.  The interest continues to accrue.  The decision was rendered on June 13, 2003 but not received by Mr. Lapides, who was ill, and recovering from pancreatic cancer, until July 3, 2003.  His efforts to obtain an extension to appeal were denied.  As a result of this judgment, Marshall & Ilsley Trust Company, N.A. (the surviving entity of National City Bank) filed a case in the Circuit Court of Anne Arundel County, Maryland to enforce this judgment against Morton M. Lapides, Sr. whose only asset was his interest in the home owned by his wife and himself.  The Lapides’ contended that the home was held as tenants by the entirety and could not be taken to satisfy individual debts of a husband or wife.

On April 12, 2010, The Circuit Court of Anne Arundel Country, Maryland decided in favor of the Lapides’ and dismissed the claim of Marshall & Ilsley Trust Company, N.A. to allow the home owned by the Lapides’ as a source of paying the $7,000,000 judgment against Morton M. Lapides, Sr.  The plaintiff, Marshall & Ilsley, had 30 days to appeal this judgment but no appeal was make and as a result, the judgment is final.  The original judgment against Morton M. Lapides, Sr. is still outstanding.  There are no other parties that are liable for this debt.

As stated elsewhere in this prospectus, we will offer shares of our common stock to various claimants in exchange for their claims.  However, if a claimant does not accept the exchange of our shares for his claim and we are subsequently successful in receiving funds from our claim in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, any such claimant will receive a pro rata portion of any such funds received by VR Holdings regardless of his refusal to accept our shares.  Any such funds paid to a claimant would not be available for use in our proposed business going forward.

If The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation is successful, we will use the proceeds from any recovery to fund our proposed operations as disclosed in our VR Holdings business plan.  See “Business.”  If The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation is unsuccessful, we will have to raise funds in some manner to be determined at a later time, in order to continue our business plan, or revise the proposed business model as it now stands.

It should be clearly understood that we will not be able to commence the proposed business of VR Holdings, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.  If we are not successful in our litigation efforts or cannot raise needed funds, our proposed business will most likely fail.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

As discussed elsewhere in this prospectus, The Cancer Foundation has paid our expenses for the periods indicated were as follows:

Period	Amount
Year ended September 30, 2008	$15,000
Year ended September 30, 2009	$19,567
Year ended September 30, 2010	$116,961
Year ended September 30, 2011	$15,216
Six months ended March 31, 2012	$986

Funds were provided to The Cancer Foundation for the periods indicated by investors who purchased shares of our common stock owned by The Cancer Foundation, as follows:

Stockholder	Shares Purchased	Date Purchased	Amount Paid
Edwin C. Fulton	300,000	10/23/2009	$30,000
Vivek Sood	50,000	10/23/2009	5,000
Chris Urban	100,000	3/15/2010	10,000
Total	450,000		$45,000

VR Holdings believes it will have the opportunity of raising funds in the public market as well as giving its stockholders the opportunity and means by which stockholders may buy or sell shares in VR Holdings.  With the opportunity to raise additional funds, VR Holdings expects that it will be able to increase its capital resources and thereby be able to increase its investments in legal actions.  This in turn will tend to increase operating results of VR Holdings and give VR Holdings the opportunity to generate operating profits for the benefit of VR Holdings and its stockholders.  At the same time, being a public company, VR Holdings gives the individual stockholder the opportunity to buy or sell shares of VR Holdings.  By selling shares, the individual stockholder can generate funds and have liquidity.  Since VR Holdings has no operating history and has no experience in selling its shares in the public market, it has no historical trends to use to base projections and cannot forecast its operating results or how its shares will be valued in the market place.  If VR Holdings does not raise additional capital and/or does not generate profitable operations, VR Holdings’ shares of common stock are likely to be adversely affected and have little or no value.

We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.

We are subject to the Exchange Act, and the reporting and regulatory requirements of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives which will increase our general and administrative costs as we will have to incur increased legal and accounting fees to comply with such rule changes.  For example, in being a public company, we are required to file periodic reports with the SEC as required by the Exchange Act, such as 8-Ks, 10-Qs, 10-Ks, and proxy statements.  In addition, we also must have audited financial statements included in our annual reports of 10-Ks every year, with reviews by an auditor of our quarterly statements on 10-Q.  Our attorneys will be involved in the preparation of all of the periodic reports required by the Exchange Act.  We estimate that by being a public company will incur at least $50,000 annually in legal costs and an additional $50,000 annually in auditing costs that we would not be paying if we were to remain as a private company.

Seasonality

Our proposed business is not subject to seasonality.

Impact of Inflation

General inflation in the economy has driven the operating expenses of many businesses higher.  We will continuously seek methods of reducing costs and streamlining operations while maximizing efficiency through improved internal operating procedures and controls.  While we are subject to inflation as described above, our management believes that inflation currently does not have a material effect on our operating results.  However, inflation may become a factor in the future.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported.  Note 1 of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements.  Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition or results of operations.  Specifically, critical accounting estimates have the following attributes:

•

We are required to make assumptions about matters that are highly uncertain at the time of the estimate; and

•

Different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty.  We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances.  These estimates may change as new events occur, as additional information is obtained and as our operating environment changes.  These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known.  Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.  These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants.  Actual results could differ from these estimates.

Financing Activities

We plan to fund our proposed operations from some or all of our litigation efforts.  If we are unsuccessful in our litigation, we will have to raise capital by means of borrowings or the sale of shares of our common stock.  In the future, we may raise additional capital though equity or debt offerings.  At present, we do not have any commitments with respect to future financings.  If we are unable to raise the capital we need to finance our business, including the proposed business of Litigation Dynamics going forward, and our litigation is unsuccessful, our proposed business will likely fail.

At present, we do not have sufficient capital on hand to fund our proposed operations for the next 12 months.  We estimate that we will need at least $400,000 to fund our operations over the next 12 months.  These funds will be spent to fund the current ligation that has been filed and to pay our operating expenses.  Recently, The Cancer Foundation, Inc., a charitable foundation established in 1968 by the uncles and father of Mr. Morton M. Lapides, Sr., who along with his wife are the controlling stockholders of Deohge Corp., our majority stockholder, has made capital contributions of money to pay most of our current operating expenses.  However, we cannot continue to rely upon any future funding from The Cancer Foundation, Inc.

The Cancer Foundation has paid our expenses for the periods indicated were as follows:

Period	Amount
Year ended September 30, 2008	$15,000
Year ended September 30, 2009	$19,567
Year ended September 30, 2010	$116,961
Year ended September 30, 2011	$15,216
Six months ended March 31, 2012	$986

Funds were provided to The Cancer Foundation for the periods indicated by investors who purchased shares of our common stock owned by The Cancer Foundation, as follows:

Stockholder	Shares Purchased	Date Purchased	Amount Paid
Edwin C. Fulton	300,000	10/23/2009	$30,000
Vivek Sood	50,000	10/23/2009	5,000
Chris Urban	100,000	3/15/2010	10,000
Total	450,000		$45,000

VR Holdings Needs To Hire Specialized Personnel

Although we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as underwriters and legal personnel, to assess risks of investing in lawsuits and to assist VR Holdings in the execution of our business model, inasmuch as John E. Baker, our chief executive officer, does not possess the requisite level of expertise to perform such functions.  Further, Mr. Baker will not devote his entire working efforts to our business, since he is currently employed as chief financial officer and treasurer of Inware Technologies, Inc.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

Quantitative and Qualitative Disclosures About Market Risk

We conduct all of our transactions in U.S. dollars.  We are therefore not directly subject to the risks of foreign currency fluctuations and do not hedge or otherwise deal in currency instruments in an attempt to minimize such risks.

Stock-Based Compensation

We recognize compensation cost for stock-based awards based on the estimated fair value of the award on date of grant.  We measure compensation cost at the grant date based on the fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period.

Recently Issued Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued ASC Topic No. 2010-29 Business Combinations (ASC Topic 805) — Disclosure of Supplementary Pro Forma Information for Business Combinations  which amended ASC Topic 805 “Business Combinations” to specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the year had occurred as of the beginning of the comparable prior annual reporting period only.  The ASC also expands the supplemental pro forma disclosures under ASC Topic 805 to include a description of the nature and the amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  The ASC is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010 (October 1, 2011 for VR Holdings).  Early adoption is permitted.  The adoption of this ASC does not have a material impact on VR Holdings’ consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS

Company Overview

Following the Merger, the business of VR Holdings, Inc. has continued as before the Merger, enhanced by the business of Litigation Dynamics, Inc., as a wholly-owned subsidiary of VR Holdings, Inc.  The following discussion includes descriptions of both companies going forward.

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” the “company” or “VR Holdings” or “Litigation Dynamics” are to the business of VR Holdings and Litigation Dynamics.

The Plan of Merger

On November 21, 2011, VR Holdings, Inc. (“VR Holdings” or the “registrant”), VRH Merger Sub, a Texas corporation (the “Subsidiary”), and Litigation Dynamics, Inc., a Texas corporation (“Litigation Dynamics”) executed a Plan and Agreement of Triangular Merger (the “Plan of Merger”), whereby Litigation Dynamics was to be merged into the Subsidiary, a wholly-owned subsidiary of the registrant (the “Merger”).  As a result of the Merger, the Litigation Dynamics Shareholder received shares of the common stock of the registrant, par value $0.000001 per share (the “VR Holdings Common Stock”) in exchange for all of his shares of the common stock of Litigation Dynamics, par value $0.01 per share (the “Litigation Dynamics Common Stock”).  The Merger closed on January 20, 2012 (the “Effective Date”).

The Merger and its related transactions were approved by the holders of a requisite number of shares of:

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Litigation Dynamics Common Stock by written consent of shareholders in lieu of a meeting on January 20, 2012; and

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The Subsidiary Common Stock by written consent of shareholders in lieu of a meeting on January 20, 2012.

Under Texas corporate law, the Litigation Dynamics Shareholder who did not consent to the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Litigation Dynamics pay them the fair value of their shares.  Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.  There was no dissenting Litigation Dynamics Shareholder to the Merger.

The Merger was adopted pursuant to the provisions of Article 5.01, et seq., of the Texas Business Corporation Act (the “TBCA”), and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, with the following provisions:

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Litigation Dynamics was merged with and into the Subsidiary, to exist and be governed by the laws of the State of Texas.

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The Subsidiary is the surviving corporation (the “Surviving Corporation”) and will continue to be a wholly-owned subsidiary of VR Holdings.  The Surviving Corporation has changed its name to Litigation Dynamics, Inc.

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On the Effective Date, the separate existence of Litigation Dynamics ceased and the Surviving Corporation succeeded, without other transfer, to all the rights and properties of Litigation Dynamics and is subject to all the debts and liabilities of such corporation in the same manner as if the Surviving Corporation had itself incurred them.  All rights of creditors and all liens upon the property of each constituent entity were preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

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The Surviving Corporation is responsible for the payment of all fees and franchise taxes of the constituent entities payable to the State of Texas, if any.

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The Surviving Corporation will carry on business with the assets of Litigation Dynamics, as well as the assets of the Subsidiary.

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The Surviving Corporation will be responsible for the payment of the fair value of shares, if any, required under Article 5.01, et seq., of the TBCA.  There is no requirement to pay the fair value of shares, inasmuch as the Merger was approved by all of the Litigation Dynamics Shareholder and the VRH Merger Sub, Inc. Shareholders.

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The Litigation Dynamics Shareholder surrendered all of his shares of the Litigation Dynamics Common Stock in the manner hereinafter set forth.

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In exchange for the shares of the Litigation Dynamics Common Stock surrendered by the Litigation Dynamics Shareholder, VR Holdings agreed to issue and transfer to him 17,500,000 shares of the VR Holdings Common Stock, on the basis hereinafter set forth,

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The authorized capital stock of the Subsidiary is 1,000 shares of common stock, par value $0.01 per share (the “Subsidiary Common Stock”), of which one share is issued and outstanding.

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The authorized capital stock of Litigation Dynamics is 100,000 shares of common stock, $0.01 par value per share, of which 100,000 shares were issued and outstanding before the Merger.

Effective Date.  The effective date of the Merger (the “Effective Date”) was January 20, 2012, the date of the filing of Articles of Merger for the Subsidiary and Litigation Dynamics in the State of Texas.

Manner of Exchange.  On the Effective Date, the Litigation Dynamics Shareholder surrendered his stock certificates representing all of the issued and outstanding shares of the Litigation Dynamics Common Stock to the Subsidiary in exchange for certificates representing the shares of the VR Holdings Common Stock to which he was entitled.  Following the receipt of the shares of the Litigation Dynamics Common Stock by the Subsidiary, the shares of the Litigation Dynamics Common Stock were cancelled.  The one share of the Subsidiary Common Stock remains issued and outstanding.

Basis of Exchange.  The Litigation Dynamics Shareholder, before the Effective Date, owned 100,000 shares of the Litigation Dynamics Common Stock, which shares constituted all of the issued and outstanding shares of the capital stock of Litigation Dynamics.  As a result of the Merger, the Litigation Dynamics Shareholder is to receive, in exchange for all of his Litigation Dynamics Common Stock, 17,500,000 shares of the VR Holdings Common Stock.

Restricted Shares.  All shares of the VR Holdings Common Stock received by the Litigation Dynamics Shareholder were restricted in their resale as provided in the Securities Act of 1933, as amended (the “Securities Act”), and contain a legend as required by the Securities Act, which reads as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Directors and Officers of the Surviving Corporation.

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Following the Effective Date of the Merger, the present Board of Directors of Litigation Dynamics, Zane Russell and J. Michael Moore, shall continue to serve as the Board of Directors of the Surviving Corporation, along with John E. Baker, until the next annual meeting or until such time as their successors have been elected and qualified.

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If a vacancy shall exist on the Board of Directors of the Surviving Corporation following the Effective Date, such vacancy may be filled by the Board of Directors of the Surviving Corporation as provided in the Bylaws of the Surviving Corporation.

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All persons who, on the Effective Date, were executive or administrative officers of Litigation Dynamics, Zane Russell and J. Michael Moore, shall continue to be the officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine.  The Board of Directors of the Surviving Corporation may elect or appoint such additional officers as it may deem necessary or appropriate.

Articles of Incorporation.  The Articles of Incorporation of the Subsidiary existing on the Effective Date, which have been amended to reflect the change of its name to Litigation Dynamics, Inc., a copy of which is attached to the Plan of Merger as Attachment A, shall continue in full force as the Articles of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Bylaws.  The Bylaws of the Subsidiary existing on the Effective Date, which have been amended to reflect the change of its name to Litigation Dynamics, Inc., a copy of which is attached to the Plan of Merger as Attachment B, shall continue in full force as the Bylaws of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Employment Agreements and Benefit Plans.  On the Effective Date, Zane Russell, as President and Chief Executive Officer, and J. Michael Moore, as Chief Operating Officer, executed employment agreements with the Surviving Corporation as described in Attachment C and Attachment D attached to the Plan of Merger.

Directors and Officers of VR Holdings.  On the Effective Date, Zane Russell and J. Michael Moore were elected to the Board of Directors of VR Holdings to serve with the current three members of the Board of Directors of VR Holdings.  As a result the Board of Directors of VR Holdings has been enlarged to five members.

Copies of the Plan of Merger.  A copy of the Plan of Merger is on file at 925 South Mason, Suite 375, Katy, Texas 77450, the principal offices of Litigation Dynamics, and at 1615 Chester Road, Chester, Maryland 21619, the principal offices of VR Holdings and the Subsidiary.  A copy of the Plan of Merger will be furnished to any shareholder of Litigation Dynamics, VR Holdings, or the Subsidiary, on written request and without cost.

Additional Consideration for the Merger.  As additional consideration for the Merger:

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On the Effective Date, Litigation Dynamics executed a Master Services Agreement with VR Holdings in the form attached to the Plan of Merger as Attachment E.

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The Litigation Dynamics Shareholder shall be entitled to two shares of the VR Holdings Common Stock, up to a maximum of 20,000,000 shares, for every dollar of revenue, up to a maximum of $10,000,000, which Litigation Dynamics’ operations generate within the two years from and after the Effective Date.

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Litigation Dynamics, through CapNet Securities Corporation (“CapNet”) pursuant to a Letter Agreement between CapNet and VR Holdings dated October 24, 2011, as described in Attachment F attached to the Plan of Merger, will attempt to raise the necessary financing for the legal and accounting advisory and fees for the completion of the Merger and the subsequent reporting requirements for VR Holdings as required by the Exchange Act, as well as the funding of VR Holdings’ litigation expenses and ongoing expenses, as needed.  As part of its compensation for services rendered pursuant to the Letter Agreement described in Attachment E attached to the Plan of Merger, CapNet is to receive 3,000,000 shares of the VR Holdings Common Stock.

A copy of the Plan of Merger (including all of its attachments) is attached as an exhibit to the registration statement, of which this prospectus is a part.

Accounting Treatment; No Change of Control

The Merger was accounted for as an acquisition and not as a “reverse merger,” since the Litigation Dynamics Shareholder will not own a majority of the outstanding shares of the VR Holdings Common Stock immediately following the Merger.  The assets and liabilities and the historical operations of Litigation Dynamics prior to the Merger will be reflected in the financial statements and will be recorded at the historical cost basis of Litigation Dynamics.  Our consolidated financial statements after completion of the Merger will include the assets and liabilities of both VR Holdings and Litigation Dynamics, and the historical operations of Litigation Dynamics and VR Holdings operations from the Effective Date of the Merger.

As a result of the Merger, the Litigation Dynamics Shareholder owns approximately 3.79 percent of the issued and outstanding shares of the VR Holdings Common Stock following the Merger, with the remaining approximately 96.21 percent of the shares of the VR Holdings Common Stock being owned by the VR Holdings Stockholders before the Merger, and CapNet.  Therefore, there was no change of control in VR Holdings.

Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangement exists that might result in a future change of control of VR Holdings.

“Shell Company” Status

VR Holdings, for the foreseeable future, will continue to be a “smaller reporting company,” as defined under the Exchange Act, following the Merger.  Prior to the Merger, VR Holdings was classified as a “shell company” as defined by Rule 12b-2, pursuant to the Exchange Act.  However, as a result of the Merger, VR Holdings is no longer a “shell company,” inasmuch as VR Holdings, through Litigation Dynamics, has operations and assets which are not “nominal,” and which do not consist solely of cash and cash equivalents, as more fully described in the discussion and financial statements described in this prospectus with the determination of our assets (including cash and cash equivalents) being based solely on the amount of assets that would be reflected on our balance sheet prepared in accordance with generally accepted accounting principles on the date of that determination.  In addition, we have filed with the SEC our Form 10-Q for the three month periods ended December 31, 2011, and March 31, 2012, which are incorporated herein by reference and which show additional support for the status of VR Holdings as a non-shell company.  The pro-forma Combined Balance Sheet and consolidated Results of Operations based upon the consolidation of VR Holdings and Litigation Dynamics demonstrates that the consolidated operations of VR Holdings now clearly show operations and assets which are not “nominal” and which do not consist solely of cash and cash equivalents.

In connection with the Merger and before the Effective Date, VR Holdings sold 480,694 shares of the VR Holdings Common Stock to two accredited investors, as defined by the Securities Act, for the sum of $48,069, which augmented our assets.  The funds were raised to pay some of our current liabilities and to provide operating capital going forward.

Since VR Holdings was previously classified as a “shell company,” its securities issued to new stockholders or those securities sold by any selling stockholder could only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

A “shell company” means a registrant, other than an asset-backed issuer, that has:

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No or nominal operations; and

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Either, (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The provisions of Rule 144(i) providing for the six month holding period are not available for the resale of securities initially issued by a “shell company.”

Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC.

The term “Form 10 information” means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144.  The Form 10 information is deemed filed when the initial filing is made with the SEC.  The Form 10 information was deemed filed when we filed our Form 8-K on January 20, 2012, in connection with the Effective Date of the Merger.

In order for Rule 144 to be available, VR Holdings must have certain information publicly available.  Since our prospectus became effective on May 11, 2011, we have been publishing information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act.

On the Effective Date of the Merger, there were approximately 43,147,000 shares of the VR Holdings Common Stock outstanding owned by the VR Holdings Stockholders who were not “affiliates” as defined in the Securities Act.  These approximate 43,147,000 shares constituted the “public float” of VR Holdings prior to the Merger.

Prior to the Merger, there were no material relationships between VR Holdings and Litigation Dynamics, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

VR Holdings intends to carry on the business of Litigation Dynamics under the name of Litigation Dynamics, Inc., following the change of the name of VRH Merger Sub, Inc., as discussed below as one of its lines of business.  Litigation Dynamics is located in Houston, Texas.

Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc.

The following discussion relates to the business of VR Holdings, Inc. before the Merger and without taking into account the business of Litigation Dynamics, Inc., which is more fully discussed below, even though Litigation Dynamics is now our wholly-owned subsidiary.

VR Holdings, Inc., a Delaware corporation, was incorporated in 1998 to be the parent company of a group of entities owned by MML, Inc. which was in turn controlled by Morton M. Lapides, Sr. and his family.  The companies included in this consolidation were MML, Inc., Transcolor Corp., Valley Rivet Company, Alleco, Inc. and Allegheny Pepsi Cola Bottling Company.  VR Holdings itself has never had any operations or employees but acted as a holding company only.

During the period from 2003 to 2006, through an investigation instituted by The Cancer Foundation, Inc., a charitable foundation resulting from the merger in 2006 of the Lapides Brothers Foundation, founded by the uncles and father of Mr. Morton M. Lapides, Sr. in 1968 and Citizens For a Cancer Free America, along with Mr. Lapides Sr., it was determined by The Cancer Foundation, Inc. and others that certain lenders, through alleged illegal practices, had taken advantage of Mr. Lapides Sr. and other creditors and stockholders of VR Holdings to gain control of a certain operating subsidiary while Mr. Lapides was undergoing treatment for life threatening pancreatic cancer.  These alleged illegal practices resulted in VR Holdings losing control of various operating subsidiaries and allegedly ultimately causing VR Holdings to lose an estimated $1.6 billion associated with these operations.  As a result, it was decided by the stockholders of VR Holdings to reorganize the ownership of the company and to file a law suit against the lenders and related parties to recover the damages caused by the lender’s alleged illegal activities.

If we are successful in our litigation effort in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP, more fully discussed in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Legal Proceedings,” our business going forward is expected to consist of a strategy to build a diversified portfolio of investments in various legal claims and to provide our stockholders with an attractive level of capital growth through investing directly and indirectly in litigation and arbitration cases, claims and disputes.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Financing Litigation.”

Going forward, without taking into account the business of our wholly-owned subsidiary, Litigation Dynamics, the primary operating function of VR Holdings will be to invest directly and indirectly in litigation and arbitration cases, claims and disputes.  We hope to provide the capital for our intended VR Holdings business plan through the proceeds which we may receive in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation described in this prospectus.  However, if we are not successful in that litigation, we still intend to pursue our business plan, and if necessary raise whatever funds we may need by means of a debt or equity offering.  It should be clearly understood that we will not be able to commence the proposed business of VR Holdings, without taking into account the business of our wholly-owned subsidiary, Litigation Dynamics, unless and until we are successful in The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation, or we raise additional funds by means of a debt or equity offering.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund the proposed business of VR Holdings going forward.  In the future, we may raise additional capital though equity or debt offerings.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.

Additionally, one of the effects of the exchange of claims with the claimants as described in this prospectus is to extinguish any claim against Mr. Lapides for which he has been held personally liable in Cause No. 98-6-5483-JS, In re Transcolor Corporation, Debtor, National City Bank of Minneapolis, Plaintiff vs. Morton M. Lapides, Sr., et al., Defendants, in the United States Bankruptcy Court for the District of Maryland.  See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”  In the Maryland litigation, Mr. Lapides was found to be personally liable for $7,000,000, plus interest.

If we are not successful in our litigation in The Cancer Foundation, Inc. v. Cerberus Capital Management, LPI, the amount owed by Mr. Lapides will not be paid by VR Holdings.  VR Holdings does not have any legal obligation to offer any of its shares to any of the below described claimants.  However, we wish to do so to resolve potential claims against us so that we can move forward with the expectation that our past liabilities, both asserted and unasserted, have been extinguished.

Financing Litigation

One of the objectives of VR Holdings is to build a diversified portfolio of investments in claims and to provide our stockholders with an attractive level of capital growth through investing directly and indirectly in litigation and arbitration cases, claims and disputes.  It is expected that these investments will initially be made in the United States.

VR Holdings intends to invest approximately 50 percent of our available funds through loans to law firms to finance legal fees and costs in connection with active participation in claims (through co-counsel agreements with other lawyers).  The remainder of our available funds will be kept in reserve to fund our ongoing operations.

Investments by way of loans to law firms will be made when:

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A direct investment by VR Holdings is not possible or preferred because (for example) it is not permitted for legal or ethical reasons; and

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In instances where it is not practicable to get all plaintiffs individually to agree to a direct investment.

The ultimate goal of VR Holdings is to be a leading source of value-added and direct financing for large claims in complex litigation and arbitration worldwide where such financing is considered to be lawful and permitted under local law and rules on professional ethics.

The Market

Historically, legal and ethical concerns about third parties profiting from investments in litigation have restricted the growth of litigation financing.  We consider that the ability of a plaintiff to fund part of its case in cash and part on a contingent fee basis may act as an incentive for plaintiffs to generate cash for a portion of their interest in a claim, which allows them to negotiate a lower contingent fee percentage with their lawyers.

Contingent fees (with the law firms being remunerated by reference to a percentage of the proceeds of the litigation or arbitration) are specifically allowed by statute in a number of states in the United States.  For example, in Texas, lawyers’ contingent fees range between 25 percent and 33 percent of the plaintiff’s total recovery in a case undertaken on a ‘‘no win, no fee’’ basis.

Competition

A number of U.S. companies already exist which purchase claims directly from individual plaintiffs in the U.S. or provide loans to law firms secured by an interest in the law firm’s portfolio of contingent fee cases or interests in a particular case.  See for example, Counsel Financial, Law Finance Group, Inc., and Amicus Capital Services, LLC.

Investment Objective and Policy

VR Holdings intends to invest in a wide variety of arbitration and litigation claims.  The investment objective of VR Holdings is to build a diversified portfolio of investments in claims and to provide our stockholders with an attractive level of capital growth through investing directly and indirectly in litigation and arbitration cases, claims and disputes.

VR Holdings will seek to meet its investment and yield objectives through investing in large claims, typically where the total recoveries sought exceed $2,000,000.  Except where specifically approved by our board of directors, no single investment of VR Holdings will exceed $1,000,000.  We anticipate that we will consider or examine several investment opportunities for every investment that is actually funded.

Investment opportunities will be selected using underwriting criteria to be developed as set out below.  We will seek to achieve diversification of investments by industry, jurisdiction, claim size and expected time-to-return, although most investments will be long-term with an expected return within two to five years of investment.

Investments will be structured as loans when a direct investment by VR Holdings is not possible because (for example) it is not clearly permitted for legal or ethical reasons, in instances where it is not practicable to get all plaintiffs individually to agree to a direct investment.

As at the date of this prospectus, VR Holdings has not made (nor entered into any commitment to make) any direct or indirect investments.

Direct Investments

VR Holdings intends to make direct investment in a variety of different claims, including but not limited to the following:

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Property damage, defaulted debt, breach of contract, insurance, antitrust, indemnification, subrogation, environmental liability, securities, expropriation and government taking, unregistered intellectual property and other business claims (‘‘Business Claims’’); and

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Claims and interests involving registered intellectual property (copyright, trademark and patent) (‘‘Registered Intellectual Property Claims’’).

VR Holdings will use a variety of structures to make direct investments in litigation and arbitration claims.  These structures will be carefully customized by us for each case opportunity in order to seek compliance with legal requirements and local rules on professional ethics as well as seeking to ensure the enforceability of VR Holdings’ direct investment contracts and collectability of the relevant share of the recoveries.

It is anticipated that typically VR Holdings will pay money to the plaintiff(s) themselves, in connection with the purchase of a percentage of the case recovery.  In some instances, the terms of the investment will require some or all of the claim purchase monies to be paid to the prosecuting lawyer to finance the case.

Loans to Law Firms

VR Holdings intends to make loans to law firms.  The loans will not exceed $1,000,000 for any one case (unless specifically approved by our board) and will be used by the law firms to finance legal fees and costs in connection with active participation in claims pending in the U.S. courts and in pending arbitrations (through co-counsel agreements with other lawyers actively involved in pursuing those claims or other financing relationships).  Those claims will be in a variety of different areas, including but not limited to the following: Business Claims, Registered Intellectual Property Claims, personal injury claims, wrongful death claims and claims in litigation and arbitration.

Investment Structures

Before making an investment, VR Holdings intends to obtain a written reasoned opinion from an independent appropriately-qualified law firm to confirm (subject to customary exceptions) that the proposed investment will not contravene local laws or rules on professional ethics.  VR Holdings will use local attorneys to review these issues to ensure compliance with local laws and regulations.  It is expected that the cost of this review on a case by case basis would be between $5,000 and $15,000 depending on the complexity of the case and the local rules and regulations.  These costs will tend to be reduced as VR Holdings gains additional knowledge in evaluating potential claims.

Marketing

We will seek to find opportunities to make investments either through VR Holdings or through loans to law firms.  In addition, if considered permissible under local laws and rules on professional ethics, VR Holdings may compensate third-party case finders with participation interests or referral fees in cases in which VR Holdings invests.  Before any such incentive payment is made, opinions from appropriately-qualified independent lawyers will be sought confirming that such payments are considered to be legal and ethical.  It is anticipated that the incentives offered by VR Holdings to referring lawyers (where appropriate) will result in a substantial flow of case opportunities.  VR Holdings does not plan to advertise its services on a retail basis.  Initially, all marketing undertaken on behalf of VR Holdings will be on a discrete, professional-referral basis only.  We intend to engage the services of attorneys and consultants to the legal industry to assist us in our marketing efforts.

Overview of Underwriting Model

After consultation with outside advisers and upon receipt of sufficient funds to pay for such advice either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock, VR Holdings will adopt criteria that must be satisfied before an investment can be made (whether directly or by way of loan to a law firm).  These criteria will be regularly reviewed to ensure that appropriate risk-evaluation methods are in place.  The underwriting process will include an evaluation of traditional litigation risk elements, such as liability, quantum and collection risks, the experience and track record of the lawyers prosecuting the claim, the financial strength of the lawyers prosecuting the claim, the likelihood of the target defendants to settle the claim, the likelihood of recovery of a judgment or settlement, and whether the claim is wholly or partially insured.

Case Analysis Models

After consultation with outside advisers and upon receipt of sufficient funds to pay for such advice either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock, before investing in a case, we intend to use case analysis models to be developed by us.  These will include case evaluation, underwriting, case tracking and risk diversification models and systems which will seek to analyze due diligence information, evaluate claim potential, peg optimal investment thresholds and case-type diversification, track case status and progress, and monitor investment yields for future application.

Due Diligence

Before investing in a claim, we will arrange for any necessary due diligence (such as key substantive legal issues) to be carried out by suitably qualified experts.  However, the amount of due diligence which may be able to be undertaken, may be limited if it is considered to result in any waiver of attorney-client privilege.  The cost of this due diligence process could range from $10,000 to $25,000 per case depending on the complexity of the lawsuit and legal environment in which the case will be litigated.  Once the volume of this active has increased, VR Holdings will hire a fulltime employee to perform this function and as this person gains experience in performing the due diligence function it is expected that there will be a reduction in the cost per case.  This person will probably be an attorney with annual cost of approximately $120,000.

Investment Contracts

Before making an investment, VR Holdings will obtain legal advice from a recognized independent third party law firm or legal expert that the proposed investment contract will be enforceable, subject to customary exceptions, and will not contravene any legal or ethical rules in the jurisdiction in which the case is being heard.

We intend that a typical investment contract for a cash purchase by VR Holdings will include the following key terms:

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Whether the case has been dismissed, settled or otherwise disposed;

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Material setbacks in the case that would affect investment value;

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Statement of prospects for the case;

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Other key negative developments;

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Changes in lawyers prosecuting or defending the case;

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Changes in material aspects of applicable law;

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Material changes in circumstances of a defendant that could affect liability or recovery (such as bankruptcy of defendant or plaintiff), and scheduled trial date;

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Require litigation proceeds to be paid into an agreed dollar bank account;

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Contain certain indemnifications and releases; and

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Wherever possible, investments or loans will be in tranches, with payments to be released at certain identified stages in the case.

We intend that a typical agreement between a law firm and an originating law firm, under which a loan by VR Holdings to the relevant law firm is deployed, will include the following key terms:

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Definitive descriptions of the scope of work to be performed by the other law firm;

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Wherever possible, investments or loans will be in tranches, with payments to be released at certain identified stages in the case; and

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Wherever possible, certain rights in favor of VR Holdings if the relevant law firm defaults under the loan agreement with VR Holdings.

Monitoring Investments

Except where permitted by local law and the applicable investment contracts, we will not advise on or be involved with the prosecution of a claim in which VR Holdings has a direct investment.  The lawyer advising the plaintiff will agree to update us on the progress of claims on a regular basis (subject to any ethical restriction in relation to attorney-client privilege).  For legal, commercial and ethical reasons, VR Holdings will not be able to publicly disclose full details of any update it receives and will not be able to disclose the parties involved or any further details that would allow the parties to the case to be identified.

In the case of loans to law firms, a suitably qualified partner of such firm approved by us will be actively involved in the prosecution and/or management of the case and will, to the extent permissible, keep us informed as to progress.  Again, for legal, ethical and commercial reasons, VR Holdings will not be permitted to publicly disclose full details of any update it receives and, if VR Holdings is permitted to know their identities, will not be able to disclose the parties involved or any further details that would allow any of the parties involved in the case to be identified.  However, VR Holdings will ensure that it complies with its disclosure obligations under SEC rules.

Investment Restrictions

It is VR Holdings’ intention to build a portfolio of investments in a diverse range of litigation and arbitration cases, claims and disputes.  Unless our board otherwise determines, prior to making any investment, we must obtain a reasoned legal opinion confirming (with customary exceptions) that the proposed investment is not considered to contravene any legal or ethical restriction or applicable law in the relevant jurisdiction.  However, there will be no other geographical or sectoral restrictions upon VR Holdings’ investments.

Except where specifically approved by our board of directors, no single investment of VR Holdings will exceed $1,000,000.

Where VR Holdings purchases interests in a claim directly from the claim holder, VR Holdings will acquire up to 50 percent of the plaintiff’s recoveries.  This percentage may be increased with approval of our board of directors.  Where VR Holdings’ investments takes the form of a loan to a law firm, the funds will be used by the law firm to earn a percentage of the contingent fee entitlement of the lawyers engaged in the particular case.  It is expected that the participating law firm will earn up to 50 percent of the total contingent fee in any such case.

Any variation to VR Holdings’ investment objective and policy or restrictions will be made only following approval of our board and subject to compliance with SEC rules.

Competitive Strengths

The competition in the U.S. has been analyzed by VR Holdings.  We believe most companies operating in litigation claim recovery focus on financial transactions with individual (as opposed to business) plaintiffs, seeking to purchase a share of the plaintiff’s personal injury claim.  Some also make loans to law firms secured by interests in contingent fees.

We believe we have the following strengths in relation to our competition:

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We plan to market principally to qualified lawyers;

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We will only undertake carefully screened investments; and

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We will develop and deploy case underwriting systems and techniques to reduce risk of loss and increase margins.

Legal and Professional Ethics Issues

VR Holdings, before investing or purchasing claims and upon receipt of sufficient funds to pay for such advice either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock, intends to obtain legal opinions in those jurisdictions where we wish to make investments in order to determine the validity of our proposed investment.  In many jurisdictions investment in and syndication of rights to the proceeds of legal claims is a novel concept, which has not been considered by the courts nor addressed by statute.  In certain jurisdictions, such as California, while no binding court decisions specifically disapprove of the practice, a court may still decline to enforce such arrangements if, for example, there is an indication that a non-party to a claim is in any way controlling the prosecution of that lawsuit, or if it appears that a non-lawyer is unlawfully engaged in the practice of law, or if the arrangement otherwise offends the public policy of the jurisdiction.

For each of our investments, VR Holdings intends to rely on lawyers which we believe have suitable expertise to provide correct and accurate interpretation of the laws and ethics of the relevant jurisdiction as they apply to the investment in question.  However, in the event that such interpretations are incorrect or subject to qualifications our investments could be open to challenge or subsequently reduced in value or extinguished.  If we are able, we intend to employ legal consultants who would be able to identify the lawyers with the specific expertise that we would require.

Changes in laws or ethical rules in jurisdictions where these restrictions currently do not apply could further reduce or limit opportunities for VR Holdings to make investments as envisaged or could result in the diminution or extinction of the value of investments already made by VR Holdings in such jurisdictions.

Evaluation and Disclosure of Cases and Case Performance to Investors May Not be Permitted

Details of actual cases that VR Holdings intends to invest will not be disclosed on a named basis to our stockholders, and in any event not all information relevant to the evaluation of any case investment by VR Holdings will be permitted by law or professional ethics codes of conduct to be made available to VR Holdings or our stockholders.  In particular, any sharing with VR Holdings or our stockholders of confidential information protected by attorney-client privilege or by attorney work-product doctrine could waive all protection of that information.  Such waiver could severely damage the value of the underlying claim by giving the opponent access to sensitive information.  Any agreement to share with our stockholders any information and evidence related to the case could preclude the plaintiff from entering into confidentiality agreements with co-plaintiffs in the same matter.  Such sharing could also make discovery from the adverse party problematical as most discovery is covered by court-issued protective orders that ensure the confidentiality of all parties.  A breach of a protective order could subject a party to serious sanctions that would impact the value of the underlying claim.

In some instances, case settlements and case prospects will be confidential and/or subject to lawyer-client privilege.  Accordingly, our stockholders will not have an opportunity to evaluate for themselves cases in which VR Holdings intends to or does invest, either directly or through loans to law firms, and therefore our stockholders will be dependent upon our judgment and ability in investing and managing the assets of VR Holdings.  The valuation of each investment will be subject to policies adopted by VR Holdings and may not reflect the actual financial prospects of such investment at any given time.

Recovery Collection Risks

Part of the case selection process for investment involves an assessment by us of the ability of the defendant to pay a judgment or award if the case is successful.  If the defendant is unable to pay or the plaintiff or defendant seeks to challenge the validity of the investment on legal or professional ethics grounds, we and, in the case of loans to law firms, may encounter difficulties collecting our contractually agreed share of litigation recoveries from plaintiffs selling such interests or lawyers with which the law firms has a co-counsel relationship.

In addition, although VR Holdings intends to seek advice on the proposed rate of interest on our loans to law firms, such interest rate could nevertheless be open to challenge and, if successful, might result in such interest payments being unenforceable or reduced.

Perceptions of Lawyers and Advisors

The participation of licensed lawyers involved in investments contemplated by VR Holdings is fundamental to the business model of VR Holdings.  Although VR Holdings will, before making an investment, obtain a reasoned, written opinion from an independent appropriately qualified lawyer to the effect that (with customary exceptions) the proposed investment will not give rise to professional ethical restrictions on ‘‘fee splitting’’ between lawyers and non-lawyers (or ‘‘fee sharing’’ between lawyers) or a violation of other legal prohibitions (such as champerty or maintenance), a number of professional ethics rules and legal restrictions are conceptual in nature and their application is difficult to predict.  It is, therefore, possible that a court of law or a professional legal ethics regulatory authority in the U.S. will not agree with our opinions or our external experts if the issue is challenged.  If such lawyers perceive either that the contemplated transactions are not legal or ethical under applicable laws or professional ethics rules, whether correctly or not, or that there is a risk that defendants, regulators or lawyers may challenge or raise defenses based on the existence of our investment, there may be a diminished market for some of the investment transactions proposed by VR Holdings.

Enforceability of Investment Contract Provisions

The contracts which VR Holdings proposes to use to document investments in claims will be tailored to meet requirements and legal restrictions of the jurisdictions in which the claims are purchased and/or in which the claims are pending.  However, VR Holdings intends to include standard clauses in those contracts wherever possible.  For example, VR Holdings intends to subject disputes between the claim seller and VR Holdings under most or all investment documents to binding arbitration under laws and rules of procedure other than those of the jurisdiction(s) in which the claim seller is resident or the underlying litigation or arbitration is pending.  VR Holdings’ investment documents will be drafted and reviewed by qualified lawyers but the terms may not be given the meaning and effect intended by VR Holdings if subject to a dispute before a court of competent jurisdiction or a relevant tribunal.

In particular, a court (including that of the relevant U.S. state in which the investment is being made) may decline to enforce the arbitration clauses for a variety of reasons and such a court or any relevant arbitration tribunal may, in certain circumstances, in fact determine that it is appropriate to apply the laws of a jurisdiction (including that of the relevant U.S. state in which the investment is being made) other than those provided for in the documentation.  In addition, where an award is rendered by any court or relevant arbitration tribunal under the terms of the investment documents, the courts of any jurisdiction in which enforcement of that award or judgment is attempted may decline to enforce it for a number of reasons including, for example, public policy concerns.

If a court were to ignore or invalidate a material provision of VR Holdings’ investment documents, such as the mandatory arbitration provisions, or were to refuse to enforce an award or judgment rendered pursuant to those provisions, VR Holdings may not be able to recover its investment or may incur unanticipated costs in recovering its investment and a share of returns from the claim.  This could have a material adverse effect on our profitability.

Reliance on Lawyers

VR Holdings is reliant on the ability of the lawyers representing the plaintiffs in investment cases to prosecute claims with due skill and care.  If they fail to do this, it is likely to have a material adverse effect on the value of VR Holdings’ investment.  While we will analyze and evaluate the experience and track record of the lawyers involved, the outcome of a case may not be in line with the plaintiffs’ lawyers’ assessment of the case.

In the case of direct investments, VR Holdings will often have limited or no rights to control or influence the management, prosecution or settlement of a case.  In the case of indirect investments through loans to law firms, we will not have any rights to control the prosecution, disposition or settlement of the particular case.  This is because such control could be seen to interfere with the attorney-client relationship between the plaintiff and the litigating attorney and may result in a court voiding VR Holdings’ investment for reasons of public policy, or may result in a determination that VR Holdings’ investment is unenforceable against the plaintiff.

Concentration of Risk

Although we cannot make an investment in a single claim in excess of $1,000,000 without our full board’s prior approval, certain investments may represent a significant proportion of VR Holdings’ total assets.  As a result, the impact on VR Holdings’ performance and the potential returns to investors will be more adversely affected if any one of those investments were to perform badly than would be the case if VR Holdings’ portfolio of investments were more diversified.

Professional Negligence of Law Firms

The law firms with which VR Holdings enters into a loan relationship will be required to maintain professional negligence insurance of a minimum standard.  However, such insurance will not cover liability for acts or omissions that do not constitute professional negligence under the terms of the applicable policy.  Moreover, if the advice given by a law firm in connection with a co-counsel investment is found to be negligent, the insurance coverage might not be sufficient to cover the relevant firm’s loss.  This may adversely affect the law firm’s ability to continue its operations, including its active participation in existing investments or co-counsel arrangements.  As a result, certain investments by VR Holdings may need to be liquidated, and perhaps at a loss.

Legal Professional Conflicts

Lawyers have a primary duty to the courts and a secondary duty to their clients.  In the case of loans to law firms, these duties – including the attendant responsibilities such as independent judgment, client confidentiality, and the rules relating to legal professional privilege – are paramount given the nature of the business of law firms as a legal practice.  Any law firms to whom VR Holdings makes a loan, with respect to all legal professional representations, owe overriding duties of independent judgment to their clients.  There could be circumstances in which the lawyers of a law firm are required to act in accordance with these duties, which may be contrary to other responsibilities to VR Holdings or inconsistent with VR Holdings’ investment strategy.

Key Personnel of VR Holdings

Our future financial success depends to a large degree upon the personal efforts of our key personnel.  In our formative period, John E. Baker, our chief executive officer, president, and chief financial officer, will play the major role in securing the services of those persons who can develop our business strategy and technology upon receipt of sufficient funds to pay for such services either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock.  While we intend to employ additional management and marketing personnel in order to minimize the critical dependency upon any one person, there can be no assurance that we will be successful in attracting and retaining the persons needed.  We do not have an employment contract with Mr. Baker, who will devote only a limited amount of time to our affairs, since he has a full-time job as chief financial officer and treasurer of Inware Technologies, Inc.

VR Holdings Needs To Hire Specialized Personnel

Although we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as underwriters and legal personnel, to assess risks of investing in lawsuits and to assist VR Holdings in the execution of our business model, inasmuch as John E. Baker, our chief executive officer, does not possess the requisite level of expertise to perform such functions.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

Adequacy of Working Capital for VR Holdings

We hope to generate sufficient capital to fund our business plan through a successful resolution of the litigation in which we are currently involved.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financing Activities,” and “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Legal Proceedings.”  However, if our litigation efforts are unsuccessful or do not generate sufficient cash to fund our anticipated operations, we still intend to proceed with our proposed business plan and we may try to raise what we feel is sufficient working capital for our current business plan, by means of a private placement or registered public offering of our shares.  If we are not able to raise additional capital through the sale of our shares or if we are unsuccessful in our litigation efforts, we would not be able to continue and our business would fail.  In the future, we may raise additional capital though equity or debt offerings.

The Financial Results for VR Holdings May Be Affected by Factors Outside of Our Control

Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control.  Our anticipated expense levels are based, in part, on our estimates of future revenues and may vary from projections.  We may be unable to adjust spending rapidly enough to compensate for any unexpected revenues shortfall.  Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

We cannot predict with certainty our success in litigation.  Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.

Government Regulation Relating to VR Holdings

The business of VR Holdings is subject to various legal and ethical restraints imposed by various jurisdictions.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. - Legal and Professional Ethics Issues.”

Employees of VR Holdings

As of the date of this prospectus, VR Holdings does not have any employees.  We do not currently anticipate that we will hire any employees in the next six months.  However, as our operations expand, we will need to employ the persons that we may need.  We do not feel that we would have any difficulty in locating needed help.  Our wholly-owned subsidiary, Litigation Dynamics does have employees as discussed below.  See “Business – Business of Litigation Dynamics, Inc. Excluding VR Holdings, Inc. – Employees.”

From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our business development.  We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Properties of VR Holdings

The principal executive offices of VR Holdings are located at 1615 Chester Road, Chester, Maryland 21619.  We lease this facility, effective as of March 1, 2010 and continuing through February 28, 2012, at a rental rate of $1,000 per month.  The principal executive offices of Litigation Dynamics are described below.  See “Business – Business of Litigation Dynamics, Inc. Excluding VR Holdings, Inc. – Properties.”

Legal Proceedings of VR Holdings

We, through our subsidiaries, other than Litigation Dynamics, are involved in one lawsuit, styled The Cancer Foundation, Inc. v. Cerberus Capital Management, LP.  All claims held by Mr. and Mrs. Morton M. Lapides, Sr. discussed below have been assigned to VR Holdings.  It is our plan to use the proceeds received by us as a result of the below described litigation to fund our VR Holdings business plan going forward.  If we are unsuccessful in the litigation or do not receive sufficient funds, we will be forced to sell additional equity to raise the capital we need to fund our anticipated operations.  If we are not successful in raising any needed capital, our business plan will fail.  In the future, we may raise additional capital though equity or debt offerings.

The Basis of our Litigation

In the late 1980s, it was discovered that Mr. Lapides had pancreatic cancer and the outlook was not good.  In researching possible treatments, Mr. Lapides discovered that John Hopkins Hospital had an experimental program for the treatment of pancreatic cancer which consisted of standard treatment (chemotherapy) and alternative medicine.  Mr. Lapides volunteered to participate in the experimental program.

As a result of the successful treatment of Mr. Lapides at John Hopkins Hospital, VR Holdings decided to donate $80,000,000 to The Cancer Foundation of which $75,000,000 was to be donated to Johns Hopkins Hospital.  With the destruction of VR Holdings by the actions allegedly taken by various parties as described below, VR Holdings was denied the funds it planned to donate to The Cancer Foundation and the gift was never made.  The intended contribution became a claim of The Cancer Foundation.  On July 25, 2006, the $80,000,000 claim plus interest of The Cancer Foundation was exchanged by VR Holdings for 27,820,643 shares of the common stock of VR Holdings, Inc. using the exchange rate of $4.47 of claim value for every share of VR Holdings common stock.  Inasmuch as The Cancer Foundation exchanged its claim for shares of our common stock, we do not believe that The Cancer Foundation has a claim in tort or other cause of action and will not be able to file any other cause of action against VR Holdings due to the failure of VR Holdings to make the gift to The Cancer Foundation.  It should be clearly understood that The Cancer Foundation has no claim against VR Holdings and is no longer a party to the Illinois litigation.

The Cancer Foundation, Inc. v. Cerberus Capital Management, LP

This is a breach of contract case pending in the Circuit Court of Cook County, Illinois under Cause No. 09 L 004607.  MML, Inc. (“MML”) a wholly-owned subsidiary of VR Holdings, Transcolor Corp., a company owned by MML (“Transcolor”), and Morton M. Lapides, Sr. (“Lapides”) (together, the “plaintiffs”) allege that Madeleine LLC, a subsidiary of Cerberus Capital Management, LP (“Madeleine”) and Gordon Brothers Capital Corp. (“Gordon Brothers”) (together, the “defendants”) breached a Comprehensive Settlement and Shareholders Agreement, dated April 11, 1997 (the “Shareholders Agreement”) discussed below, by depriving the plaintiffs of the right to regain control of Winterland Concessions Company (“Winterland”).  The plaintiffs allegedly have suffered substantial damages as a result of the alleged breach of the Shareholders Agreement.  The Cancer Foundation and Transcolor were initially plaintiffs, but later dropped out because they had no standing to sue.

MML’s Acquisition of Winterland.  Transcolor, a subsidiary of MML, purchased T-shirts, printed on them and sold the finished product and other items of casual wear.  Between 1994 and 1996, Transcolor began to lose significant business because its customers were installing their own printing presses.  To help restore Transcolor to financial health and to reap the financial benefits and synergies derived from acquiring a valuable company in a related business, MML decided to purchase Winterland.  Winterland was founded by the legendary rock concert promoter Bill Graham, who developed the company, initially at the request of The Grateful Dead, to sell T-shirts bearing the images of rock groups who performed at concert venues.  When the plaintiffs acquired Winterland, it held approximately 300 licenses to print T-shirts of famous rock stars, including Madonna, Jimi Hendrix, and the Doors, and the rights to sell T-shirts at rock concerts and other locations throughout the United States and abroad.

In March 1996, MML began negotiations to purchase Winterland from its then owner MCA, Inc. – a subsidiary of The Seagram Company Ltd.  MML felt there were strong synergies between Winterland – a company that owned valuable licenses to print T-shirts and Transcolor – a company that owned two high-volume plants that printed T-shirts.  Transcolor’s two plants were underutilized and could print T-shirts at very high volumes.  Additionally, the locations of Transcolor’s plants – one on the east coast and one on the west coast – would result in freight savings.

MML successfully concluded negotiations to purchase Winterland on August 14, 1996 for $21 million.  At that time, Winterland had an alleged value of approximately $69 million, including reserves.  As part of the transaction, Winterland agreed to a long-term lease of Transcolor’s two plants, the manufacturing equipment contained therein and its business operations for $1.4 million in rent per year for 10 years, a total of $14 million.

To finance its acquisition, MML negotiated a $23 million bridge loan with the defendants, Gordon Brothers and Madeleine.  The loan, which closed on August 14, 1996 and had a maturity date of January 31, 1997, was secured by Winterland’s receivables, inventory, fixed assets, licenses and stock, along with guarantees from Lapides and MML.

MML put in a management team at Winterland that included Lapides as chairman and chief executive officer.  Immediately prior to the acquisition, MML hired Carl Kampel (“Kampel”) as Winterland’s chief financial officer and a member of its board of directors.

In VR Holdings’ opinion, Winterland turned out to be a profitable business.  Within five months – Winterland had paid the defendants $10 million of the $23 million it owed on the bridge loan.

The Defendants’ Alleged Agreement with Mr. Kampel.  VR Holdings’ complaint alleges that the defendants determined that that it would be more profitable to have an equity position in Winterland, so the defendants allegedly decided to wrest control of Winterland from its owner, MML.  This was at a time when Mr. Lapides was gravely ill with pancreatic cancer.

In the fall of 1996, Mr. Kampel met several times with the president of Gordon Brothers, who was evaluating Winterland on behalf of the defendants.  In those meetings, Mr. Kampel allegedly secretly agreed to assist the defendants to take control of Winterland.  In exchange, Mr. Kampel was allegedly promised that for $50,000, he could purchase a large equity interest in Winterland and retain his position as chief financial officer.

At the same time that Mr. Kampel made his alleged agreement, Winterland’s senior management was instructing him to look for a line of credit to pay suppliers and to obtain long-term financing to take out the defendants’ bridge loan.  Mr. Kampel allegedly disobeyed these instructions in order to prevent Winterland from obtaining alternative financing, thereby causing a default on the bridge loan and putting enormous financial pressure on MML and Winterland to accept whatever terms might be imposed by the defendants as a condition of extending the loan.

MML Discovers Mr. Kampel’s Agreement and the Defendants Call the Loan.  Winterland’s inability to obtain long-term financing left Winterland with no access to working capital and the prospect that it would be in default of its bridge loan, the due date of which had been extended to March 1997.  In early March 1997, Mr. Lapides discovered Mr. Kampel’s alleged agreement with the defendants to wrest control of Winterland from MML.  On March 4, 1997, Mr. Lapides and John Woods, Winterland’s vice president and in-house legal counsel, confronted Mr. Kampel, who admitted his alleged agreement with the defendants.  Mr. Kampel was immediately removed from Winterland’s board of directors and put on administrative leave.  Soon thereafter, the defendants informed Winterland that it was in default of the bridge loan because of Winterland’s failure to provide monthly and year-to-date financial statements certified by its chief financial officer – Carl Kampel.  Mr. Woods subsequently asked Mr. Kampel whether this allegation was true.  Mr. Kampel admitted that he had not provided the defendants with financial reports – as required by the terms of the bridge loan – after November 1996.

The Parties Negotiate the Shareholders Agreement.  With no alternative source of financing, Winterland was forced to negotiate an extension of the bridge loan with the defendants.  The Shareholders Agreement, dated April 11, 1997, was the product of those negotiations.  The key terms of the Shareholders Agreement were as follows:

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The defendants acquired an 80 percent interest in and voting control of Winterland;

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A new board of directors was established;

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The bridge loan was extended for one year – from April 11, 1997 to March 31, 1998, defined by the Shareholders Agreement as the “Refinancing Period”;

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During the Refinancing Period, MML could propose to the defendants for their good faith consideration an offer to purchase their shares in Winterland and to repay the balance due on the bridge loan;

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Mr. Lapides was appointed vice chairman of Winterland and given an employment contract for the Refinancing Period;

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Winterland and Transcolor extended their lease agreement for one-year; and

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Mr. Kampel was prohibited from having a management or consulting position during the Refinancing Period.

The plaintiffs allege that a core purpose of the Shareholders Agreement was to give MML and Mr. Lapides time to repay the bridge loan and regain control of Winterland during the “Refinancing Period.”  MML and Mr. Lapides allegedly had the contractual right to buy back Winterland within one year and to pay off the balance of the bridge loan.  Due to Winterland’s profitability, the plaintiffs believed it was highly likely that MML would be able to do exactly that.

The Defendants Put Winterland into Bankruptcy.  On August 8, 1997, approximately three months after the Shareholders Agreement was signed, the defendants placed Winterland into a pre-packaged Chapter 11 bankruptcy.  The Winterland bankruptcy was a voluntary Chapter 11 petition filed by Winterland Concessions Company.  Winterland filed for bankruptcy on August 8, 2008.  Winterland was controlled by Madeleine, LLC and Gordon Brothers Capital Corporation, which are the companies that directed Winterland into bankruptcy.  In a pre-packaged bankruptcy, agreements are made with creditors before the bankruptcy filing to expedite the bankruptcy process.  Contemporaneous press reports indicate that the purpose of the bankruptcy was to terminate MML’s interest in Winterland.  In an article in Variety, dated August 12, 1997, Winterland’s chief executive officer, appointed by the defendants after they gained control of Winterland, stated “The filing will allow us to move forward without the financial equivalent of a boat anchor,” Donn Tice, the chief executive officer of Winterland told Variety, referring to the impact that the MML’s/Lapides’ obligations had on Winterland’s operations.  “We’re a much stronger company today that we were yesterday.  We’re making a fresh start after a tough year.”  See the article in Variety located at www.variety.com/article/VR1116677189.html.

Mr. Tice repeated this admission in a press release issued by Winterland on January 14, 1998, in which he stated that Winterland’s “reorganization plan allowed Winterland to eliminate the drain of the Transcolor and MML relationship.”  The Variety article indicates that Gordon Brothers and the defendant Cerberus Partners, the parent of Madeleine, agreed as part of the pre-packaged bankruptcy to convert $6 million of their loans to equity and to restructure the remainder of Winterland’s debt with “strong, sustainable capitalization.”  Winterland emerged from bankruptcy five months later.

The Loss of Winterland Severely Damages MML and Mr. Lapides.  MML and Mr. Lapides expected they would be able to exercise their rights under the Shareholders Agreement to regain control of Winterland given its strong financial performance.  MML and Mr. Lapides suffered substantial financial damages when they were deprived of their right to regain ownership of this valuable asset.  Winterland’s bankruptcy filing also had a cascading effect on the plaintiffs’ other enterprises, including Transcolor, which was forced into bankruptcy as a result of its loss of valuable lease payments from Winterland.

Procedural History.  The plaintiffs initially filed suit on July 23, 2007 in the United States District Court for the Northern District of Illinois alleging federal-law claims for civil RICO and RICO conspiracy and state-law claims for fraudulent concealment, tortious interference, civil conspiracy, and breach of contract.  On April 4, 2008, the court dismissed the plaintiffs’ federal RICO claims as time barred and then, pursuant to 28 U.S.C. § 1367, declined to retain supplemental jurisdiction over the plaintiffs’ state-law claims.  The court also dismissed the defendants’ Rule 11 claim.  See The Cancer Foundation, Inc. v. Cerberus Capital Management, L.P., No. 07 v. 4120, 2008 U.S. Dist. LEXIS 27483 at * 23 (N.D. Ill. Apr. 4, 2008).  The plaintiffs filed a notice of appeal of the court’s decision on April 22, 2008.  On March 19, 2009, the U.S. Court of Appeals for the Seventh Circuit affirmed the District Court’s decision.  See The Cancer Foundation, Inc., v. Cerberus Cap. Mgmt., L.P., 559 F.3d 671, 675 (7th Cir. 2009).  The Illinois state court action was filed on April 17, 2009.

The defendants filed a motion to dismiss the state court action on August 3, 2009.  The plaintiffs filed an opposition brief on November 13, 2009.  The defendants filed their reply on December 4, 2009.  Oral argument was held on January 22, 2010.  At the conclusion of argument, Judge Allen S. Goldberg dismissed the complaint on the grounds of res judicata.  The plaintiffs filed a motion for reconsideration in which they argued that Judge Goldberg misapplied the doctrine of res judicata that the complaint should be reinstated and the case allowed to proceed.  The defendants’ opposition brief was filed on April 12, 2010 and the plaintiff’s reply was filed on May 10, 2010.  Oral argument on the motion for reconsideration was held on June 1, 2010, at which time Judge Goldberg denied the motion.  MML and Lapides filed a notice of appeal on June 25, 2010 and their opening brief on November 5, 2010 with the Appellate Court of Illinois, First Judicial District.  The defendants filed an opposition on December 5, 2010, as well as a cross appeal seeking a reversal of the trial judge’s order denying the defendants’ motion for attorneys’ fees.  The plaintiffs filed a reply on January 14, 2011, and the defendants filed a reply on the attorneys’ fees issue on January 28, 2011.

On March 16, 2011, the Appellate Court, on its own initiative, ordered the parties to brief the issue of whether the case should be transferred to California, New York or Maryland on the grounds of forum non conveniens because the case has more connections with those jurisdictions than it does with Illinois.  After the parties briefed this issue, the Court issued an opinion on May 25, 2011 reversing the trial court’s decision dismissing the case and remanding the case back to the trial court.  In its opinion, the Court declined to transfer the case to another state because the defendants refused to waive their statute of limitations defense.  The Court reversed the trial court’s dismissal of the case on res judicata grounds, and rejected the defendants’ arguments on the statute of limitation and failure to state a claim.  The Court also denied the defendants’ cross appeal for attorneys’ fees.

Legal and Factual Issues.  The parties briefed three key issues on the defendants’ motion to dismiss the complaint and on the appeal.  First, they briefed the issue of whether an adversary proceeding brought by Transcolor in federal district bankruptcy court in Maryland against the defendants alleging they wrongfully interfered with the lease agreement between Winterland and Transcolor bars the plaintiffs from pursuing the Illinois action on res judicata grounds.  The federal bankruptcy court in In Re Transcolor, 258 B.R. 149 (Bankr. D. Md. 2001) ruled that the plaintiffs’ adversary proceeding was barred by res judicata because the lease had been considered and rejected in Winterland’s bankruptcy in federal bankruptcy court in California.  The defendants also argue that the Winterland bankruptcy proceedings in California bar the plaintiffs’ action on the grounds of res judicata.  The plaintiffs argue that res judicata does not bar their Illinois action because some of the requirements necessary to invoke res judicata are not satisfied.  Judge Goldberg ruled in the defendants’ favor on their res judicata argument at the hearing held on January 22, 2010 and at the hearing on plaintiffs’ motion for reconsideration held on June 1, 2010.

The Illinois Court of Appeals rejected the defendants’ res judicata arguments holding that neither the Maryland nor the California bankruptcy court proceedings barred the plaintiffs from filing their action against the defendants for breach of the Shareholders Agreement.

Second, the defendants argued that the plaintiffs’ action is untimely and barred by the statute of limitations.  Illinois has a 10-year statute of limitations for the breach of written contracts and a five-year statute of limitations for breach of an oral contract.  The defendants contended that the five-year statute of limitation applies because the plaintiffs allegedly rely on extrinsic evidence to support their breach of contract claim.  The plaintiffs contended that their breach of contract claim against Madeleine and Gordon Brothers is governed by a 10-year statute of limitations prescribed by Illinois statute for written contracts and that the limitations period was tolled while their federal lawsuit against the defendants was on appeal to the United States Court of Appeals for the Seventh Circuit.  Under the 10-year statute of limitations, the limitations period expired on August 7, 2007 – which is 10 years after the date that Winterland filed for bankruptcy.  The plaintiffs argued that the 10-year statute of limitations was tolled under 28 U.S.C. Section 1367(d) until 30 days after the Seventh Circuit affirmed the District Court’s dismissal of the plaintiffs’ complaint.  The Seventh Circuit’s affirmed the District Court’s decision on March 19, 2009, and therefore, the plaintiffs argued that the limitations period was tolled until April 20, 2009.  The plaintiffs filed their breach of contract action in the Illinois Circuit court on April 17, 2009.  If the plaintiffs’ breach of contract action is governed by Illinois’ five-year limitations period that applies to unwritten contracts, the limitations period would have expired on August 7, 2002.

The defendants also argued that even if a 10-year statute of limitations applies, it expired while the plaintiffs’ appeal to the Seventh Circuit was pending.  But 28 U.S.C. §1367(d) – a federal tolling statute – tolls state statutes of limitations while a case is pending in federal court and for 30 days after it is dismissed.  The plaintiffs argued that this statutory provision applies while an appeal is pending in federal court.  This issue has not been addressed by the Illinois courts.  However, the plaintiffs’ position has been adopted by the Maryland Court of Appeals.  See Turner v. Kight, 957 A.2d 984 (Md. 2008).  Our counsel has not provided us with any legal opinion regarding the expiration of the statute of limitations and collectability of the debt.

The Illinois Court of Appeals rejected the defendants’ statute of limitations arguments holding that a ten-year limitation period applies to a cause of action for breach of the implied terms of a written contract.  The Court of Appeals agreed with the plaintiffs’ argument that the federal tolling statute applies while the case was pending in federal court, including while it was pending before the United States Court of Appeals for the Seventh Circuit.  In its opinion, the Illinois Court of Appeals ruled that the plaintiffs’ state court action was timely filed.

Third, the defendants argued that the complaint failed to state a legal claim because it allegedly relies on extrinsic evidence, which is impermissible under the integration clause in the Shareholders Agreement.  The plaintiffs contended that their claim is based on the duty of good faith and fair dealing and the express terms of the Shareholders Agreement, not extrinsic evidence.  Under New York law – the governing law of the Shareholders Agreement – actions taken to destroy the benefit of a contract is a breach of the covenant of good faith and fair dealing and a breach of contract.  The plaintiffs alleged that the defendants breached the Shareholders Agreement when they pushed Winterland into bankruptcy, for nonfinancial reasons and disclosed publicly that the bankruptcy was to eliminate the agreement they signed with the plaintiffs 3-1/2 months earlier, which was prior to the expiration of a one-year refinancing period in the Shareholders Agreement, thereby depriving the plaintiffs of their right to repay the bridge loan and regain control of Winterland.

The Illinois Court of Appeals rejected the defendants’ argument in its May 25, 2011, decision ruling that the lack of an express provision in the Shareholders Agreement prohibiting them from pushing Winterland into bankruptcy does not preclude a contract-based claim for breach of the implied covenant of good faith and fair dealing.  The Court held that defendants “have not presented sufficient grounds for finding that the complaint fails to state a claim for breach of contract.”

The Court of Appeals’ rulings constitute a complete reversal of Judge Goldberg’s dismissal of the complaint.  On August 5, 2011, the Illinois Court of Appeals wrote to the Clerk of the Cook County Circuit Court stating that the mandate of the Appellate Court has been filed with the Cook County Circuit Court.  In doing so, the case was returned to the trial court for further proceedings.  The plaintiffs filed a motion to reinstate the action for scheduling of discovery and trial.  A hearing on that motion was held on July 25, 2012, in which the court took the matter under advisement and will rule later.

Now that the Illinois Court of Appeals has reversed Judge Goldberg’s dismissal, the case may move forward into the discovery phase where a number of issues will need to be explored.  These issues include whether the defendants breached the Shareholders Agreement, whether the defendants’ actions damaged MML and Mr. Lapides, and the quantum of their damages.  Expert testimony may be needed during the litigation.  Either party may move for summary judgment at the conclusion of discovery.  If there are any important remaining factual issues after summary judgment rulings, the case may then proceed to trial.

It is not possible to predict the ultimate resolution of the case or the amount that might be recovered in the event of victory.

Other than as discussed above, we are not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

Business of Litigation Dynamics, Inc., Excluding VR Holdings, Inc.

Litigation Dynamics, Inc., a Texas corporation, was incorporated on February 11, 1997, to manage several services, case productions, and companies associated with litigation services.  In late 1999, operations were terminated as two major projects came to a close.  All other clients were referred to other firms.  In 2010, Litigation Dynamics was put back into operation as the potential for acquisition opportunities had been revealed to our management team.  Litigation Dynamics focuses on services that are expected to ensure efficient, cost-effective and accurate electronic data discovery.  Leveraging on our management teams’ experience in corporate and government litigation, we feel that Litigation Dynamics can resolve even the most complex challenges in eDiscovery and provide a tool set that can handle the complete EDRM (Electronic Discovery Reference Model) spectrum.

Industry Trends

The worldwide electronic discovery market saw revenue of $889 million in 2009 and is expected to reach $1.5 billion in 2013, the technology research firm Gartner predicted in May 2011.  According to the 2008 Socha-Gelbmann Electronic Discovery Survey, the market for electronic discovery in the United States is growing at an annual rate of more that 15 percent.

Several factors, including the inexpensive abundance of data storage, high-profile lawsuits and strict new laws such as Sarbanes-Oxley and HIPPA, that demand thorough corporate archiving, are requiring companies to retain an even greater amount of data.  However, as companies have begun to preserve their data, it has become apparent that few have the capabilities to adequately manage the content or provide access to the data when requested for trial or litigation.

This dilemma, coupled with the fragmented competitive landscape for electronic discovery, has helped turn the electronic discovery market into a lucrative and competitive slice of information technology.

Other significant trends in the eDiscovery market are:

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The overall frequency of courts granting sanctions declined substantially compared to 2009.  Sanctions were granted in 55 percent of the cases where sought in 2010 versus 70 percent in 2009.  Many courts evaluated sanctions requests more cautiously and demanded evidence that the missing documents would have been relevant and favorable to the party seeking sanctions.

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Courts did not look favorably on parties that failed to cooperate reasonably, with one court describing an eDiscovery dispute as “the litigation equivalent of the cafeteria food fight scene in the motion picture Animal House.

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Computer algorithms were used with increasing frequency for clustering, predictive coding, initial document culling, and other search technologies, offering some hope for decreasing the discovery burden and costs.

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Courts clarified prosecutors’ Electronically Stored Information (ESI) duties, the government’s eDiscovery obligations in civil cases, and limits on the government’s ability to obtain ESI in its investigative capacity.

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Several courts held that there is no reasonable expectation of privacy or confidentiality with social networking communications.

More states began taking eDiscovery seriously, too.  Alabama, Oklahoma, and Wisconsin passed or enacted statewide eDiscovery legislation last year, bringing the total number of states with such laws to thirty.

Market Segments

Law firms enmeshed in big corporate cases have typically been the main consumers of electronic discovery services.  However, as the business environment has become more litigious and more companies begin to work proactively with Electronic Document Discovery (EDD) vendors to get a handle on their data troves in case they are sued and to meet regulatory requirements, corporate legal departments have emerged as a new power user as the likelihood of their involvement in some form of litigation increases.  While law firms have been directly responsible for the most impressive growth in the electronic discovery field to date, in our opinion, it is the corporate legal departments that will be the growth sector of the future.  After all, 90 percent of U.S. corporations are engaged in some type of litigation at any given time, according to research by the law firm Fulbright & Jaworski, LLP.  The average company, bigger than $1 billion, is involved in 147 lawsuits.

The domestic market for providing corporate legal departments electronic discovery services spreads across multiple industries, including finance, insurance and pharmaceuticals.  Companies in these industries are becoming more proactive by implementing litigation planning and electronic preservation processes.  Therefore, a need for firms to service the combined law firm/corporate legal department market has materialized.  This is the target market for Litigation Dynamics.

Competition of Litigation Dynamics

Five major litigation support companies currently constitute 30 percent of the market.  The remaining percentage is being serviced by smaller, privately-held firms dispersed throughout the United States.  As the volume of data increase, fewer of the smaller players have the back-office ability to support these large litigation collections.  Law firms and corporate legal departments are then forced to choose from the larger vendors - usually at higher prices and slower turnaround.

To address this problem, Litigation Dynamics capitalizes on this gap between the five major providers and the smaller firms’ inabilities to deliver.  Providing premier quality services at an attractive rate to large-volume law firms and corporations has enabled Litigation Dynamics to capture market share by bringing in clients who would otherwise be at the mercy of the larger players.

The electronic discovery market is highly fragmented, intensely competitive and rapidly evolving.  Competition is mainly based on the quality of service, technology innovations, and price.  The following are the biggest players in eDiscovery segment:

EPIQ.  This company provides case and document management software for bankruptcy, class action, mass tort, and other legal proceedings.  Its software automates tasks including legal notice, claims management, electronic discovery, funds distribution, and government reporting.  EPIQ’s software line includes products for Chapter 7 liquidations, Chapter 13 individual debt reorganizations, and Chapter 11 reorganizations.  EPIQ, which caters to law firms and bankruptcy trustees, also offers consulting and case management services and software for class action, mass tort, and bankruptcy case administration.

EPIQ earns its largest portion of revenue from bankruptcy software, which grew more than 50 percent in 2009.  Because most bankruptcies fall under the Chapter 7 or Chapter 13 models (which together account for the majority of all bankruptcy filings), EPIQ has focused primarily on software products for these types of filings.  As part of an effort to cover the entire bankruptcy spectrum, however, EPIQ maintains its services to the Chapter 11 market, which account for about one percent of all bankruptcy filings.

Fios.  Fios helps law firms be finders and keepers with their legal discovery processes.  It offers electronic discovery software and services, helping corporate legal departments and law firms reduce the costs associated with their discovery processes, manage and process the large volumes of information and documents they collect, and ensure that their electronic evidence will be admissible in court.  Fios also offers electronic discovery services, including evidence collection, processing, and review.

Applied Discovery.  Applied Discovery (also known as LexisNexis Applied Discovery) provides electronic discovery services to law firms and corporate clients.  A division of information provider LexisNexis, Applied Discovery offers document management services, such as data collection, legacy media restoration, data processing, and format conversion, as well as document production and reporting.  Founded in 1998, Applied Discovery was acquired in 2003 by LexisNexis, a unit of Reed Elsevier Group.  Applied Discovery has headquarters offices in New York City and Seattle, with additional operations in Washington, D.C., Chicago, Dallas, Houston, San Francisco, Los Angeles, and Toronto.

Kroll Ontrack.  Kroll Ontrack, a subsidiary of Kroll, provides data recovery and legal technology products and services.  With applications for document review, case management, interactive filing, and trial preparation, its legal division handles eDiscovery, computer forensics, and consulting services.  Its data recovery unit oversees email and other data recovery, archive management, data erasure, and media disposal.  The company also has a division devoted to search engine technology.  Kroll Ontrack serves consumer and enterprise customers, law firms, and government agencies.

Clearwell Systems.  The company’s electronic discovery software allows corporations to manage legal and regulatory compliance requests.  Clients have included law firms such as DLA Piper and corporations such as FedEx and Cisco.  Its software is sold through HP and other vendors.  Clearwell was acquired in 2011 by Symantec for $390 million as part of an effort by that company to build up its legal software holdings.

Marketing Strategy

Litigation Dynamics’s marketing strategy encompasses expanding our efforts to other large companies that make up the Fortune 500 and have large annual litigation expenses.  In addition, we will make a major push to become the preferred provider of the large accounting and audit firms.  With our experience with large corporate litigation, we feel our solutions are very attractive for our projected clients’ needs and will continue to grow our efforts in this area.  Each of our targeted clients is known for high case loads, the need for timely and accurate processing, and in need of a review and analysis tool that will make their jobs easier.  At Litigation Dynamics, we feel we can save our clients money not only by providing processing and hosting at competitive prices, but our software will help our clients control their outside counsel review costs as well.

Service offerings will follow a stated objective of addressing quality (as manifested in accuracy, simplicity, speed and reliability), innovation, service by our account executives and project managers, who are not outside contractors, and price.  Litigation Dynamics management firmly believes that providing quality service is our first and foremost task in achieving our targeted market share.  Innovation and service are actually subsets of quality and, as a result, substantial management attention has been focused in this area.

Litigation Dynamics management feels pricing will also be an important variable in a purchase decision, thus, we have priced our services at the lower end of the market.  However, because so much of our solutions are automated, we can process large amounts of data at a very competitive price and still maintain a very attractive margin.  Because of our robust feature set coupled with our very competitive pricing model, we feel we will be able to attract clients to our service.  We believe that it will be our key focus on service and over delivering that will keep them coming back for more support.

Any reluctance on the part of potential clients will be met head on with specification sheets comparing Litigation Dynamics service performance with our competitors and on-site demonstrations.  Our innovative service offerings and software design are expected to result in greater flexibility with potentially lower costs than competitors’ services and software.  This will allow us to have standard margins above the industry average in spite of low-end range pricing.

In addition, Litigation Dynamics has recently added a hosted version of “Relativity,” which is the preferred software review tool by many large law firms.  Litigation Dynamics has added features to this software set to make it more robust and handle a number of the things we know our clients desire in a tool.  Adding this additional review tool should increase the percentage of the business that we receive from each of our clients, because in some cases the client’s lawyers demand to be able to utilize Relativity and now we can allow them to control the data, maintain control and give them the tool they desire.

Sales Plan

Litigation Dynamics uses in-house sales personnel with the needed credentials and extensive product training.  Emphasis has been continually focused on the needs of the client.  Sales personnel are compensated with a relatively standard base salary and a commission payable based on collected payments on sales made in the preceding quarter.

Litigation Dynamics will explore the use of agents that will promote our services to a company’s legal counsel and law firms.  These agents will be paid a commission for all revenue that is brought in on a monthly basis.

Services and Products

Management has worked in 2012 to ensure that Litigation Dynamics is delivering products and services that promote efficient, cost-effective and accurate electronic data discovery.  By using our management’s unique experience with other companies with respect to “serial litigants,” we have taken several steps in our understanding of industry through operational experience in dealing with matters from the ultra-small in the one gigabyte or less of electronically stored information area to those that scale in multiples of terabytes.  Processing this data requires talent as well as good products that meet the demand of these customers; Litigation Dynamics has spent the better half of 2011 acquiring these tools and systems, while all the time maintaining margins as well as quality of service in pace with the industry.  While all of these tools are off of the shelf, we feel our customization and management of their use make Litigation Dynamics unique.  In addition, we are in constant pursuit of professionals that can support our clients and their needs.

With our primary product being the processing of electronically stored information, Litigation Dynamics can streamline the processing of such information to provide documents to the litigation and document management industries.  We have processed both standard and non-standard types of data for litigation purposes.  Our non-standard tools give us the capability of looking at the most troublesome of data and when placed into our Cloud Based platform, review of those items becomes easier.

Once items have been reviewed, they can then be prepared for presentation with a digitally applied “Bates” stamp and legend.  These documents can also be output in standard legal form for review systems such as Concordance or Summation or even customized output to your document management program.

The main focus shall be in what we will call Cloud Services, which means all of our services are provided in a Hosted Environment, which is a SAS 70 Compliant Data Center.  Litigation Dynamics through its relationships has invested in local infrastructure including servers and a high bandwidth connection to the Internet.  As well, Litigation Dynamics has access to two data facilities; one located in Texas and one located in Colorado for the deployment of applications for clients.  This has kept our capital requirements low without restrictive contracts or the need for sizeable investment.  There are no material agreements at this point relating to these services.  Our clients can have multiple users login to the system from anywhere in the world and review and analyze data.  We charge for Processing Hosting, and Production of data.  Our clients enjoy unlimited Review and Analysis, while data is being hosted.

Processing: Process Documents with Speed and Accuracy

To defensibly process electronically stored information, you need a service provider that has the processing speed, experience and technology infrastructure required.  Our management team has over seven years of experience helping clients defensibly reduce data volumes for both large and small matters.  With our investment in IT infrastructure, including enterprise-class processing servers and scalable storage capacity, Litigation Dynamics has a stellar offering of products and services that exceed or compete with industry standards.  While some our services use Relativity platforms others that are more customized like those of “Discover For Yourself” offer more flexibility than just your typical off the shelf review package.  An example of offerings, include:

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“Discover for Yourself” supports more than 3,700 file types and detects the native file type regardless of extension.

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Easily scale to speed processing on multiple machines simultaneously.

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Efficiently produce searchable information with optical character recognition, which can be used to convert image file types, such as TIFF and PDF, to text-searchable files.

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Enhance search ability and document integrity with metadata extraction.  Use metadata to establish and index elements such as the document’s creation time and date and the last time the document was printed – all while preserving information integrity.

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Quickly extract attached and embedded files into discrete documents while maintaining their original relationships.  File attachment hierarchies are shown in a clear, easy-to-understand format, so you can make processed attachments immediately available for examination.  Attachments appear linked to their parent email or archive.

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Streamline the review process with document de-duplication features.  View a list of duplicate documents related to a particular document of interest.  The de-duplication process may be applied across the entire data store, per custodian, or not at all.

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Simplify management of problem files and avoid overlooking potentially relevant data with comprehensive “error logging” for issues such as corrupted or password protected files.

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Import Concordance load files.

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Unicode compliance delivers support for multiple languages.  Native support for the worldwide character-encoding standard, Unicode UTF-16 enables you to process German, French, English, Greek, Russian, Hebrew, Arabic, Hindi, Thai, Chinese, Japanese and Korean content.

Analysis: Analyze Documents, Review Performance and More

“Discover for Yourself” enables reviewers to complete early case assessment well before manual review.  Legal teams use “Discover for Yourself” to quickly examine discussion threads, custodial documents, and message attachments to gain a better understanding of their position within each case.  Advanced features include:

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File type verification eliminates the risk of missing important documents by analyzing the file content of each document to verify the file type regardless of the respective file extension.

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Advanced searching features identify key phrases, word stems, phonetically similar words, synonyms and typographical errors.

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Theme identification is based on cutting-edge technology in which a “theme” is a succinct summary of what the document is about.  Documents can be organized by a specific topic, allowing reviewers to analyze documents related to a particular subject.

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Near-duplicate document identification detects documents that are “nearly” the same, but not exact duplicates.  Large numbers of nearly identical documents can be coded appropriately, greatly reducing the total number of documents requiring examination.

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Drive accountability and monitor performance by linking reviewers to actions with administrative audits.  Administrators can analyze the performance of reviewers.

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Document history report displays all activity related to a specific document as recorded in the audit logs.

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Coding report displays document ID, date and title, and a column for each available flag for every document displayed in the grid.

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Daily summary report of activity by each reviewer during a specified interval.

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Activity report displays coding activity of a selected reviewer during a specified interval.

Review: Conduct Accurate, Efficient Reviews from a User-Friendly Interface

Successful eDiscovery is determined by an effective data review.  “Discover for Yourself” helps clients reduce eDiscovery time and costs with an intuitive review interface and easy-to-use features.  Using “Discover for Yourself” software, reviewers achieve quality results with maximum efficiency.  Our flexible interface enables clients to:

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Experience an intuitive interface designed with shortcut keys and easy-access features to speed review time.

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Improve document organization with user-defined features for creating and populating folders and subfolders, grouping documents, applying filters, coding documents and creating saved search parameters.

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Speed reviews with robust features for grouping, bulk coding, sorting and filtering.

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Enhance decision-making capabilities with powerful file tagging features, including user-defined tag names for each review.  Optionally classify tags as inclusive or exclusive, e.g., responsive or non-responsive.

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Shortcuts for fewer mouse clicks.

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Apply tags to a single document or document hierarchy.

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Search documents by applied tags.

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Tag multiple documents simultaneously.

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Redact specific text, pages, or areas within a document and ensure the security of each redaction beyond production.

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View files natively in multiple formats - Microsoft Word, Excel, Outlook and PDF files.

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Review Lotus Notes in near native formats.

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Maintain security by customizing and restricting user access.

Production: Employ Flexible Output Options and Streamline Productions

This important phase in the eDiscovery process hinges on the client’s ability to flexibly deliver electronically stored information in an agreed-upon format that is reviewable by the requesting parties – on time and with accuracy.  Legal teams need a process that enables them to keep track of what electronically stored information went to which recipients and when, which include the following features:

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Select the right output option by choosing from multiple file formats, including: Concordance and Summation load files, native, TIFF, comma delimited, and Excel.

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Establish quick document reference by automating the Bates stamping process.  Users simply supply the Bates number template and identify documents to be numbered.  Bates numbering confidentiality legends are automatically included on documents.

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Respond to tight deadlines by allowing reviewers to create multiple production sets for a single case while maintaining number sequences, date, and description.

Additional Services and Consulting

Cloud Services.  Litigation Dynamics utilizes a SAS 70 compliant facility and equipment to ensure that customers’ data is safe and secure as possible.  While using our facility to host our clients’ data, our service offering allows for unlimited reviewing and analyzing of data from multiple simultaneous users form anywhere in the world.  While our clients can rest assure that all precautions are being met to ensure the safety and reliability of their data, it is important to note that all incoming files are encrypted and the clients are given the keys to unlock the data container and the encryption.

Cloud Analysis.  Our cloud analysis capability allows reviewers to complete early case assessment well before manual review.  Legal teams use our hosted services to quickly examine discussion threads, custodial documents and message attachments to gain a better understanding of their position within each case.

Cloud Review.  Using our hosted review tool will allow reviewers to achieve quality results with maximum efficiency.  When clients use our cloud services they experience unlimited review with intuitive interfaces that can be used by multiple viewers from anywhere in the world as long as they have a computer and internet access.

Customer Relationships

Our services and relationships to clients results in an environment of mutual trust for on-time delivery and client satisfaction.  We are only as good as our employees who must deliver on a day-to-day basis.  Each project must exceed client expectations.

Litigation Dynamics provides services to its clients on a per gigabyte processed, as well as per hour, per project basis.  In addition Litigation Dynamics collects a monthly usage fee for the hosting of processed data.  The constant flow of growing client requests enables us to scale our growth as desired and as we choose to manage.  Our business model is based on leveraging systems and automation to process data as customers have contracted.

We make extensive use of client based pass-through billing practices and all contracts with customers reflect that.  It is our belief that the fewer the amount of line item expenses and unnecessary complexity in our accounting and business processes the smoother our operations will run.  We establish trust-based relationships with our clients to leverage their organization and operational business processes to pass through the largest percentage of cost and operating expenses without directly impacting our accounting and business procedures.  For example, by leveraging client administrative resources, communications, package shipping, and sundry practices, our expense line grows “thinner,” thus avoiding additional cost structure for an internal administrative support structure.

Litigation Dynamics end user contracts are signed for services rendered.  Typically, these contracts are for a 12-month term.  However, all contracts have evergreen clauses that automatically renew on a month-to-month basis.  Some customers, due to circumstances beyond our control, are not on contract.  As it is hard for clients to remove themselves from the hosted review environments, non-payment has not been an issue at this point in our history.  Currently a substantial part of the revenue for current operations comes from consulting services that consist of marketing, sales, and business consulting for ILS Technologies.  At this point, contracts are not in place for continued use of these services; however, the pursuit of new agreements is ongoing.  As we add new customers and clients, our sales and marketing programs shall generate a greater understanding of the industry as a whole.

Key Personnel of Litigation Dynamics

Our future financial success depends to a large degree upon the personal efforts of our key personnel.  Presently, Zane Russell and Michael Moore, our officers and two of our directors, play the major role in operating the business of Litigation Dynamics and securing the services of those persons who can develop our business strategy and technology.  While we intend to employ additional management and marketing personnel in order to minimize the critical dependency upon any one person, there can be no assurance that we will be successful in attracting and retaining the persons needed.  We have an employment contract with each of Messrs. Russell and Moore, as more fully discussed below.  See, “Management – Litigation Dynamics Employment Agreements.”

Litigation Dynamics Needs To Hire Specialized Personnel

Although we are committed to the continued development and growth of our business, we will need to engage specialized key personnel, such as experienced litigation support professionals, paralegals, and IT professionals to assist Litigation Dynamics in the execution of our business model.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.

Employees of Litigation Dynamics

Litigation Dynamics currently has six permanent full-time employees.  We intend to increase our market share by adding full-time staff and to contract a sales and marketing campaign orchestrated to improve market awareness of the Litigation Dynamics Technologies service line.  We do not expect any difficulty in attracting the people that we need.

Adequacy of Working Capital for Litigation Dynamics

We hope to generate sufficient capital to fund our Litigation Dynamics business plan through our operations.  However, if we do not generate sufficient cash to fund our operations, we still intend to proceed with our proposed business plan and we may try to raise what we feel is sufficient working capital for our current business plan, by means of a private placement or registered public offering of our shares.  If we are not able to raise additional capital through the sale of our shares, we would not be able to continue and our business would fail.  In the future, we may raise additional capital though equity or debt offerings.

The Financial Results for Litigation Dynamics May Be Affected by Factors Outside of Our Control

Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control.  Our anticipated expense levels are based, in part, on our estimates of future revenues and may vary from projections.  We may be unable to adjust spending rapidly enough to compensate for any unexpected revenues shortfall.  Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

Government Regulation Relating to Litigation Dynamics

The business of Litigation Dynamics is subject to the Rules of Procedure in the states and federal courts.  As such, we must ensure that we are able to comply with the various rules imposed by various jurisdictions.

Properties of Litigation Dynamics

Currently Litigation Dynamics is selling to customers located in Houston, Dallas, and Austin, Texas.  Our offices are located in Houston, Texas.  While the majority of work is done from coast to coast, the Internet is the key to the way Litigation Dynamics conducts business.  For this reason Litigation Dynamics employs SunGard Availability Services for all of its data center needs.  Litigation Dynamics utilizes the Houston, Texas Data Center for housing of these systems.  SunGard is one of the world’s leading software and technology services companies.  SunGard has more than 20,000 employees and serves over 25,000 customers in more than 70 countries.  SunGard provides software and processing solutions for financial services, education and the public sector.  SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.  The Houston facility is SAS 70 (superseded by SSAE 16 in April 2010) compliant and feature fully redundant power plants.  As of the date of this prospectus, Litigation Dynamics does not lease any office or work space.

Legal Proceedings of Litigation Dynamics

Litigation Dynamics is not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

MANAGEMENT

VR Holdings Executive Officers and Directors

The following table sets forth information concerning the directors and executive officers of VR Holdings as of the date of this prospectus:

Name	Age	Position	Director Since
John E. Baker	72	Chairman of the Board, President, Chief Financial Officer, and Assistant Secretary	2007
Lamar Neville	79	Secretary, Treasurer, and Director	2007
Zane Russell	48	Director	2012
J. Michael Moore	42	Director	2012
Harry J. Conn	90	Vice President and Director	2007

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.  Our current board of directors consists of five directors, none of whom have any expertise in the proposed business of VR Holdings.  Upon receipt of sufficient funds to pay for consultants as described elsewhere in this prospectus either from success in VR Holdings’ litigation efforts or through receipt of funds from borrowing or sales of common stock, we intend to seek directors and officers who would be able to properly execute our proposed business plan.  Messrs. Russell and Moore joined our board as a result of the Merger.  See “The Plan of Merger.”

The foregoing notwithstanding, except as otherwise provided in any resolution or resolutions of the board, directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal.

Whenever the holders of any class or classes of stock or any series thereof are entitled to elect one or more directors pursuant to any resolution or resolutions of the board, vacancies and newly created directorships of such class or classes or series thereof may generally be filled by a majority of the directors elected by such class or classes or series then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of such class or classes or series entitled to elect such director or directors.  Officers are elected annually by the directors.  There are no family relationships among our directors and officers.

We may employ additional management personnel, as our board of directors deems necessary.  VR Holdings has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

A description of the business experience for each of the directors and executive officers of VR Holdings is set forth below.

John E. Baker brings over 30 years of financial and executive management in both the private and public sectors to VR Holdings.  Mr. Baker has experience in substantially all financial functions of large, public entities including the treasury, controller, tax, management information systems, budget, acquisitions, investor relations and risk management functions.  Before joining GeM Solutions, Inc., a publicly-traded company on the “Pink Sheets,” in May 2004, Mr. Baker held several financial management positions with Deloitte & Touché, City Investing Company, Rheem Manufacturing and the Home Insurance Company.  Between 1981 and 1985, Mr. Baker served as vice president and controller of John Blair & Co., a publicly held communications company based in New York City, where he was a major contributor to Blair’s financial functions during a time when the company’s sales grew from $250 million to $1 billion.  In 1986, Mr. Baker became the chief financial officer of Alleghany Beverage in Washington, DC., one our affiliated companies.  Alleghany had recently completed over 40 acquisitions and Mr. Baker was responsible for managing the consolidation of the related financial groups ensuring timely and accurate reporting.

From 1989 to 2004, Mr. Baker served as an independent owner/operator and financial consultant for several organizations.  During that time, he developed and implemented a number of financial and management plans for early stage private companies to obtain sales and distribution levels which would better position such companies for sale or acquisition.  From January 2005 until March 2009, Mr. Baker has served as chief financial officer, and from February 2006 until March 2009 served as chief executive officer, of GeM Solutions, Inc. and its subsidiaries.  Mr. Baker has been responsible for managing the financial function of GeM Solutions during this entire time and as chief executive officer, he was responsible for reorganizing GeM Solutions during a Chapter 11 Reorganization which was successfully completed in June 2008.  Mr. Baker currently serves as chief financial officer and treasurer of Inware Technologies, Inc.

Lamar Neville was formerly an executive with the National Institutes of Health from 1969 to 1975.  From 1975 to 1978, Mr. Neville was with the Office of Secretary of Health, Rockville, Maryland.  From 1978 until his retirement in 1989, Mr. Neville was with the National Cancer Institute where he worked with large clinical trial testing smoking secession efforts in 22 cities.

Zane Russell currently is a Managing Partner of Pine Springs Capital.  Mr. Russell also serves as chairman of the board for Trekmore Corporation and ProduClear.  A few years ago, Mr. Russell served as an advisor to Flexible Lifeline Systems, Inc. and has held a position as an outside consultant and acted as senior vice president, with the directive of helping the chief executive officer of Flexible Lifeline Systems, Inc. institute a culture change and significantly grow revenue.

In 2005, Mr. Russell served as president and chief executive officer of Voila IP Communications until the venture capital market decided to pull out of the VoIP market.  Mr. Russell then turned control back over to his partner to move in a different direction.  Prior to Voila, Mr. Russell held the same position at Net Source Communications (NSCOMM) where, through his leadership, he guided the company to be the number one agent in SBC’s Alternative Channels Program by delivering over 12,000 new accounts in less than six months after acquiring the company.

Prior to NSCOMM, Mr. Russell served as executive vice president and chief operating officer for Remote Knowledge, where Mr. Russell was instrumental in the design and development of a device that was able to provide machine to machine communication from anywhere in the world using satellite technology and/or cellular service.  Previously, Mr. Russell served as the president and chief executive officer for A-Link USA (name change to Counterforce USA) from May 1998 until July 2001, which was sold to Chubb P.L.C. in July 2001 and later Chubb sold it to UTC.

During Mr. Russell’s time with A-Link USA, the company became the third largest run rate security alarm dealer program in the country.  From July 1990 to March 1998, Mr. Russell served as chairman of the board, president and chief executive officer of EqualNet, formerly a NASDAQ company he co-founded that resold long distance services to small business users.  Under his management, Mr. Russell grew EqualNet from a start-up company with three employees to a publicly traded company with over 350 employees and run-rate revenues in excess of $100 million.  EqualNet was Houston’s fastest growing company in both 1993 and 1994.  Prior to the formation of EqualNet, Mr. Russell served in various capacities for another long distance company and large mechanical contracting company.

Mr. Russell graduated with a Bachelor of Science from Texas A&M University in 1987 and was a member and officer in the Corp of Cadets.

J. Michael Moore has built and consulted on and for many businesses.  He has 15 years of experience in executive management, operations, marketing, strategic planning and organizational transformation.  Mr. Moore began his communications and information technology career with Equal Net Communications rising through the ranks to become their chief information officer.  Upon his departure, Mr. Moore helped to start Landmark Technologies, a litigation software system provider, as a general manager in their IP support practice.  Mr. Moore then was asked to head information systems at A-Link USA.  Upon the sale of A-Link USA to Chubb Security International, Mr. Moore was named chief information officer of North American Residential Operations.  Subsequently, upon the purchase of Chubb Security International by United Technologies (NYSE: UTX), Mr. Moore functioned as chief information officer for Chubb Security North America until his departure in 2005 to consult and help start up Innovative Litigation Services, Inc.  Lured away with offer of a new start in IP telephony, Mr. Moore became an independent consultant was integral in the development, leadership and success of several start-up businesses for Pine Springs Capital serving in the role of chief operations officer for several of the new businesses.  Mr. Moore is a director on several boards and holds an International Economics degree from Texas Technological University in 1994.

Harry J. Conn was formerly chief financial officer of Allegheny Pepsi-Cola Bottling Co. and Allegheny Beverage Corporation, previously affiliated companies of VR Holdings, from 1963 to 1986.  Mr. Conn has been retired since 1986.

VR Holdings Committees of the Board

We do not currently have an Audit, Executive, Finance, Compensation, or Nominating Committee, or any other committee of the board of directors.  However, we have adopted charters for these committees, in the event that we elect to implement them.  Copies of the charters for each proposed committee are filed as exhibits to the registration statement with respect to this prospectus.

The responsibilities of these committees are fulfilled by our board of directors and all of our directors participate in such responsibilities, none of whom is “independent” as defined under Rule 4200(a)(15) of the NASD’s listing standards described below, as our financial constraints have made it extremely difficult to attract and retain qualified independent board members.  In addition, we do not currently have an “audit committee financial expert” as such term is defined in the Securities Act.  Since we do not have any of the subject committees, our entire board of directors participates in all of the considerations with respect to our audit, compensation and nomination deliberations.

Rule 4200(a)(15) of the NASD’s listing standards defines an “independent director” as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following persons shall not be considered independent:

•

A director who is, or at any time during the past three years was, employed by the company;

•

A director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than as an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.  Provided, however, that in addition to the requirements contained in this paragraph, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d).

•

A director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

A director who is, or has a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

•

A director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•

A director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

We hope to add qualified independent members of our board of directors at a later date, depending upon our ability to reach and maintain financial stability.

VR Holdings Audit Committee

The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board when performing the functions of what would generally be performed by an audit committee.  The board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting.  In addition, the board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

VR Holdings Nomination Committee

Our size and the size of our board, at this time, do not require a separate nominating committee.  When evaluating director nominees, our directors consider the following factors:

•

The appropriate size of our board of directors;

•

Our needs with respect to the particular talents and experience of our directors;

•

The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•

Experience in political affairs;

•

Experience with accounting rules and practices; and

•

The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem are in our best interests as well as our stockholders.  In addition, the board identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination.  If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above.  Current members of the board are polled for suggestions as to individuals meeting the criteria described above.  The board may also engage in research to identify qualified individuals.  To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.  The board does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the directors and certain of the officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission.  Such persons are also required to furnish management with copies of all forms so filed.  Since we are not a reporting company under the Exchange Act, none of our officers and directors and persons holding more than 10 percent of our common stock is required to file any such reports.

Communication with Directors

Stockholders and other interested parties may contact any of our directors by writing to them at VR Holdings, Inc., at 1615 Chester Road, Chester, Maryland 21619, Attention: Corporate Secretary.

Our board has approved a process for handling letters received by us and addressed to any of our directors.  Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with functions of the board or committees thereof or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by us that are addressed to members of the board and request copies of such correspondence.

Conflicts of Interest

With respect to transactions involving real or apparent conflicts of interest, we have adopted written policies and procedures which require that:

•

The fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval;

•

The transaction be approved by a majority of our disinterested outside directors; and

•

The transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

VR Holdings Code of Ethics for Senior Executive Officers and Senior Financial Officers

We have adopted an amended Code of Ethics for Senior Executive Officers and Senior Financial Officers that applies to our president, chief executive officer, chief operating officer, chief financial officer, and all financial officers, including the principal accounting officer.  The code provides as follows:

•

Each officer is responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by us with the Securities and Exchange Commission or disclosed to our stockholders and/or the public.

•

Each officer shall immediately bring to the attention of the audit committee, or disclosure compliance officer, any material information of which the officer becomes aware that affects the disclosures made by us in our public filings and assist the audit committee or disclosure compliance officer in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the Securities and Exchange Commission.

•

Each officer shall promptly notify our general counsel, if any, or the president or chief executive officer as well as the audit committee of any information he may have concerning any violation of our Code of Business Conduct or our Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

•

Each officer shall immediately bring to the attention of our general counsel, if any, the president or the chief executive officer and the audit committee any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to us and the operation of our business, by us or any of our agents.

•

Any waiver of this Code of Ethics for any officer must be approved, if at all, in advance by a majority of the independent directors serving on our board of directors.  Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations and listing standards.

We will post a copy of our Code of Ethics on our website, once it has been established.  In addition, we have attached a copy of our Code of Ethics to the registration statement with respect to this prospectus.  We will provide to any person without charge, upon request, a copy of our Code of Ethics.  Any such request should be directed to our corporate secretary at the address listed below in the next paragraph.  The information contained in our website shall not constitute part of this prospectus.

Our principal executive offices are located at 1615 Chester Road, Chester, Maryland 21619, telephone and telecopier number (443) 519-0129, and email cfausa100@aol.com.

VR Holdings Summary of Cash and Certain Other Compensation

At present, VR Holdings has only two executive officers.  The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•

A base salary;

•

A performance bonus; and

•

Periodic grants and/or options of our common stock.

Base Salary.  Our chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus.  A portion of each officer’s total annual compensation is in the form of a bonus.  All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive.  Stock grants and options are awarded to executive officers based on their positions and individual performance.  Stock grants and options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.  The compensation committee considers the recommendations of the chief executive officer for stock grants and options to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.  Stock grants and options for the chief executive officer will be recommended and approved by our board of directors.  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

It is uncertain when, if ever, we will be in a position to compensate any of our officers or directors.  Before we can expect to provide for officer salaries, we will have to obtain a monetary victory in our lawsuit.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”

VR Holdings Summary Compensation Table

The following table sets forth, for our named executive officers for the two completed fiscal years ended September 30, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
John E. Baker (1)	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Lamar Neville (2)	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)

Mr. Baker is our chairman of the board, president, chief financial officer, principal accounting officer, and assistant secretary.

(2)

Mr. Neville is our secretary, treasurer, and director.

It is uncertain when, if ever, we will be in a position to compensate any of our officers or directors.  Before we can expect to provide for officer salaries, we will have to obtain a monetary victory in our lawsuit or raise funds from operations or equity or debt offerings.  See “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”  In November 2010, we issued 25,000,000 shares of common stock to John E. Baker, 100,000 shares of common stock to Lamar Neville and 100,000 shares of common stock to Harry J. Conn for services to VR Holdings.  These shares were valued at $0.0006545 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of our named executive officers as of the end of our last completed fiscal year, September 30, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John E. Baker (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Lamar Neville (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)

Mr. Baker is our chairman of the board, president, chief financial officer, principal accounting officer, and assistant secretary.

(2)

Mr. Neville is our secretary, treasurer, and director.

VR Holdings Employment Agreements

As of the date of this prospectus, VR Holdings does not have any employment agreements with any of our officers or any employees, inasmuch as we do not have any employees.

VR Holdings Director Compensation

Our directors do not receive compensation for their services as directors.

VR Holdings Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During the last two fiscal years, VR Holdings has had no changes in or disagreements with its accountants on accounting and financial disclosure.

Litigation Dynamics Executive Officers and Directors

The following table sets forth information concerning the directors and executive officers of Litigation Dynamics as of the date of this prospectus:

Name	Age	Position	Director Since
Zane Russell	48	Chief Executive Officer, President, and Director	2011
J. Michael Moore	42	Vice President, Chief Operations Officer, Secretary, Treasurer, and Director	1997
John E. Baker	72	Director	2012

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.  The current board of directors of Litigation Dynamics consists of three directors.  Mr. Russell has had one year of experience with the business of Litigation Dynamics and Mr. Moore has had 16 years of experience with the business of Litigation Dynamics.  Mr. Baker, who joined the board of Litigation Dynamics as a result of the Merger, does not have any experience with the business of Litigation Dynamics.  See “The Plan of Merger.”

The foregoing notwithstanding, except as otherwise provided in any resolution or resolutions of the board, directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal.

Whenever the holders of any class or classes of stock or any series thereof are entitled to elect one or more directors pursuant to any resolution or resolutions of the board, vacancies and newly created directorships of such class or classes or series thereof may generally be filled by a majority of the directors elected by such class or classes or series then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of such class or classes or series entitled to elect such director or directors.  Officers are elected annually by the directors.  There are no family relationships among our directors and officers.

We may employ additional management personnel, as our board of directors deems necessary.  Litigation Dynamics has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

A description of the business experience for each of the directors and executive officers of Litigation Dynamics is set forth above in the discussion with respect to the officers and directors of VR Holdings.

Litigation Dynamics Summary of Cash and Certain Other Compensation

At present, Litigation Dynamics has only two executive officers.  The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•

A base salary;

•

A performance bonus; and

•

Periodic grants and/or options of our common stock.

Base Salary.  Our chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus.  A portion of each officer’s total annual compensation is in the form of a bonus.  All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive.  Stock grants and options are awarded to executive officers based on their positions and individual performance.  Stock grants and options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.  The compensation committee considers the recommendations of the chief executive officer for stock grants and options to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.  Stock grants and options for the chief executive officer will be recommended and approved by our board of directors.  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Litigation Dynamics Summary Compensation Table

The following table sets forth, for Litigation Dynamics’ named executive officers for the two completed fiscal years ended December 31, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Zane Russell (1)	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
		-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
J. Michael Moore (2)	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2011	85,000	-0-	-0-	-0-	-0-	-0-	-0-	85,000

__________

(1)

Mr. Russell is the chief executive officer, president, and a director of Litigation Dynamics.

(2)

Mr. Moore is a vice president, chief operations officer, secretary, treasurer,, and a director of Litigation Dynamics

Litigation Dynamics Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of our named executive officers as of the end of Litigation Dynamics’ last completed fiscal year, December 31, 2011:

	Option Awards					Stock Awards
Name (1) (2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zane Russell	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
J. Michael Moore	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)

Mr. Russell is the chief executive officer, president, and a director of Litigation Dynamics.

(2)

Mr. Moore is the vice president, chief operations officer, secretary, treasurer, and a director of Litigation Dynamics.

Litigation Dynamics Employment Agreements

As of January 20, 2012, Litigation Dynamics executed employment agreements with Messrs. Russell and Moore.

The material terms of the employment agreement with Mr. Russell are as follows:

•

Litigation Dynamics agrees to employ the employee, and the employee agrees to serve Litigation Dynamics, as president and chief executive officer on the terms and conditions set forth in the employment agreement.  The employee shall be employed for a period beginning January 20, 2012 through January, 2013 (the “Expiration Date”), unless sooner terminated or extended as set forth in the employment agreement.

•

The employee shall devote time, attention, knowledge, skills and efforts to the business and affairs of Litigation Dynamics.  The employee shall use his best efforts to advance the best interests of Litigation Dynamics.  The employee shall report to the board of directors unless otherwise designated from time to time for the purpose of advancing the interests of Litigation Dynamics.  The employee shall at all times perform his duties diligently and exert his best efforts to accomplish the duties necessary to meet the goals and objectives of Litigation Dynamics.  The principal location at which Employee shall perform all services for Litigation Dynamics shall be in Houston, Texas at its business premise.

•

The employee shall be paid a base salary at a rate of $180,000 per annum (the “Base Salary”), in accordance with Litigation Dynamics’ normal payroll practices. The employee understands that he shall only be entitled to the compensation and benefits as set forth in the employment agreement and that may also otherwise be offered to employees consistent with normal and customary practices of Litigation Dynamics including but not limited to stock or stock option awards, health and welfare benefits, and 401K plans.

•

The employee shall be eligible to receive an end of year annual discretionary bonus (payable within 90 days after the end of each fiscal year).  This bonus is targeted to be in the range of 25 to 50 percent of the employee’s base salary depending on the performance of Litigation Dynamics and the employee.  Such bonus award will be based upon guidelines established by the board of directors and approval to pay.  Also, such bonus awards, if applicable, will be pro-rated based on length of employment for any partial year of service.

•

VR Holdings, Inc. anticipates that it will develop a stock option plan and once it is developed and approved by the board of directors of VR Holdings, Inc., the employee will be granted a stock option.  The terms of the stock option plan shall be negotiated in the future.

•

If, as a result of the employee’s incapacity due to physical or mental illness, the employee shall have been absent from his duties on a full time basis for either (a) sixty consecutive business days during any rolling 12 month period, or (b) 90 business days in the aggregate, Litigation Dynamics may terminate the employee’s employment.

•

Litigation Dynamics may terminate the employee’s employment at any time for cause.

•

If the employee’s employment with Litigation Dynamics is terminated for cause or for disability, or if the employee dies or if the employee terminates his employment with Litigation Dynamics for any reason or no reason, then Litigation Dynamics shall pay the employee his Base Salary for three months from the date on which his employment is terminated at the rate in effect at the time written notice of termination is given.  If the employee’s employment is terminated by Litigation Dynamics without cause prior to the Expiration Date of the agreement then Litigation Dynamics shall pay the employee six  months’ base compensation as severance compensation.

•

The employment agreement contains a customary non-compete agreement.

The material terms of the employment agreement with Mr. Moore are as follows:

•

Litigation Dynamics agrees to employ the employee, and the employee agrees to serve Litigation Dynamics, as chief operations officer on the terms and conditions set forth in the employment agreement.  The employee shall be employed for a period beginning January 20, 2012 through January, 2013 (the “Expiration Date”), unless sooner terminated or extended as set forth in the employment agreement.

•

The employee shall devote time, attention, knowledge, skills and efforts to the business and affairs of Litigation Dynamics.  The employee shall use his best efforts to advance the best interests of Litigation Dynamics.  The employee shall report to the board of directors unless otherwise designated from time to time for the purpose of advancing the interests of Litigation Dynamics.  The employee shall at all times perform his duties diligently and exert his best efforts to accomplish the duties necessary to meet the goals and objectives of Litigation Dynamics.  The principal location at which Employee shall perform all services for Litigation Dynamics shall be in Houston, Texas at its business premise.

•

The employee shall be paid a base salary at a rate of $165,000 per annum (the “Base Salary”), in accordance with Litigation Dynamics’ normal payroll practices. The employee understands that he shall only be entitled to the compensation and benefits as set forth in the employment agreement and that may also otherwise be offered to employees consistent with normal and customary practices of Litigation Dynamics including but not limited to stock or stock option awards, health and welfare benefits, and 401K plans.

•

The employee shall be eligible to receive an end of year annual discretionary bonus (payable within 90 days after the end of each fiscal year).  This bonus is targeted to be in the range of 25 to 50 percent of the employee’s base salary depending on the performance of Litigation Dynamics and the employee.  Such bonus award will be based upon guidelines established by the board of directors and approval to pay.  Also, such bonus awards, if applicable, will be pro-rated based on length of employment for any partial year of service.

•

VR Holdings, Inc. anticipates that it will develop a stock option plan and once it is developed and approved by the board of directors of VR Holdings, Inc., the employee will be granted a stock option.  The terms of the stock option plan shall be negotiated in the future.

•

If, as a result of the employee’s incapacity due to physical or mental illness, the employee shall have been absent from his duties on a full time basis for either (a) sixty consecutive business days during any rolling 12 month period, or (b) 90 business days in the aggregate, Litigation Dynamics may terminate the employee’s employment.

•

Litigation Dynamics may terminate the employee’s employment at any time for cause.

•

If the employee’s employment with Litigation Dynamics is terminated for cause or for disability, or if the employee dies or if the employee terminates his employment with Litigation Dynamics for any reason or no reason, then Litigation Dynamics shall pay the employee his Base Salary for three months from the date on which his employment is terminated at the rate in effect at the time written notice of termination is given.  If the employee’s employment is terminated by Litigation Dynamics without cause prior to the Expiration Date of the agreement then Litigation Dynamics shall pay the employee six  months’ base compensation as severance compensation.

•

The employment agreement contains a customary non-compete agreement.

Litigation Dynamics Director Compensation

The directors of Litigation Dynamics do not receive compensation for their services as directors.

Litigation Dynamics Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During the last two fiscal years, Litigation Dynamics has had no changes in or disagreements with its accountants on accounting and financial disclosure.  The financial statements included in this prospectus were audited by GBH CPAs, PC.

CERTAIN TRANSACTIONS

Deohge Corp. owned and controlled by the family of Mr. and Mrs. Morton M. Lapides, Sr., owns 314,681,091 shares of our common stock, which represent approximately 68.0 percent of our issued and outstanding common stock as of the date of this prospectus.  The result of the ownership of our common stock by Deohge Corp. is that it has voting control on all matters submitted to our stockholders for approval and are able to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.  Deohge Corp. acquired the shares of our common stock as a result of the assignment of the interests of Mr. and Mrs. Lapides to Deohge Corp. on July 25, 2006 in the litigation described in “Business – Business of VR Holdings, Inc., Excluding Litigation Dynamics, Inc. – Legal Proceedings of VR Holdings.”  On July 25, 2006 Deohge Corp. received 314,681,091 shares of our common stock in connection with our reorganization.  See “Principal Stockholders.”

The Cancer Foundation, Inc., a charitable foundation formed by members of the family of Mr. Lapides, whose trustees are Barry L. Dahne, John E. Baker, and Lamar Neville, acquired 27,820,643 shares our common stock on July 25, 2006 as a contribution to the foundation.  Messrs. Baker and Neville are two of our directors and executive officers.  See “Principal Stockholders.”

As discussed elsewhere in this prospectus, Barry L. Dahne, one of our attorneys in the Marshall & Ilsley and Venable litigation, and one of the trustees of The Cancer Foundation which is one of our major stockholders, has received 7,000,000 shares of our common stock for his legal services with respect to the Marshall & Ilsley and Venable litigation.  Previously, we had issued to Mr. Dahne 10,000,000 shares of our common stock for services rendered.  We have agreed to register 5,000,000 of such shares by means of a registration statement filed with the SEC of which this prospectus is a part.  Mr. Dahne is listed as a selling stockholder in this prospectus.

In addition, we have also issued to John E. Baker, our president, 35,000,000 shares for services rendered.  We have agreed to register 10,000,000 of such shares by means of a registration statement filed with the SEC of which this prospectus is a part.  Mr. Baker is listed as a selling stockholder in this prospectus.

In connection with the Merger, we have agreed to issue 17,500,000 shares of our common stock to J. Michael Moore, one of our directors.  In addition, pursuant to the Plan of Merger, Mr. Moore shall be entitled to two shares of our common stock, up to a maximum of 20,000,000 shares, for every dollar of revenue, up to a maximum of $10,000,000, which Litigation Dynamics operations generate within the two years from and after the Effective Date of the Merger.  See “The Plan of Merger.”

Litigation Dynamics, our wholly-owned subsidiary, has executed employment agreements with Zane Russell and Michael Moore, two of our directors, and two of the directors and executive officers of Litigation Dynamics.  See “Management – Litigation Dynamics Employment Agreements.”

As discussed below, at September 30, 2011, Litigation Dynamics had a balance due of $5,000 to its president and the sole shareholder before the Merger, Michael Moore, for services provided to Litigation Dynamics.  Mr. Moore is currently serving as vice president, chief operations officer, secretary, treasurer, and a director of Litigation Dynamics.  As a result of the Merger, Mr. Moore has been elected as a director of VR Holdings.

In addition, at September 30, 2011, Litigation Dynamics, pursuant to promissory notes, was owed a total of $38,862.44 by various companies affiliated with Mr. Moore and Zane Russell.  Mr. Russell is the president, chief executive officer, and a director of Litigation Dynamics, and as a result of the Merger, Mr. Russell has been elected as a director of VR Holdings.  The amounts owed are as follows:

•

The sum of $11,250.00 owing by Pine Springs Capital, LLC., pursuant to a promissory note dated March 31, 2011.  Mr. Russell is the managing member of Pine Springs Capital, LLC.

•

The sum of $3,930.55 owing by New Course Group, pursuant to a promissory note dated June 10, 2011.  Mr. Russell is the managing member of New Course Group.

•

The sum of $5,711.38 owing by New Course Group, pursuant to a promissory note dated June 3, 2011.  Mr. Russell is the managing member of New Course Group.

•

The sum of $4,000.00 owing by Pine Springs Capital, LLC., pursuant to a promissory note dated May 20, 2011.  Mr. Russell is the managing member of Pine Springs Capital, LLC.

•

The sum of $3,220.51 owing by New Course Group, pursuant to a promissory note dated June 29, 2011.  Mr. Russell is the managing member of New Course Group.

•

The sum of $2,500.00 owing by ProduClear Inc., pursuant to a promissory note dated April 13, 2011.  Messrs. Moore and Russell are directors of ProduClear Inc.

•

The sum of $3,250.00 owing by Texas Golfer Magazine, pursuant to a promissory note dated April 1, 2011.  Mr. Russell is the managing member of Texas Golfer Magazine.

•

The sum of $5,000.00 owing by Trekmore, pursuant to a promissory note dated April 8, 2011.  Mr. Russell is the president of Trekmore.

All of the above-described notes totaling $38,862.44 bear interest at 18% per annum and were due six months after origination.  Although all of these note receivables are currently past due , management expects all of the notes to be ultimately paid, inasmuch as the payees of the notes are all controlled by Messrs. Moore and Russell.

At September 30, 2011, Litigation Dynamics was indebted to Mr. Moore and related entities, as follows:

•

The sum of $5,000 was owed to Mr. Moore for services rendered by Mr. Moore to Litigation Dynamics.  This payable is due on demand, is non-interest bearing and has no maturity date.

•

The sum of $5,000 was owed to Pine Springs Capital, LLC for legal and accounting services.  Mr. Russell is the managing member of Pine Springs Capital, LLC.  This payable is due on demand, is non-interest bearing and has no maturity date.

•

The sum of $8,334 was owed to New Course Group for computer equipment.  Mr. Russell is the managing member of New Course Group.  This payable is due on demand, is non-interest bearing and has no maturity date.

•

The sum of $10,000 was owed to Pine Springs Capital, LLC for legal and accounting services.  Mr. Russell is the managing member of Pine Springs Capital, LLC.  This payable is due on demand, is non-interest bearing and has no maturity date.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of all shares of our common stock as of the date of this prospectus by:

•

Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

•

Each director of VR Holdings;

•

Each named executive officer of VR Holdings; and

•

All directors and officers of VR Holdings as a group.

	Shares of Common Stock Beneficially Owned (2)
Name of Beneficial Owner (1)	Number	Percent
John E. Baker	35,000,000	7.58
Lamar Neville	100,000	0.02
Harry J. Conn	100,000	0.02
Zane Russell (3)	-0-	-0-
J. Michael Moore (3)	17,500,000	3.79
All directors and officers as a group (five persons)	52,700,000	11.41
Deohge Corp. (4)	314,681,091	68.15
The Cancer Foundation, Inc. (5)	26,273,643	5.69

________

(1)

Unless otherwise indicated, the address for each of these stockholders is c/o VR Holdings, Inc., at 1615 Chester Road, Chester, Maryland 21619.  Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to our shares of common stock or preferred stock which he beneficially owns.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  As of the date of this prospectus, there were issued and outstanding 461,789,037 shares of our common stock.  Although the 17,500,000 shares and the 3,000,000 shares have not yet been actually delivered to Mr. Moore and to CapNet Securities Corporation, pursuant to the Plan of Merger as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.

(3)

Messrs. Russell and Moore were elected to the board of directors of VR Holdings as a result of the Merger.  Mr. Moore is to receive 17,500,000 shares of our common stock, pursuant to the Merger.  Although the shares have not yet been actually delivered to Mr. Moore as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.  In addition, pursuant to the Plan of Merger, Mr. Moore shall be entitled to two shares of our common stock, up to a maximum of 20,000,000 shares, for every dollar of revenue, up to a maximum of $10,000,000, which Litigation Dynamics operations generate within the two years from and after the Effective Date of the Merger.  See “The Plan of Merger.”

(4)

Deohge Corp. is a Maryland corporation, located at 2077 Maidstone Farm Road, Annapolis, Maryland 21409.  The executive officers and directors are Morton M. Lapides, Sr., chairman and president, and Pamela Lapides, secretary and treasurer.  The controlling stockholders are Mr. and Mrs. Lapides.  Deohge’s principal business is a holding company.  During the last five years, Deohge has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.  The consideration for the purchase of our shares was in connection with the reorganization of VR Holdings, and in settlement of all claims against VR Holdings by Deohge.  Deohge does not have any plans which relate to or would result in: (a) the acquisition by any person of additional securities of VR Holdings, or the disposition of securities of VR Holdings; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving VR Holdings or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of VR Holdings or any of its subsidiaries; (d) any change in the present board of directors or management of VR Holdings, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of VR Holdings; (f) any other material change in VR Holdings’ business or corporate structure; (g) changes in VR Holdings’ charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of VR Holdings by any person; (h) causing a class of securities of VR Holdings to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of VR Holdings becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

(5)

The Cancer Foundation, Inc., is a 501(c)(3) non-profit Maryland corporation located at No. 2 Pomona East 305, Baltimore, Maryland 21208.  The Cancer Foundation is a charitable foundation established in 1968 by the uncles and father of Mr. Morton M. Lapides, Sr., who along with his wife are the controlling stockholders of Deohge Corp., our majority stockholder.  The trustees and executive officers of The Cancer Foundation are Barry L. Dahne, John E. Baker, and Lamar Neville.  Messrs. Baker and Neville are two of our directors and executive officers.  Mr. Dahne is president of The Cancer Foundation.  The Cancer Foundation’s principal business is charity.  During the last five years, The Cancer Foundation has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.  As a result of his treatment at John Hopkins Hospital for pancreatic cancer, Mr. Lapides decided to donate $75,000,000 to John Hopkins Hospital and $5,000,000 to other research institutions for cancer research.  This gift was to be made by The Cancer Foundation, Inc.  The source of the funding by The Cancer Foundation was to be an $80,000,000 gift by the companies owned by Mr. Lapides which turned out to be VR Holdings, Inc.  With the destruction of VR Holdings by the actions allegedly taken by various parties as described in this prospectus, Mr. Lapides no longer had the ability to make this contribution, and the intended contribution became a claim of The Cancer Foundation.  On July 25, 2006, the $80,000,000 claim plus interest of The Cancer Foundation was exchanged By VR Holdings for 27,820,643 shares of the common stock of VR Holdings, Inc. using the exchange rate of $4.47 of claim value for every share of VR Holdings common stock..  The Cancer Foundation does not have any plans which relate to or would result in: (a) the acquisition by any person of additional securities of VR Holdings, or the disposition of securities of VR Holdings; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving VR Holdings or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of VR Holdings or any of its subsidiaries; (d) any change in the present board of directors or management of VR Holdings, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of VR Holdings; (f) any other material change in VR Holdings’ business or corporate structure; (g) changes in VR Holdings’ charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of VR Holdings by any person; (h) causing a class of securities of VR Holdings to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of VR Holdings becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.  It should be clearly understood that The Cancer Foundation has no claim against VR Holdings and is no longer a party to the Illinois litigation.

It is our opinion that our planned contribution of $80,000,000 to The Cancer Foundation is a liability of VR Holdings because at the time that the gift was proposed, VR Holdings had the ability to make such a donation and that this ability was prevented by the action taken by the group of lenders which destroyed the consolidated entity and its ability to make suck a donation.  As a result, VR Holdings determined the total loss, including an interest assumption, caused by the group of lenders and filed a law suit to recover the combined losses.  The donation to The Cancer Foundation of $80,000,000 plus interest was included in this total or combined calculated loss.  Since we knew that it would be a long time before this legal action could be resolved and funds obtained for the parties involved, it was decided to form a public company that would combine the claims of all parties involved in this legal action and provide some liquidity for the claimants and create an environment whereby additional funds could be raised to cover the legal cost of the action.

The Cancer Foundation was then offered the opportunity to exchange its claims for our shares, which it did.  We will explore whatever capital-raising steps which seem most likely to produce the capital we need to finance our litigation and to fund our proposed business going forward.  We have not yet made any decision on what capital-raising steps we might take, but expect to make that decision once we know the outcome of The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation.  In the future, we may raise additional capital though equity or debt offerings.  It should be clearly understood that The Cancer Foundation has no claim against VR Holdings and is no longer a party to the Illinois litigation.

Other than as stated above:

•

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of VR Holdings; and

•

There are no arrangements or understandings with respect to election of directors or other matters.

DESCRIPTION OF SECURITIES

The authorized capital stock of VR Holdings consists of 550,000,000 shares of common stock, $0.000001 par value per share per share (the “common stock”).  As of the date of this prospectus, 461,789,037 shares of our common stock were issued and outstanding, held by approximately 124 stockholders.

The following description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of VR Holding’s certificate of incorporation and bylaws.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.  The holders of the common stock have the sole right to vote, except as otherwise provided by law, or by our certificate of incorporation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends or other restrictions on dividends.  In the event of the dissolution, liquidation or winding up of VR Holdings, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of Delaware.  The holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors.  All outstanding shares of the common stock are fully paid and nonassessable.

The laws of the State of Delaware provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock entitled to vote thereon is required to authorize any amendment to our certificate of incorporation, any merger or consolidation of VR Holdings with any corporation, or any liquidation or disposition of any substantial assets of VR Holdings.

Warrants

As of the date of this prospectus, we have issued to each of our attorneys, Norman T. Reynolds, Esq. and Stephen H. Marcus, Esq., a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $0.10 per share.  The warrant may be exercised at any time from August 30, 2010, but prior to 5:00 p.m., Chester, Maryland time on August 30, 2015.  The holder of the warrant may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the exercise price, elect instead to receive upon such exercise the “Net Number” of the shares of our common stock determined according to formula set forth in the warrant (a “Cashless Exercise”).

Other than as stated above, we have not issued any other warrants to purchase shares of our common stock, although we may do so in the future.

Options

As of the date of this prospectus, we have not issued any options to purchase shares of our common stock, although we may do so in the future.

In the future, we anticipate adopting a stock option plan for the benefit of our management and employees.  Although our board of directors has held preliminary discussions regarding the adoption of such a plan, the board has yet to discuss the potential eligibility requirements of such a plan or the potential number of shares of our common stock subject to options granted under such a plan.

Transfer Agent

The transfer agent of our common stock is Island Stock Transfer, 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701, telephone (727) 289-0010, telecopier (727) 289-0069, and email dave@islandstocktransfer.com.

CERTAIN PROVISIONS OF OUR
CERTIFICATE OF INCORPORATION AND BYLAWS

General

Provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action.  These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

The business and affairs of VR Holdings are managed under the direction of our board of directors, which currently consists of five members.  The number of members on our board of directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our board of directors.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.  Our board of directors may not have less than one member.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Any director may be removed from office only by the affirmative vote of the holders of a majority of the combined voting power of our then outstanding shares of capital stock entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Meetings of Stockholders

Our certificate of incorporation provides that a special meeting of our stockholders may only be called by:

•

Our chief executive officer;

•

The holders of at least 10 percent of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or

•

Our board of directors by means of a duly adopted resolution.

Special stockholder meetings may not be called by any other person or in any other manner.  Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.

The next annual meeting of our stockholders will be held in 2012, on a date and at a place and time designated by our board of directors.

Limitation of Liability

Our certificate of incorporation provides that any director or officer of VR Holdings shall not be personally liable to us or our stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, the provision shall not eliminate or limit the liability of a director or officer:

•

If it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law; or

•

Under Delaware law.

Indemnification.  Our certificate of incorporation provides that VR Holdings shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by VR Holdings or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of VR Holdings, or is or was serving at our request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

•

The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

•

The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Further, our certificate of incorporation permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by VR Holdings or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of VR Holdings, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

•

The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

•

The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests.

However, we are prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to VR Holdings, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

Our bylaws contain similar indemnification and limitation of liability provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling VR Holdings under the indemnification provisions, or otherwise, VR Holdings is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Bylaws

Under our certificate of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our certificate of incorporation permits us to limit the liability of our directors to the fullest extent permitted under the Delaware General Corporation Law.  As permitted by the Delaware General Corporation Law, our bylaws and certificate of incorporation also include provisions that eliminate the personal liability of each of our officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of VR Holdings.  To the fullest extent allowed by the Delaware General Corporation Law, we will defend, indemnify and hold harmless our directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability.  However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our bylaws and certificate of incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our certificate of incorporation or bylaws.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions.  No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time.  Under the terms of this offering, the shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by VR Holdings in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale.  Such shares may be sold only pursuant to an effective registration statement filed by VR Holdings or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

Rule 144

In general, Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, provides:

•

If the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquirer or any subsequent holder of those securities.

•

If the issuer of the securities is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquirer or any subsequent holder of those securities.

•

Except as provided in Rule 144, the amount of securities sold for the account of an affiliate of the issuer in reliance upon this section shall be determined as follows: If any securities are sold for the account of an affiliate of the issuer, regardless of whether those securities are restricted, the amount of securities sold, together with all sales of securities of the same class sold for the account of such person within the preceding three months, shall not exceed the greatest of: (A) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (B) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h) of Rule 144, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (C) the average weekly volume of trading in such securities reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period specified in paragraph (e)(1)(ii) of Rule 144.

Special provisions for “Shell Companies.”  Prior to the Merger, VR Holdings was classified as a “shell company” as defined by Rule 12b-2, pursuant to the Exchange Act.  However, as a result of the Merger, VR Holdings is no longer a “shell company,” inasmuch as VR Holdings, through Litigation Dynamics, has operations and assets which are not “nominal,” and which do not consist solely of cash and cash equivalents, as more fully described in the discussion and financial statements described in this prospectus with the determination of our assets (including cash and cash equivalents) being based solely on the amount of assets that would be reflected on our balance sheet prepared in accordance with generally accepted accounting principles on the date of that determination.  In addition, we have filed with the SEC our Form 10-Q for the three month periods ended December 31, 2011, and March 31, 2012, which are incorporated herein by reference and which show additional support for the status of VR Holdings as a non-shell company.  The pro-forma Combined Balance Sheet and consolidated Results of Operations based upon the consolidation of VR Holdings and Litigation Dynamics demonstrates that the consolidated operations of VR Holdings now clearly show operations and assets which are not “nominal” and which do not consist solely of cash and cash equivalents.

In connection with the Merger and before the Effective Date, VR Holdings sold 480,694 shares of the VR Holdings Common Stock to two accredited investors, as defined by the Securities Act, for the sum of $48,069, which augmented our assets.  The funds were raised to pay some of our current liabilities and to provide operating capital going forward.

Since VR Holdings was previously classified as a “shell company,” its securities issued to new stockholders or those securities sold by any selling stockholder could only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

A “shell company” means a registrant, other than an asset-backed issuer, that has:

•

No or nominal operations; and

•

Either, (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The provisions of Rule 144(i) providing for the six month holding period are not available for the resale of securities initially issued by a “shell company.”

Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC.

The term “Form 10 information” means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144.  The Form 10 information is deemed filed when the initial filing is made with the SEC.  The Form 10 information was deemed filed when we filed our Form 8-K on January 20, 2012, in connection with the Effective Date of the Merger.

In order for Rule 144 to be available, VR Holdings must have certain information publicly available.  Since our prospectus became effective on May 11, 2011, we have been publishing information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act.

SELLING STOCKHOLDERS

We have 35 stockholders who own 72,253,252 shares of our common stock who may want to sell their shares.  Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under the registration statement of which this prospectus is a part.  Because no selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we can only estimate how many shares each selling stockholder will own after the offering.  In this prospectus, the term “selling stockholder” includes each stockholder, and its transferees, pledgees, donees, assignees, or other successors in interest.

All expenses incurred with respect to the registration of our common stock to be covered by the registration statement with respect to this prospectus will be borne by VR Holdings, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with its sale of shares.

All of the securities to be offered pursuant to the registration statement by the selling stockholders will be offered from time to time and for sale pursuant to the registration statement up to an aggregate of 72,253,252 shares of our common stock.  The selling stockholders received their shares in exchange for services or claims in private placements of our common stock, or as gifts by The Cancer Foundation, Inc., as follows:

•

On May 29, 2009, we issued 1,000,000 to Maurice A. Sone for legal services rendered and in settlement of all claims against VR Holdings.

•

On May 29, 2009, we issued 25,000,000 shares to John Foster Woods for legal services rendered and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 314,681,091 shares Deohge Corp. in connection with the reorganization of VR Holdings, and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 27,820,643 shares to The Cancer Foundation, Inc. in settlement of all claims against VR Holdings.  Following the receipt of our shares by The Cancer Foundation, it owned approximately seven percent of our outstanding shares.

•

On July 25, 2006, we issued 1,632,196 shares to Mr. and Mrs. Morton M Lapides, Sr. in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 2,974,413 shares to Pamela W Lapides in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 10,000,000 shares to John E. Baker for services rendered and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 10,000,000 shares to Barry L. Dahne for services rendered and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 1,000,000 shares to The Wall Street Group for services rendered and in settlement of all claims against VR Holdings.

•

On May 10, 2010, we issued 300,000 shares to Dr. Edwin C. Fulton for services rendered.

•

On November 2, 2009, The Cancer Foundation made gifts of 1,000 shares each to 96 charitable organizations, of which 28 are listed as selling stockholders as more fully described below.  The Cancer Foundation had held the shares since their acquisition on July 25, 2006.  VR Holdings did not receive any proceeds from the gifts of these shares.

•

On October 23, 2009, The Cancer Foundation sold 50,000 shares to Vivek Sood, M.D.  VR Holdings did not receive any proceeds from the sale of these shares.

•

On October 23, 2009, The Cancer Foundation sold 300,000 shares to Edwin C. Fulton, M.D.  VR Holdings did not receive any proceeds from the sale of these shares.

•

On March 15, 2010, The Cancer Foundation sold 100,000 shares to Chris Urban, M.D.  VR Holdings did not receive any proceeds from the sale of these shares.

•

On June 16, 2010, The Cancer Foundation issued 1,000,000 shares to Martin Cohn, Cohn Public Relations for services rendered and to be rendered.

•

On November 30, 2010, we issued 25,000,000 shares to John Baker for services rendered.

•

On November 30, 2010, we issued 100,000 shares to Lamar Neville for services rendered.

•

On November 30, 2010, we issued 100,000 shares to Harry Conn for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Robert B. Morris for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Barry L. Dahne for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Tara K. Frame of Frame & Frame for services rendered.

We did not receive any funds in connection with the issuance of the above-described securities.

The shares issued by VR Holdings were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act.  Each investor took his securities for investment purposes without a view to distribution and had access to information concerning VR Holdings and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase and/or gift of our shares.  Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

The gifts of shares by The Cancer Foundation to the various donees were permitted under the Securities Act.  The Cancer Foundation had held the shares for over three years prior to the gifts.  All of the recipients agreed to take the shares subject to the restrictions imposed by the Securities Act and agreed to hold the shares until such time as the shares may be registered for resale or an applicable exemption under the Securities Act permitted their transfer free of any restriction.  The gifts of the shares by The Cancer Foundation were not into the public market.  They were private gifts of securities in a private company, not a public company subject to the Exchange Act.  The holders of the gifted shares, who have held the securities for over one year, desire to register for sale the shares they received as gifts from The Cancer Foundation.

The sales of our shares held by The Cancer Foundation to four purchasers were exempt transfers as permitted by Section 4(1½) of the Securities Act.  At the time of the sale, VR Holdings was a private company, not a public company subject to the Exchange Ac, and the Cancer Foundation had held the shares for over three years prior to the four sales to persons who met the requirements of Ralston Purina, inasmuch as they were all sophisticated persons and had access to the same information as would be available as if the shares had been registered.  In addition, all of the certificates representing the shares had legends restricting their transfer without registration under the Securities Act or an exemption therefrom.  The sales of the shares by The Cancer Foundation were not into the public market.  They were private sales of securities, which were exempt from registration, pursuant to Section 4(1½).  The holders of the purchased shares, two of whom have held the securities for over one year, desire to register for sale the shares they received from The Cancer Foundation.

During the last five years, none of the selling stockholders has been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

No selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.  Further, there has been no material relationship between any selling stockholder and VR Holdings.

The following table sets forth, with respect to each selling stockholder:

•

The number of shares of our common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby;

•

The maximum number of shares of our common stock which may be sold by the selling stockholder under this prospectus; and

•

The number and percentage of shares of our common stock which will be owned after the offering by the selling stockholder, assuming that all of the shares offered are sold by the selling stockholder.

Name of Selling Stockholder	Date Acquired	Relationship	Common Stock Owned Before the Offering	Common Stock Which May Be Offered	Common Stock Owned After the Offering	Percent of Common Stock Owned After the Offering (1)
Maurice A. Sone	5/19/09	Stockholder	1,000,000	1,000,000	-0-	-0-
Deohge Corp	7/25/06	Stockholder	314,681,091	10,000,000	304,681,091	68.3%
Pamela W Lapides	7/25/06	Stockholder	4,606,609	4,606,609	-0-	-0-
John E. Baker	7/25/06	Stockholder	35,000,000	10,000,000	25,000,000	5.6%
Barry L. Dahne	7/25/06	Stockholder	17,000,000	5,000,000	12,000,000	2.7%
Vivek Sood	10/23/09	Stockholder	50,000	50,000	-0-	-0-
SPCA of Anne Arundel County, MD	11/2/09	Stockholder	1,000	1,000	-0-	-0-
St. Jude Roman Catholic Shrine	11/2/09	Stockholder	1,000	1,000	-0-	-0-
HorseNet Horse Rescue	11/2/09	Stockholder	1,000	1,000	-0-	-0-
American Red Cross, Central Maryland Chapter	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Angel Acres Horse Haven Rescue	11/2/09	Stockholder	2,000	2,000	-0-	-0-
Asthma and Allergy Foundation of America	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Catholic Relief Services	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Enoch Pratt Free Library	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Greater Baltimore Medical Center Foundation	11/2/09	Stockholder	1,000	1,000	-0-	-0-
The Humane Society of Baltimore County	11/2/09	Stockholder	1,000	1,000	-0-	-0-
The League for People with Disabilities	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Levindale Hebrew Geriatric Center & Hospital	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Maryland Lupus Foundation	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Mercy Medical Center	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Mother Seton Academy	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Muscular Dystrophy Association	11/2/09	Stockholder	1,000	1,000	-0-	-0-
National Kidney Foundation of Maryland	11/2/09	Stockholder	1,000	1,000	-0-	-0-
National Multiple Sclerosis Society, Maryland Chapter	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Special Olympics, Special Olympics Maryland	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Stella Maris	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Food for the Poor	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Woods Adult Day Services	11/2/09	Stockholder	1,000	1,000	-0-	-0-
Chris Urban	3/15/10	Stockholder	100,000	100,000	-0-	-0-
Martin Cohn, Cohn Public Relations	6/16/10	Stockholder	1,000,000	1,000,000	-0-	-0-
Cancer Foundation	7/26/06	Stockholder	26,273,643	26,273,643	-0-	-0-
Harry J. Conn	2/22/11	Stockholder	100,000	100,000	-0-	-0-
Lamar Neville	2/22/11	Stockholder	100,000	100,000	-0-	-0-
Robert B. Morris	2/22/11	Stockholder	7,000,000	7,000,000	-0-	-0-
Tara K. Frame	2/22/11	Stockholder	7,000,000	7,000,000	-0-	-0-
Total			413,934,343	72,253,252	341,681,091	73.1%

________

(1)

This number assumes the issuance of 5,644,346 shares to the claimants as described in this prospectus, bringing our outstanding shares to 467,433,383 shares.

PLAN OF DISTRIBUTION

Plan of Distribution to the Selling Stockholders.

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) will be offering shares of our common stock.  The selling stockholders may sell all or a portion of these shares through registration under the Securities Act of 1933, as amended, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act, from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, for the duration of the offering pursuant to this prospectus.  The selling stockholders may sell our common stock by one or more of the following methods, without limitation:

•

Block trades in which the broker or dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

An exchange distribution in accordance with the rules of any stock exchange on which our common stock is listed;

•

Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•

Privately negotiated transactions;

•

In connection with short sales of our shares;

•

Through the distribution of our common stock by any selling stockholder to its partners, members or stockholders;

•

By pledge to secure debts of other obligations;

•

In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•

In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade.  The selling stockholders may also transfer our common stock by gift.  We do not know of any arrangements by the selling stockholders for the sale of any of our common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common stock.  These brokers or dealers may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the stock at a stipulated price per share.  If the broker-dealer is unable to sell our common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which our common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may also sell our common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus.  In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them.  The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.  The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.  In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.  Any underwriters, dealers, brokers or agents participating in the distribution of our common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of the selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions).  Neither VR Holdings nor any selling stockholder can presently estimate the amount of any such compensation.

John E. Baker, all of the other selling stockholders, and all of the claimants, and intermediaries through whom the shares of the selling stockholders may be sold are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.  We have agreed to indemnify the selling stockholders and the claimants against certain liabilities, including liabilities under the Securities Act.

Each of John E. Baker, all of the other selling stockholders, and all of the claimants, and intermediaries through whom the shares of the selling stockholders may be sold as an underwriter is subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  In addition, each of John E. Baker, all of the other selling stockholders, and all of the claimants, and intermediaries through whom the shares of the selling stockholders may be sold, as underwriters within the meaning of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act.  The SEC staff is of a view that any of John E. Baker, all of the other selling stockholders, and all of the claimants, and intermediaries through whom the shares of the selling stockholders may be sold, who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act.  We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of our common stock by those broker-dealers.  A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer our common stock.  A selling stockholder may also loan or pledge our common stock offered hereby to a broker-dealer and the broker-dealer may sell our common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of our common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M.  This regulation may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates.  Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We have agreed to indemnify all of the selling stockholders and all of the claimants who accept our shares as described in this prospectus, and any brokers, dealers and agents who are underwriters, if any, of our common stock offered by this prospectus against certain liabilities, including liabilities under the Securities Act.

Our issued and outstanding common stock offered by this prospectus was originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.  We agreed to register our common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold.  We have agreed to pay all expenses incident to the registration of our common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered by this prospectus.  In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

Plan of Distribution to the Claimants.

In addition to the registration for resale of the selling stockholders described above, through this prospectus, we are offering up to 5,644,346 shares of the common stock of VR Holdings to various claimants of the VR Holdings Subsidiaries.  See “Prospectus Summary – The Offering” beginning on page 1 of this prospectus.

All of the shares to be offered to the claimants pursuant to this prospectus will be offered directly on a “best efforts” basis by our president, John E. Baker.  We will not receive any proceeds from the issuance of these shares of our common stock to the claimants.  No fees will be paid to Mr. Baker in the sale of any shares of our common stock in settlement of various claims pursuant to this prospectus.  We will bear all costs associated with the registration.

In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and we comply with the requirements of state law.

This offering may be terminated in the event that, among other things:

•

Certain specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

•

Other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of the shares.

Inasmuch as VR Holdings, Inc. was formerly a “shell company” as defined by Rule 12b-2 promulgated under the Exchange Act, the securities sold in this offering to the claimants can only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Norman T. Reynolds Law Firm.

EXPERTS

The consolidated financial statements of VR Holdings, Inc. as of September 30, 2011 and 2010, and for the years then ended and for the period from July 25, 2006 (date of re-entrance into development stage) and the financial statements of Litigation Dynamics, Inc. as of December 31, 2010 and 2009, and for the years then ended have been audited by GBH CPAs, PC, independent registered public accounting firm, to the extent and for the periods set forth in their reports, which each report respectively contains an explanatory paragraph regarding our ability and LDI’s ability to continue as a going concern, appearing elsewhere herein and in this prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

We will furnish our stockholders with an annual report which describes the nature and scope of our business and operations for the prior year and which will contain a copy of our audited financial statements for our most recent fiscal year.

WHERE YOU CAN FIND MORE INFORMATION

Once the prospectus with respect to the registration statement that we intend to file with the SEC becomes effective, we will be subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K.  See “Plan of Distribution.”  Our executive officers, directors and beneficial owners of 10 percent or more of our common stock will also file reports relative to the acquisition or disposition of shares of our common stock or acquisition, disposition or exercise of any of our common stock purchase options or warrants.  These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Further, the SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

Schedule A

The Creditors of Valley Rivet Company, Inc.

Schedule A

The Creditors of Valley Rivet Company, Inc.

				Shares to be
Name	Amount	Interest	Total	Issued

Dana Commercial Credit	$519,112.00	$261,440.53	$780,552.53	174,628
MGF Industries Corp.	$517,870.00	$260,815.02	$778,685.02	174,210
Cooter & Mangold	$500,000.00	$251,815.15	$751,815.15	168,199
Atlantic Wire Company	$317,221.00	$159,762.10	$476,983.10	106,712
NiFast Corporation	$258,267.00	$130,071.08	$388,338.08	86,880
Commercial Lenders (Four)	$200,000.00	$100,726.06	$300,726.06	67,280
Carpenter Technology	$165,425.00	$83,313.04	$248,738.04	55,649
Monarch Metals, Inc.	$158,776.00	$79,964.40	$238,740.40	53,412
Zapp USA, Inc.	$126,346.00	$63,631.67	$189,977.67	42,502
Electonic Plating Co.	$89,308.00	$44,978.21	$134,286.21	30,043
Belmont Plating Works, Inc.	$81,266.00	$40,928.02	$122,194.02	27,338
Copper & Brass International	$75,866.00	$38,208.42	$114,074.42	25,521
Craftsman Piltg & Yinning	$67,036.00	$33,761.36	$100,797.36	22,551
New Age Rebuilders, Inc.	$61,185.00	$30,814.62	$91,999.62	20,582
Cincinnati Metals Co.	$56,535.00	$28,472.74	$85,007.74	19,018
Tru-Spec Metals, Inc.	$49,983.00	$25,172.95	$75,155.95	16,814
Stetson & Associates Ltd.	$46,516.00	$23,426.87	$69,942.87	15,648
Morgan O'Hare, Inc.	$45,912.00	$23,122.67	$69,034.67	15,445
Sivaco Qoebec	$44,123.00	$22,221.68	$66,344.68	14,843
Unicome Energy	$40,786.00	$20,541.07	$61,327.07	13,720
Standfast Packaging	$38,970.00	$19,626.47	$58,596.47	13,109
Tru-Spec Metals, Inc.	$38,595.00	$19,437.61	$58,032.61	12,983
Tipper Tie, Inc.	$38,046.00	$19,161.12	$57,207.12	12,799
Ugine Stainless & Alloys	$35,768.00	$18,013.85	$53,781.85	12,032
Metal Arts Finishing	$34,161.00	$17,204.51	$51,365.51	11,492
Elyria Plating Corp	$32,974.00	$16,606.71	$49,580.71	11,092
Metals Technology Corp.	$32,661.00	$16,449.07	$49,110.07	10,987
Phifer Wire Products	$32,156.00	$16,194.74	$48,350.74	10,817
HMO Illlinois	$30,632.00	$15,427.20	$46,059.20	10,305
VR Holdings, Inc.	$29,592.00	$14,903.43	$44,495.43	9,955
The Custom Companies	$29,461.00	$14,837.45	$44,298.45	9,911
McGuire Woods Battle & Boothe	$28,173.00	$14,188.78	$42,361.78	9,477
USF Holdings, Inc.	$27,261.00	$13,729.47	$40,990.47	9,171
O.E.M. Components, Inc.	$26,703.00	$13,448.44	$40,151.44	8,983
Reznick Fedder & Silverman	$26,242.00	$13,216.27	$39,458.27	8,828
Northwestern Plating Works	$25,738.00	$12,962.44	$38,700.44	8,658
ITG Carbide Products Co.	$25,049.00	$12,615.44	$37,664.44	8,426
United Parcel Service	$25,020.00	$12,600.83	$37,620.83	8,417
Bill, Oliver WCO	$24,383.00	$12,280.02	$36,663.02	8,202
Benz Oil Inc.	$23,996.00	$12,085.11	$36,081.11	8,072
Charies F. Wheatley, Jr.	$23,896.00	$12,034.75	$35,930.75	8,039
Rock River Tool and Die	$21,115.00	$10,634.15	$31,749.15	7,103
Tryson Metal Stampings	$20,469.00	$10,308.81	$30,777.81	6,886
SWD, Inc.	$19,847.00	$9,995.55	$29,842.55	6,676
Riseling Motor Express	$19,405.00	$9,772.95	$29,177.95	6,528
Imperial Punch & MFG Inc.	$17,825.00	$8,977.21	$26,802.21	5,996
Winston & Strawn	$17,465.00	$8,795.90	$26,260.90	5,875
Romac International, Inc.	$17,000.00	$8,561.71	$25,561.71	5,719
Diamont Precision Roiad	$16,780.00	$8,450.92	$25,230.92	5,645
Cario Saivi USA Inc.	$16,178.00	$8,147.73	$24,325.73	5,442
Spherion	$15,600.00	$7,856.63	$23,456.63	5,248
USF Dugan Inc.	$15,329.00	$7,720.15	$23,049.15	5,157

		62
All-Spec Sales, Inc.	$14,281.00	$7,192.34	$21,473.34	4,804
MSI	$13,879.00	$6,989.88	$20,868.88	4,669
White Oak Group	$13,250.00	$6,673.10	$19,923.10	4,457
Dreyer Medical Clinic	$13,070.00	$6,582.45	$19,652.45	4,397
Carrington South Wales	$12,832.00	$6,462.58	$19,294.58	4,317
CLC Lubricants	$12,821.00	$6,457.04	$19,278.04	4,313
Herman Wexter	$12,577.00	$6,334.16	$18,911.16	4,231
Con-Way Transportation	$12,534.00	$6,312.50	$18,846.50	4,216
Cook County Collector	$12,513.00	$6,301.93	$18,814.93	4,209
West Coast Marketing	$12,319.00	$6,204.22	$18,523.22	4,144
Safeco Credit Company, Inc.	$12,135.00	$6,111.55	$18,246.55	4,082
Seneke Alum Wire	$12,122.00	$6,105.01	$18,227.01	4,078
Precisoin Header Tooling	$11,785.00	$5,935.28	$17,720.28	3,964
G&K Services (So Chicago)	$11,335.00	$5,708.65	$17,043.65	3,813
R&L Carriers, Inc.	$11,170.00	$5,625.55	$16,795.55	3,758
Reardon Componenta LLC.	$11,104.00	$5,592.31	$16,696.31	3,735
Wheeler Industrial Corp.	$10,820.00	$5,449.28	$16,269.28	3,640
Martin Nelson & Associates	$10,763.00	$5,420.57	$16,183.57	3,621
Richeal Corp.	$10,680.00	$5,378.77	$16,058.77	3,593
Corddray Corporation	$10,526.00	$5,301.21	$15,827.21	3,541
Instatem Pallet Co	$10,397.00	$5,236.24	$15,633.24	3,498
Industrial Motor Service	$9,216.00	$4,641.46	$13,857.46	3,100
Lorain County Treasurer	$9,162.00	$4,614.26	$13,776.26	3,082
PRI	$9,000.00	$4,532.67	$13,532.67	3,028
Rayno Rivet Specialties	$8,982.00	$4,523.61	$13,505.61	3,022
City of Aurora	$8,705.00	$4,384.10	$13,089.10	2,928
Old Dominion freight	$8,701.00	$4,382.09	$13,083.09	2,927
Baizers Tool Coating Inc.	$8,488.00	$4,274.81	$12,762.81	2,855
V&W Machining, Inc.	$8,440.00	$4,250.64	$12,690.64	2,839
Effluent Technology, Inc.	$8,080.00	$4,069.33	$12,149.33	2,718
Hi-Temp Inc.	$7,515.00	$3,784.78	$11,299.78	2,528
Bowden Ind. Inc.	$7,289.00	$3,670.96	$10,959.96	2,452
DLP Coatings, Inc.	$7,091.00	$3,571.24	$10,662.24	2,385
Cambria Sales Co.	$6,910.00	$3,480.09	$10,390.09	2,325
DB Metal Finishing	$6,839.00	$3,444.33	$10,283.33	2,301
Cook County Collector	$6,595.00	$3,321.44	$9,916.44	2,219
Star Metal Pro9ducts	$6,394.00	$3,220.21	$9,614.21	2,151
Vater-McCullough Assoc.	$6,293.00	$3,169.35	$9,462.35	2,117
Ohio Edison	$6,099.00	$3,071.64	$9,170.64	2,052
Jameson Indfustrial Technology	$5,647.00	$2,844.00	$8,491.00	1,900
United States Lif Insurance	$5,554.00	$2,797.16	$8,351.16	1,868
Dryer Medical Group	$5,451.00	$2,745.29	$8,196.29	1,834
Chicago Anodizing Company	$4,965.00	$2,500.52	$7,465.52	1,670
N Moore & Associates	$4,845.00	$2,440.09	$7,285.09	1,630
Master Hydraulics	$4,839.00	$2,437.07	$7,276.07	1,628
Feece Oil Co.	$4,796.00	$2,415.41	$7,211.41	1,613
Valley Header Die	$4,657.00	$2,345.41	$7,002.41	1,567
Office Depot, Inc.	$4,619.00	$2,326.27	$6,945.27	1,554
Nichois Wire Inc.	$4,382.00	$2,206.91	$6,588.91	1,474
All Pins Incorporated	$4,366.00	$2,198.85	$6,564.85	1,469
Ohio Metalturgical Service	$4,229.00	$2,129.85	$6,358.85	1,423
BCC Capital Partners, LLC	$4,194.00	$2,112.23	$6,306.23	1,411
Atlanic Mutual	$4,183.00	$2,106.69	$6,289.69	1,407
		63
Old Second Bank	$4,141.00	$2,085.53	$6,226.53	1,393
Ross & Hardies	$4,125.00	$2,077.47	$6,202.47	1,388
Fetzgeraid Electrical	$4,106.00	$2,067.91	$6,173.91	1,381
Login County treasurer	$4,106.00	$2,067.91	$6,173.91	1,381
Cintas corp #033	$4,036.00	$2,032.65	$6,068.65	1,358
Excel Container, Inc.	$4,010.00	$2,019.56	$6,029.56	1,349
The Hartford	$3,942.00	$1,985.31	$5,927.31	1,326
Safty Kleen	$3,651.00	$1,838.75	$5,489.75	1,228
Motion Industries, Inc.	$3,519.00	$1,772.27	$5,291.27	1,184
Artiip and sons, Inc.	$3,450.00	$1,737.52	$5,187.52	1,161
Ideal Uniform Service	$3,450.00	$1,737.52	$5,187.52	1,161
Walkins Motor Lines, Inc.	$3,385.00	$1,704.79	$5,089.79	1,139
General Pachaging Systems, Inc.	$3,264.00	$1,643.85	$4,907.85	1,098
Cimmonwealth Edison	$2,954.00	$1,487.72	$4,441.72	994
EAI. Inc.	$2,938.00	$1,479.67	$4,417.67	988
Martin Industries	$2,902.00	$1,461.54	$4,363.54	976
Industrial Steel & Wise Co.	$2,695.00	$1,357.28	$4,052.28	907
Scott Lift truck Corporation	$2,880.00	$1,450.46	$4,330.46	969
Ameritech	$2,842.00	$1,431.32	$4,273.32	956
Bucheye Boxes, Inc.	$2,775.00	$1,397.57	$4,172.57	934
Waste Management West	$2,733.00	$1,376.42	$4,109.42	919
Nardone Pridgeon & Co., P.A.	$2,689.00	$1,354.26	$4,043.26	905
OSG Tap & Die	$2,633.00	$1,326.06	$3,959.06	886
Qwest Commercial Services	$2,546.00	$1,282.24	$3,828.24	856
Nobal Enterprises, Inc.	$2,520.00	$1,269.15	$3,789.15	848
James P. McCormick	$2,517.00	$1,267.64	$3,784.64	847
R. A. Phillips, Inc.	$2,488.00	$1,253.03	$3,741.03	837
Reed Machinery & Tranap.	$2,485.00	$1,251.52	$3,736.52	836
Fort Dearborn Life Ins.	$2,394.00	$1,205.69	$3,599.69	805
A-1 Air Compressor Corp.	$2,358.00	$1,187.56	$3,545.56	793
R&D Inc.	$2,354.00	$1,185.55	$3,539.55	792
McMaster-Carr	$2,260.00	$1,138.20	$3,398.20	760
Buck-Hikert, Inc.	$2,205.00	$1,110.50	$3,315.50	742
Rademaker, Matty McCielland	$2,169.00	$1,092.37	$3,261.37	730
Smith-Bolinger & Co., Inc.	$2,149.00	$1,082.30	$3,231.30	723
ACE Harware	$2,106.00	$1,060.65	$3,166.65	708
Varough Oil Inc.	$2,077.00	$1,046.04	$3,123.04	699
Cincinnati Tool Steel	$2,074.00	$1,044.53	$3,118.53	698
Julian W. Perkins, Inc.	$2,053.00	$1,033.95	$3,086.95	691
Sterling Die Operation	$1,989.00	$1,001.72	$2,990.72	669
East Tennessee Conveyons, Inc.	$1,950.00	$982.08	$2,932.08	656
Factory Cleaning Equipment	$1,937.00	$975.53	$2,912.53	652
Roi-Flo Engineering, Inc.	$1,921.00	$967.47	$2,888.47	646
		64
Shapiro and Olander	$1,912.00	$962.94	$2,874.94	643
Aurora Lift Truck SVC	$1,789.00	$900.99	$2,689.99	602
Service Master Chesapeake	$1,718.00	$865.24	$2,583.24	578
DEJA Inc.	$1,636.00	$823.94	$2,459.94	550
Mann Forms, Inc.	$1,619.00	$815.38	$2,434.38	545
Ohio BWC	$1,569.00	$790.20	$2,359.20	528
Sterling Wire Products, Inc.	$1,539.00	$775.09	$2,314.09	518
Amoco Oil Company	$1,519.00	$765.01	$2,284.01	511
Fastenal Company	$1,516.00	$763.50	$2,279.50	510
Ikon Office Solutions	$1,512.00	$761.49	$2,273.49	509
A-1 Outdoor Maintenance	$1,500.00	$755.45	$2,255.45	505
Federal Express Corp.	$1,484.00	$747.39	$2,231.39	499
Central Inc.	$1,454.00	$732.28	$2,186.28	489
Alarm Detection Systems	$1,452.00	$731.27	$2,183.27	488
St. Charies Electric Company	$1,436.00	$723.21	$2,159.21	483
Fox Metro W.R.D.	$1,395.00	$702.56	$2,097.56	469
Mettler Toledo Scales	$1,385.00	$697.53	$2,082.53	466
Chicago Suburban Express	$1,340.00	$674.86	$2,014.86	451
Laure Maintenance Corp.	$1,300.00	$654.72	$1,954.72	437
Underwriters Laboratories Ins.	$1,283.00	$646.16	$1,929.16	432
U.S. Filter Corp.	$1,271.00	$640.11	$1,911.11	428
Diversified Air Systems	$1,245.00	$627.02	$1,872.02	419
Provena Mercy Center	$1,222.00	$615.44	$1,837.44	411
T.S. Expediting Services Inc.	$1,199.00	$603.85	$1,802.85	403
Transport Clearings.	$1,080.00	$543.92	$1,623.92	363
Chemsafge International	$1,038.00	$522.77	$1,560.77	349
Crescent Electric Supply	$1,029.00	$518.24	$1,547.24	346
Centry Business Forms	$1,011.00	$509.17	$1,520.17	340
Sears	$1,009.00	$508.16	$1,517.16	339
Bearing Headquarters Co.	$1,000.00	$503.63	$1,503.63	336
Mike Rite Corp.	$987.00	$497.08	$1,484.08	332
American Freightways	$963.00	$485.00	$1,448.00	324
Orttech, Inc.	$948.00	$477.44	$1,425.44	319
MSC Industrial Supplt Co.	$900.00	$453.27	$1,353.27	303
Jacob Anodizing Corp	$870.00	$438.16	$1,308.16	293
Accurate Rivet Mfg. Co.	$871.00	$438.66	$1,309.66	293
Royal Supply, Inc.	$868.00	$437.15	$1,305.15	292
Lorbern Mfg. Inc.	$864.00	$435.14	$1,299.14	291
Unified Automation Integrati	$864.00	$435.14	$1,299.14	291
Drive Systems, Inc.	$862.00	$434.13	$1,296.13	290
Consolidated Electrical Dist.	$851.00	$428.59	$1,279.59	286
Binge & English	$825.00	$415.49	$1,240.49	278
AT&T - MD	$825.00	$415.49	$1,240.49	278
Sterling Transporation Service	$818.00	$411.97	$1,229.97	275
Skid Recycling Inc.	$809.00	$407.44	$1,216.44	272
Gleason Sales Company	$804.00	$404.92	$1,208.92	270
Yellow freight Systems, Inc.	$788.00	$396.86	$1,184.86	265
ABB Automation, Inc.	$782.00	$393.84	$1,175.84	263
Sunnen Products Co.	$771.00	$388.30	$1,159.30	259
Storage USA	$768.00	$386.79	$1,154.79	258
Anderson Controls, Inc.	$765.00	$385.28	$1,150.28	257
Dun Rite Teamers, Inc.	$745.00	$375.20	$1,120.20	251
Masterman, LLP.	$737.00	$371.18	$1,108.18	248
Nobert Plating Co.	$728.00	$366.64	$1,094.64	245
Fucha Lubricants Co.	$726.00	$365.64	$1,091.64	244
		65
Danly Die Set	$723.00	$364.12	$1,087.12	243
Fleming Hanson Sales	$722.00	$363.62	$1,085.62	243
Pitneywoprks	$715.00	$360.10	$1,075.10	241
Firstar	$693.00	$349.02	$1,042.02	233
J&S Presiaion Sorking Inc.	$686.00	$345.49	$1,031.49	231
American First Aid Services	$680.00	$342.47	$1,022.47	229
Englewood Electrical	$665.00	$334.91	$999.91	224
Rogers I. E. Company	$657.00	$330.89	$987.89	221
BFI	$650.00	$327.36	$977.36	219
Avaya Financial Services	$646.00	$325.35	$971.35	217
Neopost	$636.00	$320.31	$956.31	214
Ford Motor Credit Co.	$600.00	$302.18	$902.18	202
Every Ready Pin & Mfg. Co	$574.00	$289.08	$863.08	193
Nicor	$570.00	$287.07	$857.07	192
Reliance Standard Life	$564.00	$284.05	$848.05	190
Custom Dode/Mark, Inc.	$548.00	$275.99	$823.99	184
Lang Equipment Co	$538.00	$270.95	$808.95	181
Bankers	$535.00	$269.44	$804.44	180
Soiar Deburring Inc.	$535.00	$269.44	$804.44	180
Waterbury Headers Corp.	$528.00	$265.92	$793.92	178
Public Storage	$516.00	$259.87	$775.87	174
Hinckley Springs Water Comp	$510.00	$256.85	$766.85	172
Internet Connect	$507.00	$255.34	$762.34	171
Bullet Freight Systems	$505.00	$254.33	$759.33	170
R.E.M. Sales	$502.00	$252.82	$754.82	169
Commonwealth Copy Product	$496.00	$249.80	$745.80	167
Certanium Alloys Company	$487.00	$245.27	$732.27	164
H&W Motor Express Company	$477.00	$240.23	$717.23	160
Doboe Pallets, Inc.	$475.00	$239.22	$714.22	160
MBC, Inc.	$455.00	$229.15	$684.15	153
Shell	$445.00	$224.12	$669.12	150
ATA Alarms	$442.00	$222.60	$664.60	149
Provcident Life / Accident	$443.00	$223.11	$666.11	149
Valley Supply & Tool Co.	$438.00	$220.59	$658.59	147
Roadway Express	$416.00	$209.51	$625.51	140
Auroa Tri-State Fire	$414.00	$208.50	$622.50	139
Version	$410.00	$206.49	$616.49	138
Hill's	$409.00	$205.98	$614.98	138
Size Control	$407.00	$204.98	$611.98	137
Intercast-Inc.	$406.00	$204.47	$610.47	137
Verizon Wireless	$403.00	$202.96	$605.96	136
Southwest-Spray Painters	$396.00	$199.44	$595.44	133
AT&T Trucking Co.	$393.00	$197.93	$590.93	132
J. A. Prate, Inc.	$389.00	$195.91	$584.91	131
Thomas Weiding Inc.	$375.00	$188.86	$563.86	126
Clarklift of Cleveland	$374.00	$188.36	$562.36	126
Crouse Cartage Company	$366.00	$184.33	$550.33	123
Kloster Steel Corp.	$363.00	$182.82	$545.82	122
Universaal superabrasivee	$359.00	$180.80	$539.80	121
Adams Inc.	$358.00	$180.30	$538.30	120
Euclid Steel & Wire Inc.	$355.00	$178.79	$533.79	119
Warren Industries, LLC	$352.00	$177.28	$529.28	118
Onyx Waste Services, Inc.	$349.00	$175.77	$524.77	117
Advance Packaging Systems, Inc.	$333.00	$167.71	$500.71	112
Malow Corporation	$334.00	$168.21	$502.21	112
Quill Corp.	$329.00	$165.69	$494.69	111
Carstan/Accs-Data	$321.00	$161.67	$482.67	108
Nobles Manufacturing, Inc.	$321.00	$161.67	$482.67	108
Office Supply Center	$319.00	$160.66	$479.66	107
Hahn Calibration Service, Inc.	$317.00	$159.65	$476.65	107
R.CX. Industries, Inc.	$274.00	$137.99	$411.99	92
Bridgeport Machines, Inc.	$265.00	$133.46	$398.46	89
Phillips 66 Company	$264.00	$132.96	$396.96	89
Alert Automatic Sprinklars	$252.00	$126.91	$378.91	85
CMI International	$245.00	$123.39	$368.39	82
Global Equipment Co.	$244.00	$122.89	$366.89	82
Ameritech (Pagers)	$239.00	$120.37	$359.37	80
De Anza Express, Inc.	$231.00	$116.34	$347.34	78
Forevergreen Lawn Care, Inc.	$225.00	$113.32	$338.32	76
		66
Linder's Propane, Inc.	$221.00	$111.30	$332.30	74
Clement communications	$220.00	$110.80	$330.80	74
Assured Welding	$220.00	$110.80	$330.80	74
W.W. Grainger, Inc.	$215.00	$108.28	$323.28	72
PBCC	$209.00	$105.26	$314.26	70
Consolidated Freightways	$206.00	$103.75	$309.75	69
Alitel Corp	$203.00	$102.24	$305.24	68
Pure Tech Systems, Inc.	$200.00	$100.73	$300.73	67
Con-Way Central Express	$196.00	$98.71	$294.71	66
Averitt Express, Inc.	$196.00	$98.71	$294.71	66
Wm. Horn Stuctural Steel Co.	$197.00	$99.22	$296.22	66
Village of Melrose Park	$196.00	$98.71	$294.71	66
T&T Properties, Inc.	$195.00	$98.21	$293.21	66
P&M National Sales	$193.00	$97.20	$290.20	65
Conam Kawin	$190.00	$95.69	$285.69	64
Overnite Transportation	$185.00	$93.17	$278.17	62
Sparks Belting Company	$183.00	$92.16	$275.16	62
Midwest Calibration Services	$180.00	$90.65	$270.65	61
The Lincoin Company	$178.00	$89.65	$267.65	60
Chicago Hi Speed	$177.00	$89.14	$266.14	60
USF Logistics	$174.00	$87.63	$261.63	59
Central transport International	$171.00	$86.12	$257.12	58
Interconnect Services, Inc.	$169.00	$85.11	$254.11	57
Diamond Paper Corp.	$165.00	$83.10	$248.10	56
Huen Electric, Inc.	$157.00	$79.07	$236.07	53
Active Propane	$145.00	$73.03	$218.03	49
Pitt-Ohio Express, Inc.	$140.00	$70.51	$210.51	47
J&L Industrial Supply	$140.00	$70.51	$210.51	47
Dreyer, Foote, Streit	$140.00	$70.51	$210.51	47
Exxon/GECC	$138.00	$69.50	$207.50	46
AT&T	$136.00	$68.49	$204.49	46
Columbia Gas of Ohio	$133.00	$66.98	$199.98	45
American Society for Qua	$132.00	$66.48	$198.48	44
Ample Supply Company	$133.00	$66.98	$199.98	45
Imprint Enterprises, Inc.	$131.00	$65.98	$196.98	44
Jevic	$131.00	$65.98	$196.98	44
Zep Mtg. Company	$130.00	$65.47	$195.47	44
Cartisle Spring & Specialty	$126.00	$63.46	$189.46	42
Duke's Oil Services, Inc.	$125.00	$62.95	$187.95	42
Tuff Products	$122.00	$61.44	$183.44	41
Alliance Metal Treating	$117.00	$58.92	$175.92	39
Janco Supply Co.	$115.00	$57.92	$172.92	39
Midwest Gage Laboratory	$112.00	$56.41	$168.41	38
Filing Scale Co.	$113.00	$56.91	$169.91	38
Quad City Testing Laboratory	$111.00	$55.90	$166.90	37
Lawnalive	$107.00	$53.89	$160.89	36
Economy Pest Control, Inc.	$105.00	$52.88	$157.88	35
Midland Transporation	$105.00	$52.88	$157.88	35
Consolidated Frtways	$101.00	$50.87	$151.87	34
Midwest Filter corporation	$99.00	$49.86	$148.86	33
Ikon Office Solutions, MD	$93.00	$46.84	$139.84	31
Fastek Communications, Inc.	$93.00	$46.84	$139.84	31
Division of Management Services	$90.00	$45.33	$135.33	30
Wholesale Tool co.	$87.00	$43.82	$130.82	29

		67
Zee Medical, Inc.	$87.00	$43.82	$130.82	29
Dayton Freight Lines, inc.	$86.00	$43.31	$129.31	29
Occupational Health & safety	$79.00	$39.79	$118.79	27
One Way Express	$76.00	$38.28	$114.28	26
Production Tool Suppoy Co.	$74.00	$37.27	$111.27	25
Automation Associates, Inc.	$71.00	$35.76	$106.76	24
AT&T-MD2	$68.00	$34.25	$102.25	23
Moeik Sales	$69.00	$34.75	$103.75	23
Alvan Motor Freight Inc.	$67.00	$33.74	$100.74	23
Weldstar Company	$66.00	$33.24	$99.24	22
DL Sales Associates	$63.00	$31.73	$94.73	21
Elyria Public Utilities	$60.00	$30.22	$90.22	20
Kopy Kat	$58.00	$29.21	$87.21	20
Verizon Wireless	$57.00	$28.71	$85.71	19
Ernest T. Johnson	$55.00	$27.70	$82.70	19
Wolfenden/Ohio Air Products	$54.00	$27.20	$81.20	18
Lee Spring Company	$50.00	$25.18	$75.18	17
Olympic Maintenance	$48.00	$24.17	$72.17	16
Lathem Pin	$48.00	$24.17	$72.17	16
A&B Freight Lines, Inc.	$47.00	$23.67	$70.67	16
Airborne Express	$45.00	$22.66	$67.66	15
Dohrn Transfer Company	$44.00	$22.16	$66.16	15
White House Artesian Aprings	$43.00	$21.66	$64.66	14
Enco Manufacturing Co.	$39.00	$19.64	$58.64	13
W. Smith Cartage	$37.00	$18.63	$55.63	12
Quality Plating, Inc.	$36.00	$18.13	$54.13	12
Axtec Steel Corp	$35.00	$17.63	$52.63	12
Larry & Mry's Inc.	$34.00	$17.12	$51.12	11
Aurora Radiology Consultants	$34.00	$17.12	$51.12	11
Donby Shippers Supply Co.	$31.00	$15.61	$46.61	10
Compuserve Incorporated	$32.00	$16.12	$48.12	11
Dayon Mfg. Inc.	$30.00	$15.11	$45.11	10
T&T Equipment, Inc.	$27.00	$13.60	$40.60	9
Des Moines Stamp Mfg. Co.	$27.00	$13.60	$40.60	9
Stewart Stamping	$25.00	$12.59	$37.59	8
Town and Country Co-Op	$18.00	$9.07	$27.07	6
Toll Coating Services, Inc.	$16.00	$8.06	$24.06	5
Applied Industrial Tech	$14.00	$7.05	$21.05	5
Trico Oxygen Co	$8.00	$4.03	$12.03	3

Totals	$4,932,938.00	$2,484,164.00	$7,417,102.00	1,659,395

Note:

The number of connon stock shares of VR Holdings, Inc. that was to be received by each creditor of Valley Rivet Company Co.
was determined by taking the outstanding balance of each creditor and adding adding interest through December 31, 2007 and dividing that total by the conversion factor of $4.47. For every $4.47 of claim, a clamant would receive one share of
VR Holdingsa, Inc. if he or she deccides to exchange the claim for shares.

Schedule B

The Creditors of Transcolor Corp. Described in

The Cancer Foundation, Inc. v. Cerberus Capital Management, LP

Schedule B

The Creditors of Transcolor Corp.

				Shares to be
Name	Amount	Interest	Total	Issued

DMD Industrial Associates	$405,834.00	$625,069.59	$1,030,903.59	230,638
Ally Capital Corporation	$400,000.00	$616,084.00	$1,016,084.00	227,322
Pepper Hamilton & Scheetz	$108,584.00	$167,242.16	$275,826.16	61,709
Bdo Seidman	$106,505.00	$164,040.07	$270,545.07	60,527
Integrity Partners, Inc.	$50,000.00	$77,010.50	$127,010.50	28,415
Iron Mountain	$40,710.00	$62,701.95	$103,411.95	23,136
Whiteford, Taylor & Preston	$34,149.00	$52,596.63	$86,745.63	19,407
Troy & Gould	$32,624.00	$50,247.81	$82,871.81	18,540
Shapiro & Loander	$22,901.00	$35,272.35	$58,173.35	13,015
American Credit Indemnity Co.	$21,880.00	$33,699.79	$55,579.79	12,435
Michaels, Wishner & Bonner	$21,189.00	$32,635.51	$53,824.51	12,042
Decathion Development Corp.	$21,000.00	$32,344.41	$53,344.41	11,934
Kevin F. Donoghue	$13,118.00	$20,204.47	$33,322.47	7,455
Bell Atlantic	$11,954.00	$18,411.67	$30,365.67	6,794
Wieben & Wieben	$9,980.00	$15,371.30	$25,351.30	5,672
Vorys, Sater, Sermour & Pease	$7,371.00	$11,352.89	$18,723.89	4,189
Sutherland, Asbill & Brennan	$6,624.00	$10,202.35	$16,826.35	3,764
O'Melveny & Myers	$4,691.00	$7,225.13	$11,916.13	2,666
A1 Credit Corp	$4,557.00	$7,018.74	$11,575.74	2,590
Lucen Technologies	$4,086.00	$6,293.30	$10,379.30	2,322
CCH Incorporated	$2,427.00	$3,738.09	$6,165.09	1,379
AT&T	$2,341.00	$3,605.63	$5,946.63	1,330
Peaks Printers, Inc.	$2,316.00	$3,567.13	$5,883.13	1,316
Ronald G. Scheibte	$2,172.00	$3,345.34	$5,517.34	1,234
Charles W. Lockyer, Jr.	$2,147.00	$3,306.83	$5,453.83	1,220
Gary, Cary, Ware & Freidenrich	$1,777.00	$2,736.95	$4,513.95	1,010
US Trustee Payment Center	$1,750.00	$2,695.37	$4,445.37	995
Wordex Corporation	$1,589.00	$2,447.39	$4,036.39	903
Dun & Bradstreet	$1,530.00	$2,356.52	$3,886.52	870
Corporate Express	$1,495.00	$2,302.61	$3,797.61	850
Cavalier Intl. Air freight, Inc.	$1,435.00	$2,210.20	$3,645.20	816
CSC Networks	$1,170.00	$1,802.05	$2,972.05	665

Belmont Processing	$1,126.00	$1,734.28	$2,860.28	640
Michael Dwyer	$1,100.00	$1,694.23	$2,794.23	625
Handier Textile Corp.	$1,090.00	$1,678.83	$2,768.83	619
American Financial Printing Inc.	$1,086.00	$1,672.67	$2,758.67	617
Warren, Gorham & Lamont, Inc.	$931.00	$1,433.94	$2,364.94	529
Commonwealth of Pennsylvania	$910.00	$1,401.59	$2,311.59	517
Metro Copy Print, Inc.	$811.00	$1,249.11	$2,060.11	461
Willis Corroon Corporation of MD	$772.00	$1,189.04	$1,961.04	439
Screen Printing Association	$720.00	$1,108.95	$1,828.95	409
The Washington Post	$677.00	$1,042.72	$1,719.72	385
Los Angeles Times	$608.00	$936.45	$1,544.45	346
Design Express	$598.00	$921.05	$1,519.05	340
Capstone & Company, LLC.	$596.00	$917.97	$1,513.97	339
Jane-King of Washington D C	$587.00	$904.10	$1,491.10	334
Reed Reference Publishing	$517.00	$796.29	$1,313.29	294
Watson Spence Lowe & Chambless	$506.00	$779.35	$1,285.35	288
State of Maryland	$500.00	$770.11	$1,270.11	284
JC Sport	$467.00	$719.28	$1,186.28	265
Chubb Group of Ins	$428.00	$659.21	$1,087.21	243
Windsor Graphics Printers & Lith.	$415.00	$639.19	$1,054.19	236
State of California	$397.00	$611.46	$1,008.46	226
Keehn Scenes, Inc.	$382.00	$588.36	$970.36	217
Hunt Reporting	$344.00	$529.83	$873.83	195
Copeico Capital, Inc.	$297.00	$457.44	$754.44	169
Three Rivers	$288.00	$443.58	$731.58	164
Universal Apparel, Inc.	$266.00	$409.70	$675.70	151
The Edgewise Agency	$225.00	$346.55	$571.55	128
The Baltimore Sun	$196.00	$301.88	$497.88	111
Hoffman, Wasson & Gitler PC	$160.00	$246.43	$406.43	91
Clarence J. Galligan	$154.00	$237.19	$391.19	88
Indian Knitwear	$151.00	$232.57	$383.57	86
Littler, Mendeison, Etal	$115.00	$177.12	$292.12	65
Yaffe & Company, Inc.	$100.00	$154.02	$254.02	57
WM Berg, Inc.	$98.00	$150.94	$248.94	56
Cataina Bay	$76.00	$117.06	$193.06	43
Daily News Records	$72.00	$110.90	$182.90	41
Escrow One, Ltd.	$70.00	$107.81	$177.81	40
The Depository Trust Company	$60.00	$92.41	$152.41	34
Sportswear Internatinal	$60.00	$92.41	$152.41	34
The Owenby Company	$59.00	$90.87	$149.87	34

Bob Jones flowers, Inc.	$56.00	$86.25	$142.25	32
Yazbek USA, LLC	$53.00	$81.63	$134.63	30
Janney & Janney Attorney Service	$47.00	$72.39	$119.39	27
The Bank of New York	$41.00	$63.15	$104.15	23
Fenton & Keller	$41.00	$63.15	$104.15	23
Print	$39.00	$60.07	$99.07	22
Stitch Designers	$37.00	$56.99	$93.99	21
Automotic Data Processing	$37.00	$56.99	$93.99	21
Impressions Magazine	$36.00	$55.45	$91.45	20
General Nitewear Corp.	$35.00	$53.91	$88.91	20
HOW Magazine	$29.00	$44.67	$73.67	16
Kemper Clearing Corp.	$26.00	$40.05	$66.05	15
South Bay Sportwear	$25.00	$38.51	$63.51	14
Newsweek	$23.00	$35.42	$58.42	13
Michie Butterworth	$15.00	$23.10	$38.10	9
Whant Sports, Inc.	$12.00	$18.48	$30.48	7
Pinehurst Manufacturing	$10.00	$15.40	$25.40	6
Dean Witter Reynolds, Inc.	$8.00	$12.32	$20.32	5
New Enland Business Service, Inc.	$3.00	$4.62	$7.62	2

Totals	$1,368,494	$2,107,962	$3,476,456	777,725

Schedule C

Other Creditors of Transcolor Corp.

Name	Status	Number of Shares to be Issued
Ken Friedman	Investor	305,869
Douglas Goodel	Investor	10,095
Mark Gordon	Investor	5,047
George Haas	Investor	5,047
Pangria	Investor	126,190
Carl Walters	Former officer	183,631
Benchmark Bank	Lender	32,629
Miscellaneous creditors	Creditors	67,278
Total		735,786

Schedule D

Settlement and Release Agreement

SETTLEMENT AND RELEASE AGREEMENT

THIS AGREEMENT is made this ____ day of _________________, 2011, by and between ___________________ (the “Undersigned”) and VR HOLDINGS, INC., a Delaware corporation (the “Company”) and MORTON M. LAPIDES, SR. (“Lapides”).

WHEREAS, on ____________, 2011, the Company’s registration statement was declared effective (the “Registration Statement”) with respect to the registration of the issuance of up to 5,644,346 shares of the common stock of the Company, par value $0.000001 per share (the “Company Common Stock”) to various claimants identified in the Registration Statement (the “Claimants”) to which reference is hereby made and which Registration Statement is expressly incorporated herein by reference for all purposes; and

WHEREAS, the Undersigned is one of the Claimants described in the Registration Statement; and

WHEREAS, the Undersigned and the Company and Lapides desire to execute this Agreement pursuant to the Registration Statement and in settlement of all claims held by the Undersigned against the Company and Lapides as described in the Registration Statement;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants, the parties agree as follows:

1.

Settlement.  As a result of the mutual covenants and considerations contained herein, the Undersigned, individually and for its assigns, predecessors, successors, joint venturers, heirs, executors, administrators, personal representatives, and trustees, and any other person at interest therewith, does hereby agree to accept ________ shares of the Company Common Stock in full and final payment of all sums owing to the Undersigned by the Company and Lapides (the “Claim”).

2.

Underwriter Status.  The Undersigned acknowledges that it in connection with the Registration Statement, that it is an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”, and is subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, the Undersigned acknowledges that as an underwriter within the meaning of the Securities Act, is subject to the prospectus delivery requirements of the Securities Act, and that the Company will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus contained in the Registration Statement.

3.

Indemnification.  The Company does hereby indemnify the Undersigned from and against all liabilities pursuant to the Securities Act and the Exchange Act, in connection with the Registration Statement which may be asserted against the Undersigned as an underwriter or otherwise.

4.

Release of the Company and Lapides.  Upon delivery of the shares of the Company Common Stock, the Undersigned without any further action shall be deemed to have released and forever discharged the Company and Lapides, their assigns, predecessors, successors, joint venturers, personal representatives, stockholders, officers, directors, employees, underwriters, attorneys, and trustees, and any other person at interest therewith, from and against any and all claims, demands, debts, interest, expenses, dues, liens, liabilities, causes of action including court costs or attorneys’ fees, or any other form of compensation, it may now own or hereafter acquire against the Company and Lapides, whether statutory, in contract, in tort, either at law or in equity, including quantum meruit, as well as any other kind or character of action on account of, growing out of, relating to or concerning, whether directly or indirectly, the Claim, any other instrument, agreement or transaction, whether written or oral, in connection with the Claim, or any other transaction or occurrence of any nature whatsoever occurring before the execution of this Agreement.  Notwithstanding anything herein contained to the contrary, nothing herein shall be construed as a release by the Undersigned of the Company and Lapides with respect to any claim which the Undersigned may have against the Company and Lapides pursuant to federal or state securities laws, including, but not limited to the indemnification described in Paragraph 3 hereof.

5.

Acknowledgment by the Undersigned.  The Undersigned acknowledges and agrees that upon the delivery of the shares of the Company Common Stock, the release and discharge set forth above is a general release.  The Undersigned further agrees that it will accept the payment of the Claim as a complete compromise of matters involving disputed issues of law and fact.  The Undersigned further acknowledges that the general release set forth hereinabove has been given voluntarily, based solely upon the judgment of the Undersigned formed after consultation with its attorney, and is not based upon any representations or statements of any kind or nature whatsoever made by or on behalf of the Company and Lapides as to the liability, if any, of the Company and Lapides, or the value of the Claim or any other matter relating thereto.  The Undersigned further acknowledges that it is giving up a legal claim or judgment against the Company and Lapides in exchange for shares in a shell company (as defined by the regulations of the Securities and Exchange Commission) with no trading market and that the Undersigned will become a common stockholder of the Company with only residual rights in the Company.  Additionally, the Undersigned expressly states and acknowledges that no promise, agreement, or representation, other than those expressed herein, have been made by the Company and Lapides to the Undersigned or its attorney in order to induce the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

____________________________

VR HOLDINGS, INC.

By:

    John E. Baker, President

MORTON M. LAPIDES, SR.

INDEX TO FINANCIAL STATEMENTS

PAGE
VR HOLDINGS, INC.
ANNUAL FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at September 30, 2011 and 2010	F-2
Consolidated Statements of Operations for the Years Ended September 30, 2011 and 2010 and for the Period from July 25, 2006 (Date of Re-Entrance into Development Stage) to September 30, 2010	F-3

Consolidated Statements of Changes In Shareholders’ Deficit for the Years Ended September 30, 2011 and 2010 and for the Period from July 25, 2006 (Date of Re-Entrance into Development Stage) to September 30, 2010

F-4
Consolidated Statements of Cash Flows for the Years Ended September 30, 2011 and 2010	F-5
Notes to Consolidated Financial Statements	F-6

INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheets at March 31, 2012 and September 30, 2011 (Unaudited)	F-10

Consolidated Statements of Operations for the Three and Six Months Ended March 31, 2012 and 2011 and for the Period from July 25, 2006 (Date of Re-Entrance into Development Stage) to March 31, 2012 (Unaudited)

F-11
Consolidated Statements of Cash Flows for the Six Months Ended March 31, 2012 and 2011 and for the Period from July 25, 2006 (Date of Re-Entrance into Development Stage) to March 31, 2012 (Unaudited)	F-13
Notes to Consolidated Financial Statements (Unaudited)	F-14

LITIGATION DYNAMICS, INC.
ANNUAL FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-17
Balance Sheets at December 31, 2010 and 2009	F-18
Statements of Operations for the Years Ended December 31, 2010 and 2009	F-19
Statements of Changes In Shareholders’ Equity for the Years Ended December 31, 2010 and 2009	F-20
Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-21
Notes to Financial Statements	F-22

INTERIM FINANCIAL STATEMENTS
Balance Sheets at September 30, 2011 and December 31, 2010 (Unaudited)	F-23
Statements of Operations for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-24
Statement of Changes In Stockholders’ Equity for the Nine Months Ended September 30, 2011 (Unaudited)	F-25
Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-26
Notes to Financial Statements (Unaudited)	F-27

PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)	F-30

Report of Independent Registered Public Accounting Firm

To the Shareholders

VR Holdings, Inc.

(A Development Stage Company)

Chester, Maryland

We have audited the accompanying consolidated balance sheets of VR Holdings, Inc. as of September 30, 2011 and 2010, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended and the period from July 25, 2006 (date of re-entrance into development stage) to September 30, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of VR Holdings, Inc. as of September 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended and the period from July 25, 2006 (date of re-entrance into development stage) to September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that VR Holdings, Inc. will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no assets and has incurred net losses which raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 2.  The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

December 19, 2011

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	September 30,	September 30,
	2011	2010

ASSETS
Total assets	$ –	$ –

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$ 257,875	$ 204,994
Total current liabilities	257,875	204,994

Shareholders’ deficit:
Common stock, $0.000001 par value; 550,000,000 shares authorized, 440,758,343 and 394,508,343 shares issued and outstanding, respectively	441	394
Additional paid-in capital	8,645,719	8,595,312
Accumulated deficit	(15,492,955)	(15,492,955)
Earnings during development stage	6,588,920	6,692,255
Total shareholders’ deficit	(257,875)	(204,994)

Total liabilities and shareholders’ deficit	$ –	$ –

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

			For the Period from July 25, 2006 to
	For the Year Ended September 30,		September 30,
	2011	2010	2010

Revenue	$ –	$ –	$ –

Expenses - General and administrative	103,335	322,046	716,357

Loss from operations	(103,335)	(322,046)	(716,357)

Other income (expense):
Gain on forgiveness of debt	–	–	7,414,017
Interest expense	–	–	(108,740)

Net income (loss)	$ (103,335)	$ (322,046)	$ 6,588,920

Net loss per common share – basic and diluted	$ (0.00)	$ (0.00)

Weighted average number of common shares – basic and diluted	428,285,192	394,237,110

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Deficit

For the Years Ended September 30, 2011 and 2010 and the

Period from July 26, 2006 to September 30, 2011

	Common Stock		Additional Paid-In	Accumulated	Earnings During the Development
	Shares	Amount	Capital	Deficit	Stage	Total

Balance at July 25, 2006	–	$ –	$ –	$(15,492,955)	$ –	$(15,492,955)

Common shares issued for services	363,501,734	364	237,549	–	–	237,913

Common shares issued for debt	4,606,609	4	8,187,674	–	–	8,187,678

Net loss	–	–	–	–	(255,902)	(255,902)

Balance at September 30, 2006	368,108,343	368	8,440,223	(15,492,955)	–	(7,323,266)

Net income	–	–	–	–	7,323,266	7,323,266

Balance at September 30, 2007	368,108,343	368	8,425,223	(15,492,955)	7,067,364	–

Contributed capital – expenses paid by shareholder	–	–	15,000	–	–	15,000

Net loss	–	–	–	–	(15,000)	(15,000)

Balance at September 30, 2008	368,108,343	368	8,440,223	(15,492,955)	7,052,364	–

Common shares issued for services	26,000,000	26	16,992	–	–	17,018

Contributed capital – expenses paid by shareholder	–	–	19,567	–	–	19,567

Net loss	–	–	–	–	(38,063)	(38,063)

Balance at September 30, 2009	394,108,343	394	8,476,782	(15,492,955)	7,014,301	(1,478)

Common shares issued for services	400,000	–	261	–	–	261

Contributed capital – expenses paid by shareholder	–	–	116,961	–	–	116,961

Warrants issued for services	–	–	1,308	–	–	1,308

Net loss	–	–	–	–	(322,046)	(322,046)

Balance at September 30, 2010	394,508,343	394	8,595,312	(15,492,955)	6,692,255	(204,994)

Common shares issued for services	46,200,000	47	30,191	–	–	30,238

Common shares issued for cash	50,000	–	5,000	–	–	5,000

Contributed capital – expenses paid by shareholder	–	–	15,216	–	–	15,216

Net loss	–	–	–	–	(103,335)	(103,335)

Balance at September 30, 2011	440,758,343	$ 441	$ 8,645,719	$ (15,492,955)	$6,588,920	$ (257,875)

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

			For the Period from July 25, 2006 to
	For the Year Ended September 30,		September 30,
	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(103,335)	$(322,046)	$6,588,920
Adjustments to reconcile net income (loss) to net cash from operating activities:
Expenses paid by shareholder	15,216	116,961	166,744
Gain on forgiveness of debt	–	–	(7,414,017)
Changes in operating assets and liabilities:
Accounts payable	52,881	203,516	257,875
Accrued interest payable	–	–	108,740
Net cash used for operating activities	(35,238)	–	(291,738)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	5,000	–	5,000
Share-based compensation	30,238	1,569	286,738
Cash provided by financing activities	35,238	–	291,738

NET CHANGE IN CASH	–	–	–

CASH AT BEGINNING OF PERIOD	–	–	–

CASH AT END OF PERIOD	$ –	$ –	$ –

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for:
Interest	$ –	$ –	$ –
Income taxes	–	–	–
Non-cash investing and financing activities:
Debt converted to common stock	–	–	8,187,678

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

VR Holdings, Inc. (“VR Holdings” or the “Company”), a Delaware corporation, was incorporated in 1998 to be the parent company of a group of entities owned by MML, Inc. which was in turn controlled by Morton M. Lapides, Sr. and his family.  The companies included in this consolidation were MML, Inc.(“MML”), Transcolor Corp. (“Transcolor”), Valley Rivet Company, Alleco, Inc. and Allegheny Pepsi Cola Bottling Company.  VR Holdings, Inc. itself has never had any operations or employees but acted as a holding company only.

During the period from 2003 to 2006, through an investigation instituted by The Cancer Foundation, Inc., a charitable foundation established in 1968 by the father and uncles of Mr. Morton M. Lapides, Sr., one of the controlling shareholders of Deohge Corp., our majority shareholder, it was determined by Mr. Lapides and others that certain lenders, through alleged illegal practices, had taken advantage of Mr. Lapides and other shareholders of VR Holdings to gain control of a certain operating subsidiary while Mr. Lapides was undergoing treatment for life threatening pancreatic cancer.  These alleged illegal practices resulted in VR Holdings losing control of various operating subsidiaries and ultimately caused VR Holdings to lose an estimated $1.6 billion associated with these operations.  As a result, it was decided by the shareholders of VR Holdings to reorganize the ownership of the Company and to file a lawsuit against the lenders and related parties to recover the damages caused by the lender’s alleged illegal activities.

Also, it was decided by the shareholders of VR Holdings to allow other parties injured by the alleged actions of the lenders to exchange their related claim for losses for shares in VR Holdings and allow VR Holdings to pursue all legal actions necessary to recover these damages.

Basis of Presentation

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Development Stage

The Company re-entered the development stage on July 25, 2006.  From inception to July 24, 2006, the Company had an accumulated deficit of $15,492,955.

Principles of Consolidation

The financial statements include the accounts of VR Holdings, Inc. and its subsidiaries.  Intercompany transactions and balances have been eliminated.

Estimates and Assumptions

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  Examples include valuation of stock-based compensation.  Actual results and outcomes may differ from management’s estimates and assumptions.

Cash and Cash Equivalent

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Interests in Litigation

The interests in litigation are being accounted for as gain contingencies.  Therefore, no amounts have been recorded for these interests in the consolidated financial statements.  Any gains will be recorded when realized.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes.  Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws.  In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”).  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Stock-Based Compensation

We measure compensation cost at the grant date based on the fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period.

Earnings (Loss) Per Common Share

Basic net earnings (loss) per common share are computed by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period.  Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents.  In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method.  The dilutive effect of outstanding convertible securities is reflected in diluted earnings per share by application of the if-converted method.

The Company has no outstanding stock options, warrants, or convertible securities which would be considered dilutive at September 30, 2010. As of September 30 2011, the Company has 2,000,000 common stock warrants outstanding with an exercise price of $0.10 per share.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1

Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2

Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3

Unobservable inputs reflecting the Company's own assumptions incorporated in valuation techniques used to determine fair value.  These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Subsequent Events

We evaluated all transactions through the financial statement issuance date for subsequent event disclosure consideration.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued ASC Topic No. 2010-29 Business Combinations (ASC Topic 805) — Disclosure of Supplementary Pro Forma Information for Business Combinations  which amended ASC Topic 805 “Business Combinations” to specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the year had occurred as of the beginning of the comparable prior annual reporting period only. The ASC also expands the supplemental pro forma disclosures under ASC Topic 805 to include a description of the nature and the amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The ASC is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010 (October 1, 2011 for the Company). Early adoption is permitted. The Company does not expect the adoption of this ASC to have a material impact on the Company’s consolidated financial statements.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on our consolidated financial position, operations or cash flows.

NOTE 2 – GOING CONCERN

At September 30, 2011, we had no assets and a working capital deficit of $257,875.  Through September 30, 2011, we have been primarily engaged in preparation and filing of lawsuits.  In the course of our development activities, we have sustained losses and expect such losses to continue through at least fiscal year 2012.  We expect to finance our operations primarily through future financing, including the sale of stock in the Company.  We will be required to obtain additional capital in the future to continue operations.

Although we were incorporated in 1998, we have no recent operating history, and have no recent revenue to date.  We cannot forecast with any degree of certainty whether any of our proposed litigation services will ever generate revenue or the amount of revenue to be generated.  In addition, we cannot predict the consistency of our operating results.  We are currently involved in a lawsuit more fully described in Note 7.  If we are successful in the litigation, we plan on utilizing any proceeds to be received to fund our operations.  If we are not successful in the litigation, or if we receive only a minimal amount, we will not have sufficient money to fund our proposed operations.  In such event, we will have to raise capital either through equity or debt offerings.  In November and December 2011, the Company sold 480,694 shares of common stock for $48,069 and plans to utilize the proceeds from the stock issuance as working capital.

There is no assurance that we will be able to obtain additional capital through equity or debt financing, or any combination thereof, or on satisfactory terms or at all.  Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth.  If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted.  Further, if we do not obtain additional funding prior to or during fiscal year 2012, we may enter into bankruptcy and possibly cease operations thereafter.

As a result of the above discussed conditions, there exists substantial doubt about our ability to continue as a going concern.  Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that we are unable to continue as a going concern.

NOTE 3 – INCOME TAXES

The components of the income tax provision (benefit) for each of the periods presented below are as follows:

Year ended September 30,
	2011	2010
Current	$ –	$ –
Deferred	–	–
Total	$ –	$ –

The effective income tax expense (benefit) differed from the computed “expected” federal income tax expense (benefit) on earnings before income taxes for the following reasons:

	Year Ended September 30,
	2011	2010
Computed federal income tax provision (benefit)	$(35,134)	$(108,848)
Stock-based compensation	10,281	533
Increase in valuation allowance	24,853	108,315
	$ –	$ –

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes.  The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

	Year Ended September 30,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$3,015,853	$2,991,000
Valuation allowance	(3,015,853)	(2,991,000)

Total deferred tax asset	$ –	$ –

At September 30, 2011, we had federal income tax net operating loss (“NOL”) carryforwards of approximately $8.9 million.  The NOL carryforwards expire from 2012 through 2031.  The value of these carryforwards depends on our ability to generate taxable income.  A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our net operating loss carryforwards.  Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if we fail to generate taxable income prior to the expiration dates, we may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes.  We have had cumulative losses and there is no assurance of future taxable income, therefore, valuation allowances have been recorded to fully offset the deferred tax asset at September 30, 2011 and 2010.  The valuation allowance increased by approximately $24,853 and $108,000 during 2011 and 2010, respectively, due primarily to net losses during those periods.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

NOTE 4 – EQUITY

On May 10, 2010, the Company issued 300,000 shares of common stock valued at $196 ($0.0006545 per share) for services rendered to the Company.  The value of these shares was determined based on the value of shares previously issued by the Company.

On August 24, 2010, the Company issued 100,000 shares of common stock to a consultant for services.  These shares were valued at $65.

On August 30, 2010, the Company issued warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.10 for a period of five years.  The warrants were issued for services rendered by two attorneys.  The fair value of the warrants at the date of grant was $1,308.  The warrants were valued using the Black-Scholes option-pricing model.  Variables used in the Black-Scholes pricing model for the warrants include: (1) discount rate of 1.39%, (2) expected term of 5 years, (3) expected volatility of 350% and (4) zero expected dividends. All of the warrants issued were outstanding at September 30, 2011.

On November 30, 2010, the Company issued 25,200,000 shares of common stock valued at $16,493 ($0.0006545 per share) for services to the Company.  The value of these shares was determined based on the value of shares previously issued by the Company.

In February 2011, the Company issued 21,000,000 shares of common stock to three individuals for services.  The fair value of these shares at the date of grant was $13,745 based on the value of shares previously issued by the Company.

In August 2011, the Company sold 50,000 shares of common stock for $5,000.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Cancer Foundation, Inc., a shareholder of the Company, has paid for certain expenses on behalf of the Company.  During the years ended September 30, 2011 and 2010, The Cancer Foundation, Inc. paid $15,216 and $116,961, respectively.  These payments have been recorded as contributed capital.

NOTE 6 – LITIGATION

The Company, through its subsidiaries, is involved in a lawsuit, The Cancer Foundation, Inc. v. Cerberus Capital Management, LP.  All claims held by Mr. and Mrs. Morton M. Lapides, Sr. have been assigned to VR Holdings.  It is our plan to use any proceeds received by us as a result of the below described litigation to fund our business plan going forward.  If we are unsuccessful in the litigation or do not receive sufficient funds, we will be forced to sell additional equity to raise the capital we need to fund our anticipated operations.  If we are not successful in raising any needed capital, our business plan will fail.

The Basis of our Litigation

In the late 1980s, it was discovered that Mr. Lapides had pancreatic cancer.  In researching possible treatments, Mr. Lapides discovered that Johns Hopkins Hospital had an experimental program for the treatment of pancreatic cancer.

As a result of the treatment of Mr. Lapides at Johns Hopkins Hospital, the board of trustees of The Cancer Foundation decided to donate $75,000,000 to Johns Hopkins Hospital and $5,000,000 to other research institutions for cancer research.  This gift was to be made by The Cancer Foundation, Inc. which had been a family charity organization.  The source of the funding by The Cancer Foundation was to be an $80,000,000 gift by the companies owned by Mr. Lapides, which turned out to be VR Holdings, Inc.  With the destruction of VR Holdings by the actions allegedly taken by various parties as described below, Mr. Lapides no longer had the ability to make this contribution, and the intended contribution became a claim of The Cancer Foundation.  The $80,000,000 claim plus interest of The Cancer Foundation was exchanged for shares of the common stock of VR Holdings, Inc. using the exchange rate of $4.47 of claim value for every share of VR Holdings common stock.  The Cancer Foundation has no claim against VR Holdings and is no longer a party to the Illinois litigation.

The Cancer Foundation, Inc. v. Cerberus Capital Management, LP

This is a breach of contract case pending in the Circuit Court of Cook County, Illinois.  MML, Transcolor, and Morton M. Lapides, Sr. (together, the “plaintiffs”) allege that Madeleine LLC, a subsidiary of Cerberus Capital Management, LP (“Madeleine”) and Gordon Brothers Capital Corp. (“Gordon Brothers”) (together, the “defendants”) breached a Comprehensive Settlement and Shareholders Agreement, dated April 11, 1997 (the “Shareholders Agreement”) by depriving the plaintiffs of the right to regain control of Winterland Concessions Company (“Winterland”).  The plaintiffs allegedly have suffered substantial damages as a result of the alleged breach of the Shareholders Agreement.  The Cancer Foundation was initially a plaintiff, but later withdrew, because the Court ruled that it had no standing to sue.

The plaintiffs initially filed suit on July 23, 2007 in the United States District Court for the Northern District of Illinois alleging federal-law claims for civil RICO and RICO conspiracy and state-law claims for fraudulent concealment, tortious interference, civil conspiracy, and breach of contract.  On April 4, 2008, the court dismissed the plaintiffs’ federal RICO claims as time barred and then declined to retain supplemental jurisdiction over the plaintiffs’ state-law claims.  The court also dismissed the defendants’ Rule 11 claim.  The plaintiffs filed a notice of appeal of the court’s decision on April 22, 2008.  On March 19, 2009, the U.S. Court of Appeals for the Seventh Circuit affirmed the District Court’s decision.  The Illinois state court action was filed on April 17, 2009.

The defendants filed a motion to dismiss the state court action on August 3, 2009.  The plaintiffs filed an opposition brief on November 13, 2009.  The defendants filed their reply on December 4, 2009.  Oral argument was held on January 22, 2010.  At the conclusion of argument, Judge Allen S. Goldberg dismissed the complaint on the grounds of res judicata.  The plaintiffs filed a motion for reconsideration in which they argued that Judge Goldberg misapplied the doctrine of res judicata that the complaint should be reinstated and the case allowed to proceed.  The defendants’ opposition brief was filed on April 12, 2010 and the plaintiff’s reply was filed on May 10, 2010.  Oral argument on the motion for reconsideration was held on June 1, 2010, at which time Judge Goldberg denied the motion.  MML and Lapides filed a notice of appeal on June 25, 2010 and their opening brief on November 5, 2010 with the Appellate Court of Illinois, First Judicial District.  The defendants filed an opposition on December 5, 2010, as well as a cross appeal seeking a reversal of the trial judge’s order denying the defendants’ motion for attorneys’ fees.  The plaintiffs filed a reply on January 14, 2011, and the defendants filed a reply on the attorneys’ fees issue on January 28, 2011.

On March 16, 2011, the Appellate Court, ordered the parties to brief the issue of whether the case should be transferred to California, New York or Maryland on the grounds of forum non conveniens because the case has more connections with those jurisdictions than it does with Illinois.  After the parties briefed this issue, the Court issued an opinion on May 25, 2011 reversing the trial court’s decision dismissing the case and remanding the case back to the trial court.  In its opinion, the Court declined to transfer the case to another state because the defendants refused to waive their statute of limitations defense.  The Court reversed the trial court’s dismissal of the case on res judicata grounds, and rejected the defendants’ arguments on the statute of limitation and failure to state a claim. The Court also denied the defendants’ cross appeal for attorneys’ fees.

The Court of Appeals’ rulings constitute a complete reversal of Judge Goldberg’s dismissal of the complaint. On August 5, 2011, the Illinois Court of Appeals wrote to the Clerk of the Cook County Circuit Court stating that the mandate of the Appellate Court has been filed with the Cook County Circuit Court.  In doing so, the case was returned to the trial court for further proceedings.  At this juncture, the trial court has not taken any action to set a case schedule or take any other action as a result of the Appellate Court’s reversal of the trial court’s decision and the remand of the case to the trial.  Neither Plaintiffs nor Defendants have asked the trial court to take any action as a result of the remand.

Now that the Illinois Court of Appeals has reversed Judge Goldberg’s dismissal, the case may move forward into the discovery phase where a number of issues will need to be explored.  These issues include whether the defendants breached the Shareholders Agreement, whether the defendants’ actions damaged MML and Mr. Lapides, and the quantum of their damages.  Expert testimony may be needed during the litigation.  Either party may move for summary judgment at the conclusion of discovery.  If there are any important remaining factual issues after summary judgment rulings, the case may then proceed to trial.

It is not possible to predict the ultimate resolution of the case.

On March 11, 2011, the Company filed a suit in Queen Anne’s County, Maryland against Marshall & Ilsley Trust Company and Venable L.L.P. for alleged civil conspiracy beginning in 1998 and continuing through November 2010, at which time the alleged conspirators abandoned their efforts.  Marshall & Ilsley allegedly participated with the two lenders to Winterland Concessions Company, a previous subsidiary.  The civil conspiracy expanded to damages through additional causes being tortious aiding and abetting, breach of fiduciary duty, negligence, intentional misrepresentation, and negligent misrepresentation, resulting in damages to VR Holding’s subsidiaries and approximately 2,500 parties in the amount of $1.6 billion plus punitive damages and legal fees.

On May 25, 2011, the Illinois State Appellate Court ruled in VR Holdings' favor in regards to The Cancer Foundation, Inc. v. Cerberus Capital Management, LP litigation stating that there were no res judicata or statute of limitations problems, and in addition, stated that "…the bankruptcy court in Maryland lacked jurisdiction to decide the contract claim at issue here."  VR Holdings was advised that the defenses in the Maryland case were almost identical to the two items eliminated in the Illinois case.  The same damages could not be collected twice.  For that reason, and since Marshall & Ilsley is believed to be in financial difficulty, there was no reason to burden the court with this suit when a decision on the major defense issues were already ruled on in another suit and the Illinois decision questioned a Maryland court's authority.  On advice of counsel, the case was withdrawn.

NOTE 7 – SUBSEQUENT EVENTS

On October 26, 2011, VR Holdings, Inc. signed a letter of intent to acquire Litigation Dynamics, Inc., a provider of hosted litigation eDiscovery software and support Services.  The letter of intent was followed up by the signing a Plan and Agreement of Triangular Merger between VR Holdings, Inc., VRH Merger Sub, Inc. (a Texas corporation), and Litigation Dynamics, Inc. (a Texas corporation) on November 21, 2011.  Under the terms and conditions of the agreement, VR Holdings, Inc. formed a wholly owned subsidiary (VRH Merger Sub, Inc.) which Litigation Dynamics, Inc. will be merged into at closing, and the name of VRH Merger Sub, Inc. will be changed to Litigation Dynamics, Inc.  The shares of the pre-merger Litigations Dynamics, Inc. will be exchanged for 17,500,000 shares of VR Holdings, Inc. at the date of the merger and the shareholder of Litigation Dynamics, Inc. will be able to earn additional shares of VR Holdings, Inc. based upon the revenue generated by Litigation Dynamics, Inc. during the first two years after the merger.  For every dollar of revenue generated by Litigation Dynamics during the first two year of operations after the merger, the original shareholder of Litigation Dynamics, Inc. will receive two shares of VR Holdings, Inc. up to a maximum of 20,000,000 additional shares.  Subsequent to the merger, Litigation Dynamics, Inc. will continue to be a provider of hosted litigation eDiscovery software and support services.

On November 29, 2011, VR Holdings, Inc. sold 480,694 shares of common stock for $48,069.  These funds were sold by the Company’s investment banker in a private placement with a commission rate of 10% being paid to the investment banker.  These shares of common stock have not been registered with the Securities and Exchange Commission (SEC) and cannot be sold on the open market without being registered with the SEC or meeting other exemption requirements of the SEC.  The funds generated by the sales of common stock of VR Holdings, Inc. will be used for general operating purposes of the Company.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

(Unaudited)

ASSETS
	March 31,	September 30,
	2012	2011
Current assets:
Cash	$ 2,444	$ -
Due from related parties	52,899	-
Prepaid expenses	4,870	-
Notes receivable	36,950	-
Total current assets	97,163
Goodwill, net of impairment	-	-
Total assets	$ 97,163	$ -

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$ 390,945	$ 257,875
Accounts payable and accrued liabilities – related parties	23,500	-
Due to related party	95,215	-
Notes payable	300,000	-
Total liabilities	809,660	257,875

Shareholders’ deficit:
Common stock, $0.000001 par value; 550,000,000 shares authorized, 458,739,037 and 440,758,343 shares issued and outstanding, respectively	459	441
Additional paid-in capital	11,314,950	8,645,719
Accumulated deficit	(15,492,955)	(15,492,955)
Earnings during development stage	3,465,049	6,588,920
Total shareholders’ deficit	(712,497)	(257,875)

Total liabilities and shareholders’ deficit	$ 97,163	$ -

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011

Revenue	$ –	$ –

Expenses:
General and administrative	126,998	22,327
Impairment of goodwill	2,944,539	–

Loss from operations	(3,071,537)	(22,327)

Other income (expense):
Gain of forgiveness of debt	–	–
Interest expense	(9,173)	–

Net income (loss)	$ (3,080,710)	$ (22,327)

Net loss per common share – basic and diluted	$ (0.01)	$ (0.00)

Weighted average number of common shares – basic and diluted	455,085,191	428,575,010

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

(Unaudited)

	For the Six Months Ended March 31,		For the Period from July 25, 2006 to
	2012	2011	March 31, 2012

Revenue	$ –	$ –	$ –
Expenses:
General and administrative	170,159	52,093	886,516
Impairment of goodwill	2,944,539	–	2,944,539

Loss from operations	(3,114,698)	(52,093)	(3,831,055)

Other income (expense)
Gain on forgiveness of debt	–	–	7,414,017
Interest expense	(9,173)	–	(117,913)

Net income (loss)	$ (3,123,871)	$ (52,093)	$ 3,465,049

Net loss per common share – basic and diluted	$ (0.01)	$ (0.00)

Weighted average number of common shares – basic and diluted	448,090,135	415,785,266

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended March 31,		For the Period from July 25, 2006 to
	2012	2011	March 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (3,123,871)	$ (52,093)	$ 3,465,049
Adjustments to reconcile net income (loss) to net cash from operating activities:
Share-based compensation	–	30,238	286,738
Impairment of goodwill	2,944,539	–	2,944,539
Gain on settlement of debt	–	–	(7,414,017)
Changes in operating assets and liabilities:
Prepaid expenses	(4,870)	–	(4,870)
Accounts payable and accrued liabilities	81,755	10,700	448,370
Accounts payable and accrued liabilities – related parties	23,500	––	23,500
Net cash used in operating activities	(78,947)	(11,155)	(250,691)

CASH FLOW FROM INVESTING ACTIVITIES:
Cash acquired from business acquisition	7,472	–	7,472
Net cash provided by investing activities	7,472	–	7,472

CASH FLOW FROM FINANCING ACTIVITIES:
Expenses paid by shareholder	986	11,155	167,730
Net proceeds from issuance of common stock	43,263	–	48,263
Net proceeds from related parties	29,670	–	29,670
Net cash provided by financing activities	73,919	11,155	245,663

NET CHANGE IN CASH	2,444	–	2,444
CASH AT BEGINNING OF PERIOD	–	–	–

CASH AT END OF PERIOD	$ 2,444	$ –	$ 2,444

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for:
Interest	$ –	$ –	$ –
Income taxes	–	–	–
Non-cash investing and financing activities:
Common stock issued for business acquisition	2,625,000	–	2,625,000

See notes to consolidated financial statements.

VR Holdings, Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared by VR Holdings, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, these interim consolidated financial statements should be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included elsewhere in this registration statement. Operating results for the three and six months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending September 30, 2012.

Development Stage

The Company re-entered the development stage on July 25, 2006.

Estimates and Assumptions

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include valuation of stock-based compensation.  Actual results and outcomes may differ from management’s estimates and assumptions.

Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued for disclosure consideration.

NOTE 2 – GOING CONCERN

At March 31, 2012, we had a working capital deficit of $712,497.  Through March 31, 2012, we have been primarily engaged in preparation and filing of lawsuits and completing the merger with Litigation Dynamics, Inc. (“LDI”).  In the course of our development activities, we have sustained losses and expect such losses to continue through at least 2012.  We expect to finance our operations primarily through future financing, including the sale of stock in the Company.  We will be required to obtain additional capital in the future to continue operations.

Although we were incorporated in 1998, we have no recent operating history before the merger between the Company and LDI which was completed on January 20, 2012.  We cannot forecast with any degree of certainty whether any of our proposed litigation services will ever generate revenue or the amount of revenue to be generated.  In addition, we cannot predict the consistency of our operating results.  We are currently involved in a lawsuit.  If we are successful in the litigation, we plan on utilizing the proceeds to be received to fund our operations.  If we are not successful in the litigation, or if we receive only a minimal amount, we will not have sufficient money to fund our proposed operations.  In such event, we will have to raise capital either through equity or debt offerings. To the extent that we generate revenue and operating profit, these funds will be used to help cover the cost associated with our lawsuit and reduce our needs for additional outside funding.

There is no assurance that we will be able to obtain additional capital (funding) through equity or debt financing, or any combination thereof, or on satisfactory terms or at all.  Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth.  If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted.  Further, if we do not obtain additional funding during the year 2012, we may enter into bankruptcy and possibly cease operations thereafter.

As a result of the above discussed conditions, there exists substantial doubt about our ability to continue as a going concern.  Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that we are unable to continue as a going concern.

NOTE 3 – ACQUISITION OF LITIGATION DYNAMICS, INC.

On January 20, 2012, the Company completed the acquisition of 100% of Litigation Dynamics, Inc. LDI provides litigation support services.

The shares of the pre-merger LDI were to be exchanged for 17,500,000 common shares of the Company at the date of the merger (valued at $2,625,000), and the shareholder of LDI will be able to earn additional shares of the Company based upon the revenue generated by LDI during the first two years after the merger.  For every dollar of revenue generated by LDI during the first two years of operations after the merger, the original shareholder of LDI will receive two shares of the Company up to a maximum of 20,000,000 additional shares.  The Company cannot currently estimate the revenue that will be generated or the total number of contingent shares to be issued.  LDI is currently working on business opportunities that once completed, will allow LDI to start generating recurring revenue.  Until these opportunities are completed, the Company cannot estimate the revenue that will be generated.  Subsequent to the merger, LDI will continue to be a provider of hosted litigation eDiscovery software and support services.

The preliminary acquisition price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values.  The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Assets acquired:
Cash	$7,472
Receivables	111,972
Goodwill	2,944,539
Total assets acquired	3,063,983

Liabilities assumed:
Accounts payable and accrued liabilities	51,315
Due to related party	87,668
Notes payable	300,000
Total liabilities assumed	438,983

Net assets acquired	$2,625,000

Consideration paid:
Preliminary 17,500,000 shares of common stock valued at $0.15 per share	$2,625,000
Contingent shares of common stock to be issued	-
Total estimated consideration	$2,625,000

During the three months ended March 31, 2012, the Company recorded an impairment of the goodwill totaling $2,944,539 related to the acquisition of LDI.

The following unaudited pro forma information for the six months ended March 31, 2012 and 2011 has been prepared as if the acquisition had occurred as of the beginning of each period. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the entire period presented.

	Six Months Ended March 31, 2012	Six Months Ended March 31, 2011

Revenues	$69,500	$-
Net loss	$3,192,136	$52,093
Net loss per share – basic and diluted	(0.00)	(0.00)
Weighted average shares outstanding – basic and diluted	458,702,263	429,285,266

NOTE 4.  NOTES PAYABLE

Notes payable consisted of the following:

	March 31, 2012	September 30, 2011
Note payable dated April 8, 2011 with interest at 18%; principal and interest due on November 30, 2011; unsecured; currently in default	$75,000	$–
Note payable dated April 25, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	50,000	–
Note payable dated April 19, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	5,000	–
Note payable dated March 21, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	45,000	–
Note payable dated April 8, 2011 with interest at 18%; principal and interest due on November 30, 2011; unsecured; currently in default	75,000	–
Note payable dated May 5, 2011 with interest at 18%; principal and interest due on January 31, 2012; unsecured, currently in default	50,000	–
Total	$300,000	$–

On January 20, 2012, the Company assumed $300,000 notes payable as a result of the acquisition of LDI.

NOTE 5 – EQUITY

On November 29, 2011, the Company sold 480,694 shares of common stock for gross proceeds of $48,069.  These shares were sold by the Company’s investment banker in a private placement with a commission rate of 10% ($4,806) being paid to the investment banker as offering costs.

On January 20, 2012, the Company agreed to issue 17,500,000 common shares to acquire LDI. The shares were valued at $2,625,000 based on the trading price on the date of the acquisition.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Cancer Foundation, Inc., a shareholder of the Company, has paid for certain expenses on behalf of the Company. During the six months ended March 31, 2012 and 2011, The Cancer Foundation, Inc. paid $986 and $11,155, respectively.  These payments have been recorded as contributed capital to the Company.

At March 31, 2012, the Company had a balance of $52,899 due from related companies, for payments the Company made on behalf of these related companies, and a balance of $6,047 due to related companies for payments these related companies made on behalf of the Company.  At March 31, 2012, the Company also had a balance of $23,500 due to a related company, for services provided to the Company. During the six months ended March 31, 2012, the Company had consulting expense to the related company of $30,000. Mr. Mike Moore, president and director of LDI served as a director or officer of the above mentioned related companies

At March 31, 2012, the Company had a payable to Mr. Mike Moore of $89,168 for funds provided to the Company for operations.

These related party payables and receivables are due on demand, are non-interest bearing and have no maturity date.

NOTE 7 – LITIGATION

The Company, through its subsidiaries, is involved in a lawsuit, The Cancer Foundation, Inc. v. Cerberus Capital Management, LP.  All claims held by Mr. and Mrs. Morton M. Lapides, Sr. have been assigned to VR Holdings.

MML, Transcolor, and Morton M. Lapides, Sr. filed a motion to reinstate the action for scheduling of discovery and trial.  A hearing on that motion was held on July 25, 2012, in which the court took the matter under advisement and will rule later.

Now that the Illinois Court of Appeals has reversed Judge Goldberg’s dismissal, the case may move forward into the discovery phase where a number of issues will need to be explored.  These issues include whether the defendants breached the Shareholders Agreement, whether the defendants’ actions damaged MML and Mr. Lapides, and the quantum of their damages.  Expert testimony may be needed during the litigation.  Either party may move for summary judgment at the conclusion of discovery.  If there are any important remaining factual issues after summary judgment rulings, the case may then proceed to trial.

It is not possible to predict the ultimate resolution of the case or the amount that might be recovered in the event of victory.

NOTE 8 – SUBSEQUENT EVENTS

From April 1, 2012 to May 21, 2012, the Company sold a total of 50,000 shares of common stock for gross proceeds of $5,000.  The Company paid offering costs of $500 to the investment banker.

The Company has agreed to issue 3,000,000 shares of common stock, valued $1,530,000, to its service provider.  The value of these shares was determined based on the market price.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Litigation Dynamics, Inc.

Houston, Texas

We have audited the accompanying balance sheets of Litigation Dynamics, Inc. as of December 31, 2010 and 2009, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2010 and 2009. These financial statements are the responsibility of Litigation Dynamics, Inc.’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Litigation Dynamics, Inc., as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has negative working capital, no sources of recurring revenue and has generated cumulative net losses and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

December 22, 2011

Litigation Dynamics, Inc.

Balance Sheets

	December 31, 2010	December 31, 2009

Assets	$–	$–

Liabilities and Shareholders' Equity
Total Liabilities	–	–

Commitments and contingencies	–	–

Shareholders' Equity
Common stock, $0.01 par value, 100,000 shares authorized; 26,000 shares issued and outstanding	260	260
Additional paid-in capital	740	740
Accumulated deficit	(1,000)	(1,000)
Total Shareholders' Equity	–	–
Total Liabilities and Shareholders' Equity	$–	$–

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statements of Operations

For the Years Ended December 31, 2010 and 2009

For the Year Ended December 31,
	2010	2009
Revenues	$–	$–
General and administrative expenses	–	–
Loss from operations before income taxes	–	–
Provision for income taxes	–	–

Net income (loss)	$–	$–

Net income (loss) per common share – basic and diluted	$–	$–

Weighted average common shares outstanding – basic and diluted	26,000	26,000

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statements of Changes in Shareholders' Equity

For the Years ended December 31, 2010 and 2009

	Common Stock		Additional Paid-in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Equity
Balances, January 1, 2009	26,000	$260	$740	$(1,000)	$–
Net loss	–	–	–	–	–
Balances, December 31, 2009	26,000	$260	$740	$(1,000)	$–
Net loss	–	–	–	–	–
Balances, December 31, 2010	26,000	$260	$740	$(1,000)	$–

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2010 and 2009

For the Year Ended December 31,
	2010	2009

Cash Flows From Operating Activities
Net loss	$–	$–
Net cash provided by (used in) operating activities	–	–

Net change in cash and cash equivalents	–	–
Cash and cash equivalents, beginning of year	–	–
Cash and cash equivalents, end of year	$–	$–

Supplemental disclosure information:
Income taxes paid	$–	$–
Interest paid	$–	$–

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Notes to Financial Statements

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

Litigation Dynamics, Inc. (the “Company”) was formed on February 11, 1997 to provide litigation support services.  The Company provides services that ensure efficient, cost-effective litigation project management and litigation business management.  By leveraging our unique expertise and industry experience in corporate, civil, criminal and government litigation, the Company resolves complex challenges in litigation through the use of electronic data discovery combined with the clear understanding of the litigation process.  The Company ceased to have any activities in year 2000 and resumed its operation in 2011.

On October 26, 2011, the Company signed a letter of intent to merge with VR Holdings Inc.  The letter of intent was followed by the signing of a Plan and Agreement of Triangular Merger between VR Holdings, Inc., VRH Merger Sub, Inc. (a Texas corporation), and the Company on November 21, 2011.  Under the terms and conditions of this agreement, VR Holdings, Inc. formed a wholly owned subsidiary (VRH Merger Sub, Inc.) which the Company will be merged into at closing, and the name of VRH Merger Sub, Inc. will be changed to Litigation Dynamics, Inc. (the “new LDI”).  The shares of the Company will be exchanged for 17,500,000 shares of VR Holdings, Inc. at the closing date of the merger.  For every dollar of revenue generated by the new LDI during the first two years of operations after the merger, the original shareholder of the Company will receive two shares of VR Holdings, Inc. up to a maximum of 20,000,000 additional shares.  Subsequent to the merger, the new LDI will continue to be a provider of hosted litigation eDiscovery software and support services.

NOTE 2.  SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Earnings (loss) per common share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for all periods.

Diluted earnings per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares outstanding, increased by common stock equivalents.  Common stock equivalents represent incremental shares issuable upon exercise of outstanding warrants.  However, potential common shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Recently adopted accounting pronouncements

There were various accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company currently has no assets, no sources of recurring revenue and has generated cumulative net losses of $1,000.  Although the Company was formed in 1997, the Company only has a short operating history.  The Company cannot predict if and when the Company may generate profits.  The Company expects to finance its operations primarily through future financings and operating cash flows expected from its future operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4.  SUBSEQUENT EVENTS

The Company evaluated events occurring between the end of its fiscal year, December 31, 2010, and the date the financial statements were issued.

On November 21, 2011, the Company signed a Plan and Agreement of Triangular Merger with VR Holdings, Inc., and VRH Merger Sub, Inc.  Pursuant to the agreement, VR Holdings, Inc. formed a wholly owned subsidiary (VRH Merger Sub, Inc.) which the Company will be merged into at closing.  See Note 1.

Litigation Dynamics, Inc.

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$792	$–
Due from related party	10,000	–
Notes receivable, net of allowance for doubtful accounts ($16,826 and $0, respectively)	63,174	–
Notes receivable–related parties, net of allowance for doubtful accounts ($8,174 and $0, respectively)	30,688	–
Total current assets	104,654	–
Total Assets	$104,654	$–

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accrued expenses	$27,594	$–
Deferred revenue	10,000	–
Due to related parties	18,334	–
Notes payable	300,000	–
Total current liabilities	355,928	–
Total Liabilities	355,928	–

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock, $0.01 par value, 100,000 shares authorized; 26,000 shares issued and outstanding	260	260
Additional paid-in capital	740	740
Accumulated deficit	(252,274)	(1,000)
Total Shareholders' Equity (Deficit)	(251,274)	–
Total Liabilities and Shareholders' Equity (Deficit)	$104,654	$–

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statements of Operations

For the Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	For the Nine Months Ended
	September 30,
	2011	2010

Revenues	$90,180	$–
Operating expenses:
General and administrative	316,127	–
Total operating expenses	316,127	–

Other expense:
Interest expense	25,327	–
	25,327	–

Loss from operations before income taxes	(251,274)	–
Provision for income taxes	–	–

Net loss	$(251,274)	$–

Net loss per common share – basic and diluted	$(9.66)	$–

Weighted average shares outstanding – basic and diluted	26,000	26,000

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statement of Changes in Shareholders' Equity (Deficit)

For the Nine Months ended September 30, 2011

(Unaudited)

					Total
			Additional		Shareholders'
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balances, December 31, 2010	26,000	$260	$740	$(1,000)	$–
Net loss	–	–	–	(251,274)	(251,274)
Balances, September 30, 2011	26,000	$260	$740	$(252,274)	$(251,274)

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Statements of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	For the Nine Months Ended
	September30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(251,274)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt	25,000	–
Changes in operating assets and liabilities:
Accrued expenses	27,594	–
Deferred revenue	10,000
Due to related parties	18,334	–
Net cash used in operating activities	(170,346)	–

Cash Flows From Investing Activities
Due from related party	(10,000)	–
Issuance of notes receivable	(80,000)	–
Issuance of notes receivable- related parties	(38,862)	–
Net cash used in investing activities	(128,862)	–

Cash Flows From Financing Activities
Proceeds from notes payable	300,000	–
Net cash provided by financing activities	300,000	–
Net increase in cash and cash equivalents	792	–
Cash and cash equivalents, beginning of period	–	–
Cash and cash equivalents, end of period	$792	$–

Supplemental disclosure information:
Income taxes paid	$–	$–
Interest paid	$–	$–

See accompanying notes to the financial statements.

Litigation Dynamics, Inc.

Notes to Financial Statements

(Unaudited)

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

Litigation Dynamics, Inc. (the “Company”) was formed on February 11, 1997 to provide litigation support services.  The Company provides services that ensure efficient, cost-effective litigation project management and litigation business management.  By leveraging our unique expertise and industry experience in corporate, civil, criminal and government litigation, the Company resolves complex challenges in litigation through the use of electronic data discovery combined with the clear understanding of the litigation process.  The Company ceased to have any activities in year 2000 and resumed its operation in 2011.

On October 26, 2011, the Company signed a letter of intent to merge with VR Holdings Inc.  The letter of intent was followed up by the signing of a Plan and Agreement of Triangular Merger between VR Holdings, Inc., VRH Merger Sub, Inc. (a Texas corporation), and the Company on November 21, 2011.  Under the terms and conditions of this agreement, VR Holdings, Inc. formed a wholly owned subsidiary (VRH Merger Sub, Inc.) which the Company will be merged into at closing, and the name of VRH Merger Sub, Inc. will be changed to Litigation Dynamics, Inc. (the “new LDI”).  The shares of the Company will be exchanged for 17,500,000 shares of VR Holdings, Inc. at the closing date of the merger.  For every dollar of revenue generated by the new LDI during the first two years of operations after the merger, the original shareholder of the Company will receive two shares of VR Holdings, Inc. up to a maximum of 20,000,000 additional shares.  Subsequent to the merger, the new LDI will continue to be a provider of hosted litigation eDiscovery software and support services.

NOTE 2.  SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The interim unaudited consolidated financial statements of the Company include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.  All such adjustments are of a normal recurring nature.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.  These investments are carried at cost, which approximates fair value.

Allowance for doubtful accounts

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the notes receivable balance.  We determine the allowance based on known troubled accounts, and other currently available evidence.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.  Revenue in 2011 consists of consulting services provided to a third party.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes.  Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws.  In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”).  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Earnings (loss) per common share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for all periods.  Diluted earnings per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares outstanding, increased by common stock equivalents.  Common stock equivalents represent incremental shares issuable upon exercise of outstanding warrants.  However, potential common shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Recently adopted accounting pronouncements

There were various accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company currently has no assets, no sources of recurring revenue and has generated cumulative net losses of $252,274 from inception to September 30, 2011.  Although the Company was formed in 1997, the Company only has a short operating history.  The Company cannot predict if and when the Company may generate profits.  The Company expects to finance its operations primarily through future financings and operating cash flows expected from its future operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4.  NOTES RECEIVABLE

Notes receivable consists of the following as of September 30, 2011 and December 31, 2010:

	September 30, 2011	December 31, 2010
Notes receivable	$80,000	$–
Less: Allowance for doubtful accounts	(16,826)	–
Total	$63,174	$–

Notes receivable were issued during the period from March to July 2011, are due on demand with interest at 18%. As of September 30, 2011 and December 31, 2010, no interest receivable was accrued as the Company does not expect to collect the interest.

NOTE 5.  RELATED PARTY TRANSACTIONS

As discussed below, September 30, 2011, Litigation Dynamics had a balance due of $5,000 to its president and the sole shareholder before the Merger, Michael Moore, for services provided to Litigation Dynamics.  Mr. Moore is currently serving as vice president, chief operations officer, secretary, treasurer, and a director of Litigation Dynamics.  As a result of the Merger, Mr. Moore has been elected as a director of VR Holdings.

In addition, at September 30, 2011, Litigation Dynamics, pursuant to promissory notes, was owed a total of $38,862 by various companies affiliated with Mr. Moore and Zane Russell.  Mr. Russell is the president, chief executive officer, and a director of Litigation Dynamics, and as a result of the Merger, Mr. Russell has been elected as a director of VR Holdings.  The amounts owed are as follows:

•The sum of $11,250 owing by Pine Springs Capital, LLC., pursuant to a promissory note dated March 31, 2011.  Mr. Russell is the managing member of Pine Springs Capital, LLC.

•The sum of $3,930 owing by New Course Group, pursuant to a promissory note dated June 10, 2011.  Mr. Russell is the managing member of New Course Group.

•The sum of $5,711 owing by New Course Group, pursuant to a promissory note dated June 3, 2011.  Mr. Russell is the managing member of New Course Group.

•The sum of $4,000 owing by Pine Springs Capital, LLC., pursuant to a promissory note dated May 20, 2011.  Mr. Russell is the managing member of Pine Springs Capital, LLC.

•The sum of $3,221 owing by New Course Group, pursuant to a promissory note dated June 29, 2011.  Mr. Russell is the managing member of New Course Group.

•The sum of $2,500 owing by ProduClear Inc., pursuant to a promissory note dated April 13, 2011.  Messrs. Moore and Russell are directors of ProduClear Inc.

•The sum of $3,250 owing by Texas Golfer Magazine, pursuant to a promissory note dated April 1, 2011.  Mr. Russell is the managing member of Texas Golfer Magazine.

•The sum of $5,000 owing by Trekmore, pursuant to a promissory note dated April 8, 2011.  Mr. Russell is the president of Trekmore.

All of the above-described notes totaling $38,862 bear interest of 18% per annum and were due six months after origination. Although all of these notes receivable are currently are past due, management expects all of the notes to be ultimately paid, inasmuch as the payees of the notes are all controlled by Messrs. Moore and Russell.

At September 30, 2011, Litigation Dynamics was indebted to Mr. Moore and related entities, as follows:

•The sum of $5,000 was owed to Mr. Moore for services rendered by Mr. Moore to Litigation Dynamics.  This payable is due on demand, is non-interest bearing and has no maturity date.

•The sum of $5,000 was owed to Pine Springs Capital, LLC for legal and accounting services.  Mr. Russell is the managing member of Pine Springs Capital, LLC.  This payable is due on demand, is non-interest bearing and has no maturity date.

•The sum of $8,334 was owed to New Course Group for computer equipment.  Mr. Russell is the managing member of New Course Group.  This payable is due on demand, is non-interest bearing and has no maturity date.

•The sum of $10,000 was owed to Pine Springs Capital, LLC for legal and accounting services.  Mr. Russell is the managing member of Pine Springs Capital, LLC.  This payable is due on demand, is non-interest bearing and has no maturity date.

NOTE 6.  NOTES PAYABLE

Notes payable consists of the following:

	September 30,2011	December 31, 2010
Note payable dated April 8, 2011 with interest at 18%; principal and interest due on November 30, 2011; unsecured; currently in default	$75,000	$–
Note payable dated April 8, 2011 with interest at 18%; principal and interest due on November 30, 2011; unsecured; currently in default	75,000	–
Note payable dated May 5, 2011 with interest at 18%; principal and interest due on January 31, 2012; unsecured; currently in default	50,000	–
Note payable dated April 19, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	5,000	–
Note payable dated April 25, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	50,000	–
Note payable dated March 21, 2011 with interest at 18%; principal and interest due on May 31, 2012; unsecured; currently in default	45,000	–
Total	$300,000	$–

The sum of $200,000 of the above-described notes payable is currently in default; $150,000 was due on November 30, 2011, and $50,000 was due on January 31, 2012.  As of the date of this Report, management is working with the holders of the $300,000 in notes payable, including those currently in default, to convert the notes into shares of the common stock of VR Holdings. As of the date of this report, management has not reached any agreements with the note holders.

NOTE 7.  SUBSEQUENT EVENTS

The Company evaluated events occurring between the end of its fiscal quarter, September 30, 2011, and the date the financial statements were issued.

On November 21, 2011, the Company signed a Plan and Agreement of Triangular Merger with VR Holdings, Inc., and VRH Merger Sub, Inc.  Pursuant to the agreement, VR Holdings, Inc. formed a wholly owned subsidiary (VRH Merger Sub, Inc.) which the Company will be merged into at closing.  The merger closed on January 20, 2012.  See Note 1.

PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma combined balance sheet as of September 30, 2011 and the unaudited pro forma combined statement of operations for the year ended September 30, 2011 are derived from the consolidated financial statements of VR Holdings, Inc. and Litigation Dynamics, Inc.  The unaudited pro forma combined balance sheet is presented as if the merger had occurred as of September 30, 2011 (VR Holdings Inc.’s fiscal year-end).  The unaudited pro forma combined statement of operations is presented as if the merger had occurred on October 1, 2010 (the beginning of VR Holdings Inc.’s 2011 fiscal year).

The merger has been accounted for under the acquisition method of accounting, under which the total purchase price consideration is allocated to assets and liabilities assumed based upon their fair values.  The preliminary allocation of purchase price is based upon the best information available and is provisional pending, among other things, the finalization of the valuation of intangible assets and other management estimates of fair values.  During the measurement period (which is not to exceed one year from the acquisition date), additional assets, or liabilities may be recognized if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date.  The preliminary purchase price allocation may be adjusted after obtaining additional information regarding, among other things, asset valuation, liabilities assumed and revisions of previous estimates.

The pro forma combined balance sheet and statement of operations are presented for informational purposes only and are not necessarily indicative of the results of operations that actually would have been achieved had the sale been consummated as of that time, nor is it intended to be a projection of future results.  The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with (1) the consolidated financial statements of VR Holdings Inc. included in its annual report on Form 10-K for the year ended September 30, 2011, and (2) the accompanying financial statements of Litigation Dynamics, Inc.

VR Holdings, Inc.

Pro Forma Combined Balance Sheet

(Unaudited)

	VR Holdings, Inc. September 30, 2011	Litigation Dynamics, Inc. September 30, 2011	Pro Forma Adjustments		Pro Forma Combined September 30, 2011

Assets
Current Assets
Cash and cash equivalents	$–	$792	$–		$792
Due from related party	–	10,000	–		10,000
Notes receivables	–	63,174	–		63,174
Notes receivables-related parties	–	30,688	–		30,688
Total current assets	–	104,654	–		104,654
Goodwill	–	–	2,876,274	(2)	–
			(2,876,274)	(3)
Total Assets	$–	$104,654	$–		$104,654

Liabilities and Shareholders' Deficit
Current Liabilities
Accounts payable and accrued expenses	$257,875	$27,594	$–		$285,469
Deferred revenue	–	10,000			10,000
Due to related parties	–	18,334	–		18,334
Notes Payable	–	300,000	–		300,000
Total current liabilities	257,875	355,928	–		613,803
Total Liabilities	257,875	355,928	–		613,803

Shareholders' Deficit
Common Stock	441	260	18	(2)	459
			(260)	(1)
Additional paid-in capital	8,645,719	740	2,624,982	(2)	11,270,701
			(740)	(1)
Accumulated deficit	(15,492,955)	(252,274)	252,274	(1)	(11,780,309)
			(2,876,274)	(3)
			6,588,920	(4)	–
Deficit accumulated during the development stage	6,588,920	–	(6,588,920)	(4)	–
Total shareholders' deficit	(257,875)	(251,274)	–		(509,149)
Total Liabilities and Shareholders' Deficit	$–	$104,654	$–		$104,654

(1) To eliminate common stock, additional paid-in capital and accumulated deficit of Litigation Dynamics, Inc.

(2) To record issuance of 17,500,000 shares of VR Holdings, Inc. common stock and goodwill related to excess purchase price.

(3) To impair goodwill.

(4) To reclassify deficit accumulated during the development stage to accumulated deficit.

VR Holdings, Inc.

Pro Forma Combined Statement of Operations

For the Twelve Months Ended September 30, 2010

(Unaudited)

	VR Holdings, Inc.	Litigation Dynamics, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	$–	$90,180	$–		$90,180

Operating expenses:
General and administrative	103,335	316,127	–		419,462
Impairment of goodwill			2,876,274	(1)	2,876,274
Total operating expenses	103,335	316,127	2,876,274		3,295,736

Loss from operations	(103,335)	(225,947)	(2,876,274)		(3,205,556)

Other expense:
Interest expense	–	25,327	–		25,327
Loss before income taxes
Provision for income taxes	–	–	–		–

Net loss	$(103,335)	$(251,274)	$(2,876,274)		$(3,230,883)

Net loss per common share-basic and diluted	$(0.00)				$(0.01)
Weighted average common shares outstanding, basic and diluted	440,758,343		17,500,000		458,258,343

(1)

Impairment of goodwill related to excess of purchase price over fair value of net assets of Litigation Dynamics, Inc.

VR HOLDINGS, INC.

77,897,598 Shares of

Common Stock

________________________

PROSPECTUS

________________________

_______, 2012

Until _______, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by VR Holdings in connection with the offering described in this registration statement.  All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$ 225
Accounting fees and expenses	25,000
Legal fees and expenses	63,775
Exchange offering expenses	10,000
Miscellaneous	1,000
Total	$100,000

Item 14.

Indemnification of Officers and Directors.

Our bylaws provide to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to VR Holdings or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our bylaws is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of VR Holdings) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

The Delaware corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of VR Holdings pursuant to the foregoing provisions, or otherwise, VR Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by VR Holdings of expenses incurred or paid by a director, officer or controlling person of VR Holdings in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, VR Holdings will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.

Recent Sales of Unregistered Securities.

During the last four years, we have issued 461,789,037 shares of our common stock, and warrants for the purchase of 2,000,000 shares of our common stock, as follows:

•

On July 25, 2006, we issued 314,681,091 shares Deohge Corp. in connection with the reorganization of VR Holdings, and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 27,820,643 shares to The Cancer Foundation, Inc. in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 1,632,196 shares to Mr. and Mrs. Morton M Lapides Sr. in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 2,974,413 shares to Pamela W Lapides in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 10,000,000 shares to John E. Baker for services rendered and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 10,000,000 shares to Barry L. Dahne for services rendered and in settlement of all claims against VR Holdings.

•

On July 25, 2006, we issued 1,000,000 shares to The Wall Street Group for services rendered and in settlement of all claims against VR Holdings.

•

On May 29, 2009, we issued 1,000,000 shares to Maurice A. Sone for legal services rendered and in settlement of all claims against VR Holdings.

•

On May 29, 2009, we issued 25,000,000 shares to John Foster Woods for legal services rendered and in settlement of all claims against VR Holdings.

•

On May 10, 2010, we issued 300,000 shares to Dr. Edwin C. Fulton for services rendered.

•

On August 24, 2010, we issued 100,000 shares of common stock to Island Capital Management LLC for services rendered.

•

On August 30, 2010, we issued a warrant for 1,000,000 shares dated August 30, 2010 to our attorney, Norman T. Reynolds, Esq. for services rendered.

•

On August 30, 2010, we issued a warrant for 1,000,000 shares dated August 30, 2010 to our attorney, Stephen H. Marcus, Esq. for services rendered.

•

On November 30, 2010, we issued 25,000,000 shares to John Baker for services rendered.

•

On November 30, 2010, we issued 100,000 shares to Lamar Neville for services rendered.

•

On November 30, 2010, we issued 100,000 shares to Harry J. Conn for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Robert B. Morris for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Barry L. Dahne for services rendered.

•

On February 22, 2011, we issued 7,000,000 shares to Tara K. Frame for services rendered.

We did not receive any funds in connection with the issuance of the above-described securities.

•

On August 22, 2011, we issued 50,000 shares to Rob Welsh, in exchange for an investment of $5,000, in cash.

•

On November 29, 2011, we issued 480,694 shares to James Bernard, in exchange for an investment of $48,069, in cash.

•

As part of its compensation for services rendered pursuant to the Letter Agreement described in Attachment E attached to the Plan of Merger, we agreed to issue to CapNet Securities Corporation 3,000,000 shares.  See “The Plan of Merger.”  Although the shares have not yet been actually delivered to CapNet Securities Corporation as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.

•

In connection with the Merger, each share of Litigation Dynamics Common Stock issued and outstanding common stock immediately prior to the Effective Date of the Merger was converted into the right to receive 175 shares of the VR Holdings Common Stock.  As a result, 17,500,000 shares of the VR Holdings Common Stock were agreed to be issued to J. Michael Moore, the one former holder of Litigation Dynamics Common Stock on January 20, 2012.  See “The Plan of Merger.”  Although the shares have not yet been actually delivered to Mr. Moore as of the date of this prospectus, they are treated as issued and outstanding because of a book entry by our transfer agent.

All securities bear a legend restricting their disposition.

The securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act.  Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our securities.  Our securities were sold only to an accredited investor, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion.  Finally, our stock transfer agent has been instructed not to transfer any of such securities, unless such securities are registered for resale or there is an exemption with respect to their transfer.

Item 16.

Exhibits and Financial Schedules.

Exhibit No.	Identification of Exhibit
1.0**

Letter Agreement between CapNet Securities Corporation and VR Holdings, Inc. dated October 24, 2011, filed as Exhibit 1.0 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

2.0**

Plan and Agreement of Triangular Merger between VR Holdings, Inc., VRH Merger Sub, Inc. and Litigation Dynamics, Inc. dated November 21, 2011, filed as Exhibit 10.1 to the registrant’s Report on Form 8-K on November 23, 2011, Commission File Number 333-166884.

3.1**

Certificate of Incorporation of VR Holdings, Inc. filed with the Secretary of State of Delaware on November 2, 1998, filed as Exhibit 3.1 to the registrant’s registration statement on July 20, 2010, Commission File Number 333-166884.

3.2**

Certificate of Amendment of Certificate of Incorporation of VR Holdings, Inc. filed with the Secretary of State of Delaware on June 2, 2008, filed as Exhibit 3.2 to the registrant’s registration statement on July 20, 2010, Commission File Number 333-166884.

3.3**	Original Bylaws of VR Holdings, Inc., filed as Exhibit 3.3 to the registrant’s registration statement on July 20, 2010, Commission File Number 333-166884.
3.4**

Amended and Restated Certificate of Incorporation of VR Holdings, Inc. adopted May 14, 2010, filed as Exhibit 3.4 to the registrant’s registration statement on July 20, 2010, Commission File Number 333-166884.

3.5**	Amended and Restated Bylaws of VR Holdings, Inc. adopted May 14, 2010, filed as Exhibit 3.5 to the registrant’s registration statement on July 20, 2010, Commission File Number 333-166884.
3.6**

Articles of Incorporation of VRH Merger Sub, Inc. filed with the Secretary of State of Texas on November 14, 2011, and subsequently amended on January 20, 2012, by Articles of Merger between VRH Merger Sub, Inc. and Litigation Dynamics, Inc. filed with the Secretary of State of Texas on January 20, 2012. to reflect the change of the name of VRH Merger Sub, Inc. to Litigation Dynamics, Inc., filed as Exhibit 3.6 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

3.7**

Bylaws of VRH Merger Sub, Inc. adopted on November 21, 2011, and subsequently amended on January 20, 2012 to reflect the change of the name of VRH Merger Sub, Inc. to Litigation Dynamics, Inc., filed as Exhibit 3.7 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

3.8**

Articles of Merger between VRH Merger Sub, Inc. and Litigation Dynamics, Inc. filed with the Secretary of State of Texas on January 20, 2012, filed as Exhibit 3.8 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

5.0*	Opinion of Counsel.
10.1**	Charter of the Audit Committee of VR Holdings, Inc., filed as Exhibit 10.1 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.2**	Code of Business Conduct of VR Holdings, Inc., filed as Exhibit 10.2 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.3**

Code of Ethics for Senior Executive Officers and Senior Financial Officers of VR Holdings, Inc., filed as Exhibit 10.3 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.

10.4**	Charter of the Compensation Committee of VR Holdings, Inc., filed as Exhibit 10.4 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.5**	Corporate Governance Principles of the Board of Directors of VR Holdings, Inc., filed as Exhibit 10.5 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.6**	Charter of the Executive Committee of the Board of Directors of VR Holdings, Inc., filed as Exhibit 10.6 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.7**	Charter of the Finance Committee of VR Holdings, Inc., filed as Exhibit 10.7 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.8**	Charter of the Governance and Nominating Committee of VR Holdings, Inc., filed as Exhibit 10.8 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.9**	Executive Summary Memorandum, filed as Exhibit 10.9 to the registrant’s registration statement on May 17, 2010, Commission File Number 333-166884.
10.10**	Assignment of Claims, filed as Exhibit 10.10 to the registrant’s registration statement on September 9, 2010, Commission File Number 333-166884.
10.11**	Form of Settlement with the claimants, filed as Exhibit 10.11 to the registrant’s registration statement on April 29, 2011, Commission File Number 333-166884.
10.12**	Warrant dated August 30, 2010 issued to Norman T. Reynolds, Esq., filed as Exhibit 10.12 to the registrant’s registration statement on September 9, 2010, Commission File Number 333-166884.
10.13**	Warrant dated August 30, 2010 issued to Stephen H. Marcus, Esq., filed as Exhibit 10.13 to the registrant’s registration statement on September 9, 2010, Commission File Number 333-166884.
10.14**

Employment Agreement between Litigation Dynamics, Inc. and Zane Russell dated January 20, 2012, filed as Exhibit 10.14 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

10.15**

Employment Agreement between Litigation Dynamics, Inc. and J. Michael Moore dated January 20, 2012, filed as Exhibit 10.15 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

10.16**

Master Services Agreement between Litigation Dynamics, Inc. and VR Holdings, Inc. dated January 20, 2012, filed as Exhibit 10.16 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

10.17**

Subscription Agreement executed by Litigation Dynamics, Inc. shareholders on January 20, 2012, in connection with the merger of VRH Merger Sub, Inc. and Litigation Dynamics, Inc., filed as Exhibit 10.17 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.

10.18**

Promissory note executed by Pine Springs Capital, LLC dated March 31, 2011, in the amount of $11,250.00 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.18 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.19**

Promissory note executed by New Course Group dated June 10, 2011, in the amount of $3,930.55 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.19 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.20**

Promissory note executed by New Course Group dated June 3, 2011, in the amount of $5,711.38 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.20 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.21**

Promissory note executed by Pine Springs Capital, LLC dated May 20, 2011, in the amount of $4,000.00 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.21 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.22**

Promissory note executed by New Course Group dated June 29, 2011, in the amount of $3,220.51 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.22 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.23**

Promissory note executed by ProduClear, Inc. dated April 13, 2011, in the amount of $2,500.00 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.23 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.24**

Promissory note executed by Texas Golfer Magazine dated April 1, 2011, in the amount of $3,250.00 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.24 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.25**

Promissory note executed by Trekmore dated April 8, 2011, in the amount of $5,000.00 payable to the order of Litigation Dynamics, Inc., filed as Exhibit 10.25 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.26**

Promissory note executed by Litigation Dynamics, Inc. dated May 5, 2011, in the amount of $50,000.00 payable to the order of Robert Embry, filed as Exhibit 10.26 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.27**

Promissory note executed by Litigation Dynamics, Inc. dated April 25, 2011, in the amount of $50,000.00 payable to the order of Michael Jud, filed as Exhibit 10.27 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.28**

Promissory note executed by Litigation Dynamics, Inc. dated April 19, 2011, in the amount of $5,000.00 payable to the order of Michael Jud, filed as Exhibit 10.28 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.29**

Promissory note executed by Litigation Dynamics, Inc. dated April 8, 2011, in the amount of $75,000.00 payable to the order of Robert Embry, filed as Exhibit 10.29 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.30**

Promissory note executed by Litigation Dynamics, Inc. dated April 8, 2011, in the amount of $75,000.00 payable to the order of 2005 Braden Interest, Ltd., filed as Exhibit 10.30 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

10.31**

Promissory note executed by Litigation Dynamics, Inc. dated March 21, 2011, in the amount of $45,000.00 payable to the order of Charles Jud, filed as Exhibit 10.31 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

11.0***	Statement Regarding Computation of Per Share Earnings.
21.1**	Subsidiaries of the registrant, filed as Exhibit 21.1 to the registrant’s Report on Form 8-K/A on January 23, 2012, Commission File Number 333-166884.
23.1*	Consent of Counsel.(Contained within Exhibit 5.0)
23.2*	Consent of Independent Certified Public Accountants.
99.1**

Audited Financial Statements of Litigation Dynamics, Inc., a Texas corporation, and Pro forma financial information, filed as Exhibit 99.1 to the registrant’s Report on Form 8-K/A on March 7, 2012, Commission File Number 333-166884.

____________

*

Filed herewith.

**

Previously filed.

***

Incorporated by reference from the material contained in the registration statement.

Item 17.

Undertakings.

(a)

The undersigned Registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

Each prospectus filed pursuant to Rule 424(b) of Regulation C as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of Regulation C, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, Maryland, on July 31, 2012.

VR HOLDINGS, INC.

By  /s/ John E. Baker

John E. Baker, Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
/s/ John E. Baker John E. Baker	Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, and Director	July 31, 2012

/s/ Lamar Neville Lamar Neville	Vice President, Secretary, Treasurer, and Director	July 31, 2012

/s/ Harry J. Conn Harry J. Conn	Director	July 31, 2012

/s/ J. Michael Moore J. Michael Moore	Director	July 31, 2012

/s/ Zane Russell Zane Russell	Director	July 31, 2012